UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Soliciting Material under §240.14a-12

HERTZ GLOBAL HOLDINGS, INC.

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Notice of 2025 Annual Meeting and
Proxy Statement

Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928
April 8, 2025
Dear Fellow Stockholders:
On behalf of the Board of Directors, I am pleased to invite you to attend our 2025 Annual Meeting of Stockholders, to be held at 10:00 a.m. Eastern Time on Wednesday, May 21, 2025. You can participate, vote your shares, and submit your questions during the virtual meeting by visiting www.virtualshareholdermeeting.com/HTZ2025.
While 2024 was undoubtedly a challenging year, we are focused on stabilizing the business through execution of our “Back-To-Basics” roadmap, and we are taking necessary actions that we firmly believe will enable long-term success. A year into my tenure and with our new leadership team, we are working in a more efficient organizational structure and building a high-performance culture that is driven to win by making meaningful progress on our core financial pillars: fleet, revenue, and cost management.
With over half a million vehicles, world-class fleet management is central to our success, which is why we are transforming our fleet into a business advantage through our “buy-right, hold-right, sell-right” strategy. Our fleet rotation is well underway, and by remaining focused on customer satisfaction, operational excellence, and revenue management, we are turning our fleet from a headwind to a tailwind for the business. As a leading used car dealer, we also recognize the unique opportunity that Hertz Car Sales presents, which is why we have laid the groundwork to make retail our primary car-selling channel. Our cost optimization and efficiency initiatives are ongoing, and we have made good progress on the core cost components of the business, such as labor, maintenance, collision, and supply chain.
We know that to truly earn customer loyalty, we must build back trust and confidence in our service. In 2024, we directly confronted the issues that drive customer satisfaction by addressing key pain points. By putting ourselves on the other side of the counter and in our customer’s shoes, we have seen strong gains in customer satisfaction, both in our core customer experience and in our customer service recovery. Our passion for a better experience will not stop here, and we are committed to making 2025 a breakout year for our customers.
Our focus for 2025 is clear: excellence in execution. As a global business with an iconic brand and a vast customer base, we have the infrastructure, scale, and expertise to lead the industry once again in fleet asset management and operational excellence, and in delivering an unmatched customer experience. With our world-class team, I am confident we have laid the groundwork to once again lead in the mobility space and deliver for all of our stakeholders.
On behalf of our entire team, I thank you for your continued investment in, and ongoing support of, our Company.
Sincerely,
Wayne “Gil” West
Chief Executive Officer

We are pleased to provide access to our proxy materials via the internet. Our Notice of 2025 Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended December 31, 2024 are available at www.proxyvote.com.
We began making our proxy materials available on or about April 8, 2025.
If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of 2025 Annual Meeting, Proxy Statement, and Annual Report, unless you specifically request a copy. You may request a copy by following the instructions on the Notice of Internet Availability of Proxy Materials.

Notice of 2025 Annual Meeting
When: 10:00 a.m. Eastern Time, Wednesday, May 21, 2025
Where: Via the internet at www.virtualshareholdermeeting.com/HTZ2025
Who May Vote: Stockholders of record at the close of business on Monday, March 24, 2025
The 2025 annual meeting of stockholders will be held virtually via live webcast. This format allows stockholders to participate from anywhere, facilitating stockholder attendance and providing a consistent experience to all stockholders, while keeping costs low. You will be able to attend the annual meeting, vote, and submit questions virtually.
Items of Business:
1.	Election of four director nominees to our Board of Directors;
2.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2025;
3.	Approval, on an advisory basis, of the compensation of our named executive officers; and
4.	Transaction of any other business properly brought before the 2025 Annual Meeting.
Every stockholder’s vote is important. We encourage you to vote promptly using any of the methods outlined on page 99 of this Proxy Statement.
By Order of the Board of Directors,
Katherine Lee Martin
Executive Vice President, General Counsel, and Corporate Secretary
Estero, Florida
April 8, 2025

Solicitation of Proxies	102
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting	102
Other Business	103
Proposals for the 2026 Annual Meeting of Stockholders	103
Householding of Proxy Materials	104
Annex A: Non-GAAP Measures	A-1

2025 Proxy Statement Summary
The enclosed proxy materials are being provided in connection with the solicitation by the Board of Directors (the “Board”) of Hertz Global Holdings, Inc. (“Hertz,” the “Company,” “we,” “our,” or “us”) (Nasdaq: HTZ) of proxies to be voted at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”).
This summary does not contain all of the information within this proxy statement (this “Proxy Statement”) that you should consider prior to casting your vote.
Annual Meeting of Stockholders: Key Information
■ Time and Date:	10:00 a.m. Eastern Time, Wednesday, May 21, 2025
■ Record Date:	March 24, 2025
■ Format:	Virtual at www.virtualshareholdermeeting.com/HTZ2025
These materials were first sent or made available to stockholders on April 8, 2025. The Company’s principal executive offices are located at 8501 Williams Rd, Estero, Florida 33928.
Voting Matters and Board Recommendations
Voting Matters	Board Recommendations	Pages
1
Election of Four Director Nominees to the Company’s Board
■
The Company’s director nominees — like its other Board members — have the skills, experience, and expertise to enable them to address the Company’s evolving needs and represent the best interests of the Company’s stockholders.

	FOR each nominee	3-15
2
Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor for the Fiscal Year Ending December 31, 2025
■
Ernst & Young LLP is an independent auditing firm with the requisite knowledge, experience, and expertise to accurately audit the Company’s financial statements.

■
Audit and permitted non-audit services are pre-approved by the Audit Committee of the Company’s Board.

	FOR	34-35
3
Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers
■
The Company’s executive compensation program is designed to align pay with Company performance and stockholder interests.

	FOR	39-72
Hertz Global Holdings, Inc. | 2025 Proxy Statement 1

2025 Proxy Statement Summary
Our Company
Our Company is one of the world’s leading car rental and mobility solutions providers. Our Company’s subsidiaries and licensees operate the Hertz, Dollar, Thrifty, and Firefly vehicle rental brands, with approximately 11,200 rental locations in 160 countries around the globe, as well as the Hertz Car Sales brand, which offers a range of quality, competitively priced used cars for sale online and at locations across the United States, and the Hertz 24/7 car-sharing business in Europe.
Hertz pioneered the car rental industry, and the Hertz brand is one of the most recognized brands globally. For more than a century, Hertz has offered innovative, differentiated products to make every rental experience seamless and special. We believe customers choose Hertz for its wide selection of top-rated vehicles, for its free Hertz Gold Plus Rewards® loyalty program, and because of Hertz’s thousands of convenient locations.
The success of our business is driven by our people. We are cultivating a high-performance culture where perseverance, ownership, and excellence are rewarded. Our commitment is to foster an environment where innovation thrives, accountability is clear, and every team member feels empowered to excel in his or her role. Accountability requires measurement, and our management operating systems, along with rigorous performance reviews and reward systems aligned to the success of the business, are crucial for achieving the Company’s goals. We believe that we empower our employees, through their dedication and hard work, to build trust with our customers. By fostering strong relationships, our team strives to positively impact customer experiences, thereby creating trust and loyalty with our brands.

Key Statistics: Full Year 2024
≈ 11,200*
locations
≈ $9.0B
annual revenue
≈ 560K
rental vehicles
≈ 160*
countries
≈ 26,000
employees
≈ 25M
annual rentals
*Includes Company-operated and franchisee locations.

2 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 1: Election of Four Director Nominees
Our business is managed under the direction of the Company’s Board. Currently, our Board is comprised of 11 directors.
Our directors are divided into three classes, with one class of directors elected each year and each class serving a three-year term. The terms of our Class I directors expire at the 2025 Annual Meeting. Each of our Class II directors has a term that expires at the 2026 annual meeting of stockholders, and each of our Class III directors has a term that expires at the 2027 annual meeting of stockholders.
The structure of our Board was implemented in connection with our successful emergence, on June 30, 2021, from a voluntary Chapter 11 restructuring plan (the “Emergence”) that we undertook in the wake of the COVID-19 pandemic. Our Chapter 11 plan of reorganization was sponsored by a group (the “Sponsors”) comprised of, among others, funds associated with Knighthead Capital Management, LLC (“Knighthead”), Certares Management LLC (“Certares Management”), and Certares Opportunities LLC (“Certares Opportunities” and together with Certares Management and their affiliates, “Certares”). As part of the transactions undertaken pursuant to our plan of reorganization, CK Amarillo LP (“CK Amarillo”), which is an entity for which Knighthead and Certares Opportunities serve as investment managers, received approximately 41% of the Company’s newly issued shares of common stock as of the Emergence date. In addition, as of June 30, 2021, four individuals affiliated with the Sponsors became directors on our Board: two directors identified by Knighthead (Thomas Wagner and Andrew Shannahan) and two directors identified by Certares Opportunities (Michael Gregory O’Hara and Colin Farmer). Directors Wagner and O’Hara were subsequently nominated and elected by our stockholders to serve as Class I directors at the 2022 annual meeting of stockholders, and directors Shannahan and Farmer were subsequently nominated and elected by our stockholders to serve as Class III directors at the 2024 annual meeting of stockholders. Mr. O’Hara resigned from the Board in January 2023 and was reappointed to the Board in January 2024 to fill a vacancy.
According to filings made with the U.S. Securities and Exchange Commission (the “SEC”), based on shares issued and outstanding as of March 24, 2025 — and excluding the dilutive impact of (i) our outstanding publicly traded warrants (the “Public Warrants”) (Nasdaq: HTZWW), which are exercisable for shares of our common stock and (ii) any shares issuable pursuant to equity awards granted under our equity compensation plans — CK Amarillo’s ownership percentage was approximately 59% of the Company’s common stock. Nothing in the Company’s constituent documents provides Knighthead, Certares or their affiliates, including CK Amarillo, with the right to appoint or nominate individuals to the Board.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 3

Proposal 1: Election of Four Director Nominees
Upon the recommendation of its Governance Committee, the Board has considered and nominated the following slate of Class I director nominees for a three-year term, expiring at our 2028 annual meeting of stockholders: Francis S. Blake, Vincent J. Intrieri, Michael Gregory O’Hara, and Thomas Wagner.
The biographies that follow detail the age and principal occupations during at least the past five years for each director nominee, as well as for each other individual serving on our Board as of the date of this Proxy Statement. We have no reason to believe that any of the director nominees will be unable to serve if elected.
4 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 1: Election of Four Director Nominees
Director Nominees for Election at the 2025 Annual Meeting (Class I)
Francis S. Blake Age: 75 Director Since: August 2024
Mr. Blake has served as a director of the Company since August 2024, when he was recommended to the Governance Committee as part of a new-director search process conducted by the Company, with the assistance of a third-party search firm.
Mr. Blake served as Chair and Chief Executive Officer (“CEO”) of The Home Depot, Inc. (“Home Depot”), a home improvement retail company, from 2007 to 2014 and as Chair of the board of directors (the “board”) of Home Depot from 2014 to 2015. Mr. Blake was Executive Vice President and Vice Chair of the board of Home Depot from 2006 to 2007 and was Executive Vice President, Business Development and Corporate Operations of Home Depot from 2002 to 2006. Prior to that, Mr. Blake served as Deputy Secretary of the U.S. Department of Energy; in a series of executive positions (including General Counsel) at General Electric Company, an industrial products company; and as the General Counsel of the U.S. Environmental Protection Agency. Mr. Blake also served as Deputy Counsel to Vice President George H. W. Bush and clerked on the U.S. Supreme Court for Justice John Paul Stevens.
Mr. Blake has served on the board of UNIFI, Inc. (Nasdaq: UFI) since September 2022. In addition, he served on the boards of the following public companies: Macy’s, Inc. from 2015 to 2024; Delta Air Lines, Inc. (“Delta”) from 2014 to 2023 (serving as Non-Executive Chair from 2016 to 2023); The Procter & Gamble Company from 2015 to 2021; and The Southern Company from 2004 to 2009.
He also serves on the board of the Georgia Aquarium, a non-profit organization.

We believe Mr. Blake is qualified to serve on our Board because of the extensive financial, operational, and leadership experience he gained by serving as the Chair and CEO of a global retailer and because of his expertise in both the travel industry and the transportation sector as the former Chair of a global airline. Mr. Blake also brings deep corporate governance experience acquired by serving on other public company boards, as well as an extensive understanding of regulatory frameworks and policymaking, given his high-level public sector experience.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 5

Proposal 1: Election of Four Director Nominees
Vincent J. Intrieri Age: 68 Director Since: June 2016 Committees: Audit (Chair)
Mr. Intrieri has served as a director of the Company since June 2016.
Mr. Intrieri is CEO and Founder of VDA Capital Management LLC, a private investment fund founded in 2017. From 1998 to 2016, Mr. Intrieri was employed, in various investment-related capacities, by entities associated with Carl Icahn, serving from 2008 to 2016, as Senior Managing Director of Icahn Capital LP and from 2004 to 2016, as Senior Managing Director of Icahn Offshore LP. Prior to that, Mr. Intrieri was a partner at Arthur Andersen LLP. He was also previously a Certified Public Accountant.
Mr. Intrieri has served as a member of the board of International Flavors & Fragrances, Inc. (NYSE: IFF) since January 2025. In addition, he has served as Non-Executive Chair of SandRidge Energy, Inc. (NYSE: SD) since October 2024 and as a director of Transocean Ltd. (NYSE: RIG) since May 2014. Mr. Intrieri also served as a director of Navistar International Corporation from 2012 to 2021 and as a director of numerous other publicly traded companies prior to 2019, including the following: Energen Corporation; Conduent Incorporated; Chesapeake Energy Corporation; CVR Refining, LP; Forest Laboratories, Inc.; CVR Energy, Inc.; Federal-Mogul Corporation; and others.
Mr. Intrieri is Chair of the Board’s Audit Committee.

We believe Mr. Intrieri is exceptionally qualified to serve on our Board because of his expertise in financial and accounting matters, as well as his strategic insight into global operations. As a former Certified Public Accountant and accounting partner, and as the current CEO of a private investment fund, Mr. Intrieri has a robust understanding of finance and capital markets. In addition, with current and prior service on more than 10 public company boards, he brings a wealth of knowledge and perspective that is invaluable to our organization.
6 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 1: Election of Four Director Nominees
Michael Gregory O’Hara Age: 59 Director Since: January 2024
Mr. O’Hara has served as a director of the Company since January 2024, after previously serving on the Board from June 2021 to January 2023. Mr. O’Hara was originally appointed to the Board in connection with the Emergence, resigned from the Board due to his professional obligations, and then rejoined the Board in January 2024 after he was recommended by the Governance Committee, made up of non-management directors of the Board, to fill a vacancy created by the resignation of another director.
Mr. O’Hara is the Founder and a Senior Managing Director of Certares Management, an investment services firm focused primarily on the travel, tourism, and hospitality sectors. Prior to forming Certares Management, he served as Chief Investment Officer of JPMorgan Chase’s Special Investments Group (“JPM SIG”). Prior to JPM SIG, Mr. O’Hara was a Managing Director of One Equity Partners (“OEP”), the private equity arm of JPMorgan. Before joining OEP in 2005, he served as Executive Vice President and as a member of the board of Worldspan Corporation, a privately held provider of travel technology and content.
Mr. O’Hara has served as a director of TripAdvisor, Inc. (Nasdaq: TRIP) since March 2020; in addition, he was its Vice Chair from 2020 to 2023. He has also served as the Chair of American Express Global Business Travel (“Amex GBT”) (NYSE: GBTG) since 2014. From 2020 to 2023, Mr. O’Hara was on the board of Liberty TripAdvisor Holdings, Inc. and served as its Vice Chair. He co-founded GO Acquisition Corp., a special purpose acquisition company, in 2020 and served as its Co-CEO and as a member of its board from 2020 to 2022.
In addition to his public company directorships, Mr. O’Hara has served as a director of the World Travel & Tourism Council since 2019 and has been its Chair since 2023. He is also on the board of Certares Holdings, where he is the Head of its Investment Committee and is a member of its Management Committee. Additionally, he is a member of the Investment Committee and Management Committee of both CK Opportunities Fund and Certares Real Estate Holdings. Mr. O’Hara was also a director of Mystic Invest from 2019 to 2020 and of Internova (“Internova”) from 2008 to 2020.

We believe Mr. O’Hara is qualified to serve on our Board because of his profound knowledge of, and experience in, the travel industry, his extensive background in investment analysis and management, and the governance experience he has gained by serving on other public company boards.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 7

Proposal 1: Election of Four Director Nominees
Thomas Wagner Vice Chair of the Board Age: 55 Director Since: June 2021
Mr. Wagner has served as a director of the Company and as Vice Chair of the Board since June 2021.
Mr. Wagner co-founded Knighthead, an event-driven and deep value-focused SEC-registered investment advisor in September 2008, which specializes in investing in companies that need financial and operational restructuring; he currently serves as Managing Member. Prior to forming Knighthead, Mr. Wagner was a Managing Director at Goldman, Sachs & Co., and he also held roles at Credit Suisse First Boston and Ernst & Young LLP (“EY”).
Mr. Wagner serves on the boards of several private entities, including as board Chair of Birmingham City Football Club Limited and certain of its affiliates since 2023; Singer Vehicle Design since 2021; Trinity Cyber, Inc. since 2016, serving as its Chair since 2018; and Knighthead Annuity & Life Assurance Company (“Knighthead Annuity”) since 2014, serving as its Co-Chair since 2014. In addition, he serves on the Investment Committee of Villanova University as an advisor (and is a former member of the Board of Trustees), the National Advisory Board for Youth, Inc., and the National Leadership Council for the Navy SEAL Foundation, where he has been a board member since 2024.

We believe Mr. Wagner is qualified to serve on our Board because of his deep strategic expertise in capital markets, in investment management, and in the transportation sector, as well as his significant knowledge of business restructurings.
The Board of Directors recommends that stockholders vote FOR the election of each Class I director nominee to our Board of Directors.
8 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 1: Election of Four Director Nominees
Incumbent Directors: Terms Expiring at the 2026 Annual Meeting (Class II)
Lucy Clark Dougherty Age: 56 Director Since: August 2024
Ms. Clark Dougherty has served as a director of the Company since August 2024, when she was recommended to the Governance Committee as part of a new-director search process conducted by the Company, with the assistance of a third-party search firm.
Ms. Clark Dougherty has served as Executive Vice President and Chief Legal Officer of Eaton Corporation plc (“Eaton”), a global intelligent power management company, since April 2025. She joined Eaton in January 2025 as General Counsel. Ms. Clark Dougherty was Senior Vice President, General Counsel, and Secretary of Polaris Inc., a powersport vehicle company, from January 2018 to December 2024.
Prior to that, Ms. Clark Dougherty held multiple legal leadership roles at General Motors Company, an automotive manufacturing company, where she worked from 2010 to 2018, including Deputy General Counsel, Global Markets, Autonomous Vehicles, and Transportation as a Service; Deputy General Counsel, Commercial, Product Safety, and Regulatory; Vice President and General Counsel, General Motors North America; Chief Legal Advisor, Global Vehicle Safety; and Executive Director, Legal, Government Relations, and Global Public Policy. Previously, in the President George W. Bush Administration, Ms. Clark Dougherty served as Counselor to Secretary Ridge, Chief Legal Officer at the U.S. Department of Homeland Security, and in the U.S. Department of Justice’s Environment and Natural Resources Division.

We believe that Ms. Clark Dougherty is qualified to serve on our Board because of her extensive experience in the mobility sector and because of her expertise in public company legal, compliance, and corporate governance matters acquired through her service as a senior executive in both the public and the private sectors.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 9

Proposal 1: Election of Four Director Nominees
Jennifer Feikin Age: 57 Director Since: July 2021 Committees: Audit; Governance
Ms. Feikin has served as a director of the Company since July 2021.
Ms. Feikin was, from 2007 to 2020, an independent business advisor, focusing on advising non-profits, start-up companies, and large media companies. Prior to becoming an independent business advisor, Ms. Feikin was Director of Google Video at Google, Inc. (now Alphabet, Inc.). She also worked in business development at AOL Time Warner, as well as in business affairs at 20th Century Fox, Fox Searchlight, and Morgan Creek Productions. Ms. Feikin began her career at McKinsey & Company, where she was a management consultant.
Ms. Feikin has been an independent mutual fund board member, serving, since 2023, on the boards of American Funds Insurance Funds, American Funds Fund of Funds, and American Funds Fixed Income Funds; additionally, she has served on the boards of Capital Group Exchange Traded Funds since its inception in 2021. Ms. Feikin also served, from 2019 through 2022, on the boards of Capital Group Private Client Services Funds, Capital Group U.S. Equity Fund, American Funds International Vantage Fund, American Funds Global Insight Fund, and Emerging Markets Growth Fund.
Since October 2024, Ms. Feikin has served on the board of Youth Sports Alliance in Park City, Utah. She was on the Board of Trustees of The Nature Conservancy of Utah from 2021 to 2024.
Ms. Feikin is a member of the Board’s Audit Committee and the Board’s Governance Committee.

We believe that Ms. Feikin is qualified to serve on our Board because of her experience in strategic development and her expertise in digital technology, innovation, and consumer development, and due to the governance experience she has gained by serving as an independent mutual fund director.
10 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 1: Election of Four Director Nominees
Mark Fields Age: 64 Director Since: June 2021
Mr. Fields has served as a director of the Company since June 2021. In addition, he served as the Company’s Interim CEO from October 2021 to February 2022.
Mr. Fields is a Senior Advisor of TPG Capital LP, a private equity firm, a role he has held since October 2017. From 2014 to 2017, he served as President and CEO of Ford Motor Company (“Ford”). Mr. Fields joined Ford in 1989 and held various senior leadership roles throughout his tenure, including the following: President and CEO, Ford; Chief Operating Officer (“COO”), Ford; Executive Vice President, Ford and President, The Americas; Executive Vice President and CEO, Premier Automotive Group and Ford Europe; Chair and CEO, Premier Automotive Group; and President and CEO, Mazda Motor Corporation (“Mazda”), where he also served as a director.
Mr. Fields has served on the board of Lam Research Corporation (Nasdaq: LRCX) since August 2024 and on the board of Qualcomm Incorporated (Nasdaq: QCOM) since June 2018. In addition, he served previously on the boards of the following public companies: TPG Pace Beneficial II Corp. from 2021 to 2023; TPG Pace Solutions Corp. in 2021; International Business Machines (IBM) Corporation from 2016 to 2018; Ford from 2014 to 2017; and Mazda from 1999 to 2002.
In addition to his public company directorships, Mr. Fields serves as Lead Independent Director of Tanium Inc., a privately held cybersecurity and systems management company, a board he joined in 2020, and since 2022, he has served on the boards of Planview, Inc. and Boomi, L.P., both of which are privately held software companies. In addition, he has served on the board of Classic Collision LLC, a national collision repair multi-site operator, since 2024. He also recently served on other private company boards, including Transplace Holdings, Inc. and Ellucian Company LLC, and he served as Chair of the board of CLEAResult Consulting, Inc.

We believe that Mr. Fields is qualified to serve on our Board because of his expertise in the automotive industry on a global scale, his extensive experience as a senior executive at a large, multinational company, and due to the corporate governance experience he has gained through his current and prior service as an independent director on a variety of public company boards.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 11

Proposal 1: Election of Four Director Nominees
Evangeline Vougessis Age: 54 Director Since: September 2021 Committees: Audit; Governance
Ms. Vougessis has served as a director of the Company since September 2021.
Ms. Vougessis is the Founder and CEO of Moneikos Global Asset Management (Monaco) (“Moneikos”), an independent asset management company; she has held this role since April 2014. In addition, Ms. Vougessis is the Co-Founder of MaxInvest Holdings, a single-family office that invests in startups and early-stage companies. She also serves on the board of each of Moneikos and MaxInvest. Prior to founding and co-founding Moneikos and MaxInvest, respectively, Ms. Vougessis served in the European financial sectors in various roles. Among them, she was Country Analyst for the Greek Equities Desk at ABN AMRO Ltd., London, United Kingdom. She also served as Investor Relations Manager at the Commercial Bank of Greece, a subsidiary of Credit Agricole Bank of France, and as Investor Relations and Strategy Director at Marfin Investment Group and subsequently at Marfin Popular Bank Group, a multi-billion dollar pan-European investment company headquartered in Athens, Greece.
Ms. Vougessis is a member of the Board’s Audit Committee and the Board’s Governance Committee.

We believe that Ms. Vougessis is qualified to serve on our Board because of her significant capital markets and investment management expertise, including within the European financial markets.
12 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 1: Election of Four Director Nominees
Incumbent Directors: Terms Expiring at the 2027 Annual Meeting (Class III)
Colin Farmer Chair of the Board Age: 51 Director Since: June 2021 Committees: Compensation (Chair); Governance
Mr. Farmer has served as a director of the Company since June 2021. He was the Board’s Lead Director from August 2022 to April 2024, and he has served as the Board’s Chair since April 2024.
Mr. Farmer, since December 2014, has been the Senior Managing Director and Head of the Management Committee of Certares Management, an investment services firm focused primarily on the travel, tourism, and hospitality sectors. He is also a member of the Investment Committee and the Management Committee for the following funds: Certares Holdings, Certares Holdings II, Certares Real Estate Holdings, Certares Real Estate Holdings II, and CK Opportunities.
Prior to joining Certares, from 2006 to 2014, Mr. Farmer was a Managing Director of OEP, and from 1998 to 2006, he was a Principal at Harvest Partners, LP, both of which are middle-market private equity firms. Mr. Farmer began his career as an analyst at Robertson Stephens & Company, a middle market investment bank.
In addition, Mr. Farmer serves on the boards of several private companies, including Internova, Guardian Alarm, Mystic Invest, Avoya Travel, Magna Hospitality, and Certares Holdings. He also previously served on the board of AmaWaterways, a private company.
Mr. Farmer is Chair of the Board. In addition, Mr. Farmer is Chair of the Board’s Compensation Committee and is a member of the Board’s Governance Committee.

We believe that Mr. Farmer is qualified to serve on our Board because of his significant knowledge of the travel industry, his expertise in capital markets and financial matters, and because of the governance experience he has gained by serving on other company boards.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 13

Proposal 1: Election of Four Director Nominees
Andrew Shannahan Age: 44 Director Since: June 2021 Committees: Governance (Chair); Compensation
Mr. Shannahan has served as a director of the Company since June 2021.
Mr. Shannahan, since 2008, has been Head of Research and a Partner of Knighthead, an event-driven and deep value-focused SEC-registered investment advisor, which specializes in investing in companies that need financial and operational restructuring. He currently serves as a member of the Investment Committee of certain funds managed by Knighthead. Prior to joining Knighthead, from 2002 to 2008, Mr. Shannahan was a senior research analyst at Litespeed Partners, an event-driven hedge fund.
Since 2023, Mr. Shannahan has been a director of ATI Physical Therapy, Inc. (OTCPK: ATIP); he serves on the board’s Nominating and Corporate Governance Committee.
In addition to his public company directorship, Mr. Shannahan currently serves on the boards of a number of private entities, including the following: Knighthead Annuity and certain of its affiliates since 2024; Birmingham City Football Club Limited and certain of its affiliates since 2023; Shelby Companies Limited since 2023; and Homer City Generating since 2019.
Mr. Shannahan is Chair of the Board’s Governance Committee and is a member of the Board’s Compensation Committee.

We believe that Mr. Shannahan is qualified to serve on our Board because of his expertise in complex investment opportunities, finance, and capital markets, and due to the governance experience he has gained by serving on other company boards.
14 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 1: Election of Four Director Nominees
Wayne “Gil” West Chief Executive Officer Age: 64 Director Since: April 2024
Mr. West has served as CEO and as a director of the Company since April 2024.
Mr. West was COO of Cruise LLC, a self-driving car company, from January 2021 to December 2023. Prior to that, from March 2014 to October 2020, he was Senior Executive Vice President and COO of Delta, a global airline company, and from March 2008 to March 2014, he was Senior Vice President of Delta. From 2006 to 2007, prior to joining Delta, Mr. West was President and CEO of Laidlaw Transit Services, Inc., a provider of transportation services.
Mr. West has served on the board of Virgin Galactic Holdings, Inc. (NYSE: SPCE) since February 2021. In addition, he was a member of the board of Forward Air Corporation from October 2018 to May 2021, and then from February 2024 to June 2024. He also served on the board of Genesis Park Acquisition Corporation from October 2020 to September 2021.

We believe that Mr. West is qualified to serve on our Board because of his extensive leadership, management, and operations experience gained from his executive leadership roles in the transportation industry and because of the governance experience gained by serving on other public company boards.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 15

Corporate Governance
Our Board is committed to good corporate governance practices and promoting the long-term interests of our stockholders by adopting structures, policies, and practices that promote responsible oversight of management. To this end, our ownership structure currently qualifies us as a “controlled company” under the applicable rules of The Nasdaq Stock Market (the “Nasdaq”), which we refer to as the Nasdaq listing rules (the “Nasdaq listing rules”). Controlled companies are not required to comply with various corporate governance requirements. These requirements include having a majority of independent directors and having independent Compensation and Governance committees. Although we qualify as a controlled company, our Board regularly evaluates its corporate governance practices and has elected not to make use of any of the exceptions provided to controlled companies under the Nasdaq listing rules. Notably, our corporate governance structure includes the features noted below.
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Separation of Board Chair and CEO Roles

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Fully Independent Standing Committees

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Committee Charters

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Regularly Scheduled Executive Sessions of the Board

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Board and Committee Evaluation Processes

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Board Retirement Age

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Orientation and Continuing Education for Directors

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Stockholder Rights to Call Special Meetings

Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that provide a framework for the Board’s governance practices. The Corporate Governance Guidelines contain criteria for the Governance Committee to determine director qualifications. The Corporate Governance Guidelines also establish policies relating to such matters as director independence, the generally applicable retirement age for directors, simultaneous service on other boards, and the impact of substantial changes relating to a director’s affiliation or position of principal employment. Several of the Board’s responsibilities contained in the Corporate Governance Guidelines are summarized in this section of this Proxy Statement. Our Corporate Governance Guidelines are available, without charge, on the “Investor Relations” portion of our website at ir.hertz.com/governance/governance-documents/.
Board Independence
Our Corporate Governance Guidelines require that the Board be composed of a majority of “independent” directors, as defined under the Nasdaq listing rules. The independence definition under the Nasdaq
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listing rules includes a series of objective tests. In addition to meeting these tests, our Corporate Governance Guidelines and the Nasdaq listing rules provide that no director will be deemed independent, unless the Board affirmatively determines that the director has no relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.
In accordance with the Nasdaq listing rules, the Board undertook its annual review of director independence and affirmatively determined that each of Francis S. Blake, Lucy Clark Dougherty, Colin Farmer, Jennifer Feikin, Mark Fields, Vincent J. Intrieri, Michael Gregory O’Hara, Andrew Shannahan, and Evangeline Vougessis qualifies as “independent.” The Board also determined that Jeffrey Nedelman, who resigned from the Board in January 2024, and Fran Bermanzohn, who resigned from the Board in March 2024, qualified as “independent.”
In determining Mr. Fields’ independence, the Board considered his prior service as Interim CEO of the Company from October 5, 2021 until February 27, 2022 (which service was less than one year) and his compensation for that service (which compensation vested or was earned not later than the date his employment ended). The Board determined that Mr. Fields’ service and compensation would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director. In determining Mr. O’Hara’s independence, the Board considered the fact that he is no longer affiliated with GT Racing, Ltd. (“GT Racing”), which owns a race car team sponsored by the Company.
The Board has affirmatively determined that each member of the Audit Committee meets the heightened independence requirements for audit committee membership under applicable Nasdaq listing rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member of the Compensation Committee meets the heightened independence requirements for compensation committee membership under applicable Nasdaq listing rules and Rule 10C-1(b)(1) under the Exchange Act.
Board Leadership
As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain flexibility to allocate the responsibilities of the Chair of the Board and of the CEO in a manner that is in the best interests of the Company. Accordingly, the Board evaluates its structure from time to time. In connection with the Company’s succession planning process and management transitions, the Board determined that separating the roles of Chair of the Board and of CEO was appropriate, and, as a result, the Board appointed Mr. Farmer, an independent director, to serve as Chair of the Board in April 2024. In making this leadership structure determination, the Board considered many factors, including the specific needs of the business and the methods for conducting efficient Board meetings during a period of significant change at the Company. The Board believes that Mr. Farmer continues to be the most appropriate person to serve as Chair because he possesses an in-depth understanding of the Company’s strategic goals, as
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Corporate Governance
well as the issues, opportunities, and challenges facing the business. Pursuant to the Company’s Corporate Governance Guidelines, when the Chair is not an independent director, the Governance Committee will recommend to the Board an independent director of the Board to serve as Lead Director.
The Board believes that its current leadership structure allows the Board to effectively provide oversight, evaluate the performance of management, engage on strategy and succession planning, and uphold strong governance standards.
Board Refreshment
The Board believes in the importance of balancing tenure and refreshment in its membership. The Board does not have a limit on the number of years that a director may serve. However, the Board maintains a policy that, absent a waiver, no director should be nominated to serve after that person has reached the age of 76. The average tenure of our directors, as of the date of this Proxy Statement, is slightly more than three years, and the average age of our directors is 59.
Director Attendance
Our Board held 14 meetings in 2024. Each of our directors who served on our Board during 2024 attended 75% or more of the aggregate number of Board meetings and meetings of their respective Board committees.
Directors are encouraged and expected, but not required, to attend our annual meeting of stockholders. All then-serving directors attended the 2024 annual meeting of stockholders.
Other Governance Practices
Annual Evaluations. The Board conducts an annual self-evaluation, as does each of its standing committees. Each committee reports to the Board on its evaluation.
Regular Executive Sessions of the Board. The Board meets on a regularly scheduled basis and holds an independent executive session at every regularly scheduled meeting. The Board Chair presides at all Board meetings. In April 2024, the Board separated the Board Chair and the CEO roles and appointed Mr. Farmer as the Board Chair. As a result, since that time, the responsibility for presiding at all Board executive sessions of independent directors has rested with the independent Board Chair.
Changes in Principal Occupation or Independence. Under our Corporate Governance Guidelines, any director whose affiliation or position of principal employment changes substantially after election to the Board, or any independent director who ceases to qualify as independent after election to the Board, is expected to offer to submit an offer of resignation. This offer will then be considered by the Board.
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Orientation and Director Education. We provide new directors with orientation materials to familiarize them with the Company and its business. We also provide our directors with continuing education opportunities, with the objective of maintaining or enhancing their skills and abilities as directors.
Insider Trading Policy
The Company maintains an Insider Trading Policy that is applicable to our directors, officers, and other employees, and we have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, including Nasdaq listing rules, in connection with the purchase, sale, or other dispositions of the Company’s securities or the securities of other companies with which we do business.
Stockholder Communications with the Board
Stockholders and other interested parties who wish to contact our directors may send written correspondence to the address set forth below.
Hertz Global Holdings, Inc.
Attention: Corporate Secretary
8501 Williams Road
Estero, Florida 33928
Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and, if appropriate for the Board, distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom such communication is addressed. Items that are unrelated to the duties and responsibilities of the Board will not be forwarded.
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Board Committees and Membership
Our Board’s standing committees are the Audit Committee, the Compensation Committee, and the Governance Committee. Each committee has a written charter, and each charter is available on our website at ir.hertz.com/governance/governance-documents/.
From time to time, the Board evaluates the size and structure of its committees. In doing so, the Board considers a variety of factors, including the attributes and experience of the members of our Board, the oversight responsibilities required for a company of our size and complexity, applicable Nasdaq listing rules, and trends in corporate governance more generally.
The following table sets forth the composition of the Board’s committees as of the date of this Proxy Statement:
Director	Audit	Compensation	Governance
Francis S. Blake
Lucy Clark Dougherty
Colin Farmer		Chair	•
Jennifer Feikin	•		•
Mark Fields
Vincent J. Intrieri	Chair
Michael Gregory O’Hara
Andrew Shannahan		•	Chair
Evangeline Vougessis	•		•
Thomas Wagner
Wayne “Gil” West
Additional information about each of our standing Board committees follows.
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Board Committees and Membership
Audit Committee Members: Vincent J. Intrieri (Chair) Jennifer Feikin Evangeline Vougessis Total Meetings in 2024: 16
Primary Responsibilities:
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oversees our accounting, financial, and external reporting policies and practices, as well as the audit and the integrity of our financial statements, and the effectiveness of our internal controls, including operational policies and practices;

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monitors the independence, qualifications, and performance of our independent auditor;

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oversees the authority, scope, access, and performance of our internal audit function;

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monitors our compliance with legal and regulatory requirements;

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oversees treasury and finance matters;

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oversees our enterprise risk management process, including cybersecurity and other technology risks; and

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prepares the Audit Committee Report included in our annual proxy statement.

Financial Expertise and Financial Literacy of Audit Committee Members
The Board has determined that Mr. Intrieri satisfies the SEC’s criteria for “audit committee financial expert” and the Nasdaq financial sophistication requirement. Additionally, the Board has determined that each member of the Audit Committee has the financial literacy required by the Nasdaq listing rules.
Related Person Transaction Policy and Procedures
In the ordinary course of our business, we engage in millions of rental transactions with customers, and we procure goods and services from a wide variety of vendors. Some of our customers and vendors may be associated with members of our Board or our Sponsors. We also have relationships and agreements with travel industry participants that may have one or more of our Sponsors or their affiliates as investors, directors, or officers.
We maintain Related Person Transaction Policy and Procedures (the “RPT Policy”) that assist the Board in reviewing and approving (or ratifying, if advance approval is not feasible) transactions involving directors, executive officers, director nominees, persons known to the Company to be the beneficial owner of more than 5% of our voting securities, and any immediate family member (i.e., child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any other person sharing the household — other than a tenant or employee) of the foregoing (each, a “related person”). Application of the RPT Policy is managed by the Audit Committee.
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Board Committees and Membership
For purposes of the RPT Policy, a “related person transaction” has the same meaning given to such term under the Exchange Act, which generally is a transaction, arrangement, or relationship since the beginning of the Company’s last fiscal year in which:
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the Company was, or is to be, a participant;

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the amount involved exceeds $120,000; and

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any related person had, or will have, a direct or indirect material interest.

In reviewing a proposed related person transaction, the Audit Committee (or such other disinterested members of a Board committee or the Board, as applicable) will consider the relevant facts and circumstances it deems appropriate or necessary, including the material terms, economics, relationships involved, and rationale for the Company to enter into such transaction. If the related person transaction involves a non-employee director or nominee, the Audit Committee will consider whether the transaction would compromise such director’s status as (i) an independent director under applicable Nasdaq listing rules, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act, or (iii) an independent director under Rule 10A-3 or Rule 10C-1 of the Exchange Act. In addition, under the RPT Policy, a related person transaction should not be approved or ratified, unless, after considering all relevant information, it is determined in good faith that the transaction is in, or is not inconsistent with, the best interests of the Company.
The Audit Committee has approved each of the transactions set forth below under the RPT Policy. None of the transactions involve organizations for which any of our independent directors serves as an officer, partner, or controlling stockholder.
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We are a party to a sponsorship agreement with GT Racing, which owns a race car team with two cars competing in the FIA World Endurance Championship circuit. The sponsorship agreement grants Hertz commercial, partnership, and branding opportunities. GT Racing is owned by Mr. Wagner. During fiscal year 2024, Hertz paid GT Racing approximately $12.1 million in connection with the sponsorship.

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The Company is a party to various ordinary-course commercial agreements, including those noted below, with entities associated with Certares, given Certares’ position as an investor in travel, tourism, and hospitality businesses.

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Agreements with GBT Travel Services UK Limited (d/b/a American Express Global Business Travel) or its affiliates (collectively and previously defined in this Proxy Statement as “Amex GBT”): Under the agreements, Amex GBT offers our vehicle rentals through its travel service platform, and in return, we pay Amex GBT fees based on the resulting revenue. Amex GBT is partially owned by Certares. Mr. O’Hara serves as Amex GBT’s Chair. During fiscal year 2024, gross revenue generated pursuant to the agreements was approximately $157.3 million.

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Travel Leaders Group Holdings, LLC (d/b/a Internova Travel Group) (previously defined in this Proxy Statement as “Internova”): Under our agreement, Internova provides us with rental referrals through associated entities throughout North America. In exchange for these referrals, we pay commissions and fees based on rental volume delivered. Internova is partially owned by Certares, and Internova’s CEO is the brother of Mr. O’Hara. In addition, Mr. Farmer serves on Internova’s board. During fiscal year 2024, gross revenue generated pursuant to this agreement was approximately $12.3 million.

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Wheels Up Private Jets LLC (“Wheels Up”): Pursuant to our Fixed-Base Operator (“FBO”) Concession Agreement with Wheels Up, Certares and Knighthead, through their CK Opportunities Fund, of which Certares and Knighthead are co-investment managers and of which Certares and Knighthead affiliates are general partners, set up an entity, CK Wheels LLC, which owns a significant equity interest in Wheels Up. In addition, certain Certares and Knighthead executives are members of the Wheels Up board. Pursuant to the FBO Concession Agreement, Wheels Up refers rental customers flying into a certain airport to Hertz in exchange for concession fees. During fiscal year 2024, gross revenue generated pursuant to this agreement was approximately $2.2 million.

Other Relationships
Registration Rights Agreement. In connection with our bankruptcy proceedings and the Emergence, we entered into a Registration Rights Agreement with various stockholders, including CK Amarillo. The Registration Rights Agreement entitles CK Amarillo to certain demand and “piggyback” registration rights with respect to the shares of our common stock that CK Amarillo holds. In addition, we are required to file and maintain a registration statement covering the shares beneficially owned by CK Amarillo and will be responsible for all registration fees and expenses relating to any qualifying registration.
Voting Agreement. On March 24, 2025, we entered into a voting agreement (the “Voting Agreement”) with CK Amarillo pursuant to which CK Amarillo agreed, on each matter brought to a vote at any annual or special meeting of our stockholders and in connection with any action proposed to be taken by consent of our stockholders in lieu of a meeting, to vote all shares of common stock and any bonds, debentures, notes, or other indebtedness, or instruments, or any other shares of capital stock, or voting or equity securities of ours that have the right to vote on such matter (together with the common stock, the “Voting Securities”) beneficially owned by CK Amarillo that, together with the Voting Securities held by any CK Amarillo affiliate, exceed 45% of the total voting power of all of the outstanding Voting Securities (the “Excess Voting Securities”), in the same proportion as all other votes cast by stockholders or effective consents duly executed and delivered by stockholders, determined (i) without taking into consideration any Voting Securities that are not voted or with respect to which a broker non-vote is exercised or registered and (ii) without inclusion of votes cast or consents delivered by CK Amarillo or any CK Amarillo affiliate. Any Voting Securities that are not Excess Voting Securities may be voted at the discretion of CK Amarillo. The Voting Agreement will terminate per its terms at such time that (i) CK Amarillo and any CK Amarillo
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affiliate, collectively, cease to beneficially own 45% or more of the Voting Securities then outstanding, and (ii) we have expended all funds authorized on the stock repurchase programs authorized by our Board in 2021 and 2022 (the “Repurchase Programs”), or we have terminated the Repurchase Programs.
Executive Sessions
The Audit Committee meets regularly in executive session as a committee and with specific members of management, e.g., our Chief Audit Executive (the “CAE”) and our Chief Financial Officer (the “CFO”), and our independent auditors. The Audit Committee chair presides at all executive sessions.
Compensation Committee Members: Colin Farmer (Chair) Andrew Shannahan Total Meetings in 2024: 6
Primary Responsibilities:
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develops and oversees our management compensation and benefits policies and programs generally;

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coordinates an annual evaluation of the performance of our CEO and recommends our CEO’s compensation to the Board;

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evaluates the performance of — and reviews and approves (or recommends to our Board for approval), as applicable, the annual base salary, bonus, short-term compensation, equity award grants under our incentive plan, benefits, and all other compensation components for — our Section 16 officers and our senior leadership team;

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reviews our management succession plan;

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reviews and recommends to our Board the form and amount of compensation to be paid to our directors;

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reviews compliance with our Stock Ownership Guidelines, applicable to senior management and non-employee directors; and

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prepares a Compensation Committee Report on executive compensation required for inclusion in our annual proxy statement.

Compensation Process and Procedures
The Compensation Committee engages a compensation consultant to assist in the design of the Company’s executive and director compensation programs. The Compensation Committee may also delegate any of its responsibilities to certain subcommittees or to members of management, subject to applicable law and the terms of our incentive plans. For more information about the work of the compensation
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consultant, plus the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, see the “Director Compensation” and “Compensation Discussion and Analysis” sections of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
Directors Farmer and Shannahan served as independent directors and as members of the Compensation Committee for 2024. No member of the Compensation Committee was an employee, officer, or former employee or officer of the Company. During 2024, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of our Board or the Compensation Committee.
Equity Grant Practices
In accordance with the terms of the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Omnibus Incentive Plan”), directors Farmer and Shannahan (who comprise the Compensation Committee) have delegated authority to the CEO and the Chief Human Resources Officer, together, to grant certain equity awards to employees below the senior leadership team level. The delegation assists in the timely awarding of sign-on equity grants to new hires. The Compensation Committee reviews the grants made pursuant to the delegation at each of its regularly scheduled meetings. The full Board has retained authority to approve equity grants to directors and individuals who are “officers” under Section 16 of the Exchange Act.
Executive Sessions
The Compensation Committee meets regularly in executive session with its independent compensation consultant and as a committee. The Compensation Committee chair presides at all executive sessions.
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Board Committees and Membership
Governance Committee Members: Andrew Shannahan (Chair) Colin Farmer Jennifer Feikin Evangeline Vougessis Total Meetings in 2024: 5
Primary Responsibilities:
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reviews the size, structure, composition, and functioning of our Board and its committees;

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assists our Board in identifying qualified candidates for membership on the Board and recommending nominees for approval by our Board;

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reviews and evaluates directors for re-nomination to the Board and re-appointment to Board committees;

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reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct, and other corporate governance-related documents;

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oversees the Company’s practices, policies, and activities related to corporate and social responsibility, including sustainability strategies;

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oversees the director orientation and continuing education program, including by updating the program to address new and emerging oversight risks; and

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reviews and oversees the Company’s corporate responsibility strategy and performance.

Corporate Responsibility Matters
We are committed to ensuring appropriate oversight and accountability of our corporate responsibility and sustainability strategy. Management sets our corporate responsibility strategy, establishes key performance indicators for corporate responsibility matters, and drives execution of initiatives throughout our business. The Governance Committee receives regular reports on our corporate responsibility and sustainability strategy and performance.
Executive Sessions
The Governance Committee meets regularly in executive session. The Governance Committee chair presides at all executive sessions.
Director Nomination Process
The Governance Committee is responsible for recommending candidates to our Board. When re-nominating incumbent Board members or nominating new Board members, the Governance Committee reviews whether the individual has the appropriate experience, skills, and other qualifications to support our
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role as one of the world’s leading car rental companies and a leader in the future of mobility. For incumbent Board members, the Governance Committee also considers the director’s performance over the previous year.
In its assessment of director candidates, the Governance Committee does not take a formulaic approach. Instead, the Governance Committee considers each prospective nominee’s personal and professional experiences and background, ability, integrity, and demographics. The Governance Committee, and the Board, believe that our directors, collectively, should bring a variety of opinions, perspectives, and personal and professional experiences and backgrounds to the Board. We believe our directors bring varied perspectives to our Board.
In identifying prospective director candidates to serve on our Board, the Governance Committee may seek referrals from professional search firms, other members of the Board, management, stockholders, and other sources. The Governance Committee also may, but need not, retain a professional search firm to assist it in these efforts.
The Governance Committee will consider director candidates recommended by stockholders. The Governance Committee’s process and criteria for analyzing such a candidate do not differ from that applied when a candidate is recommended by another source. Recommendations should be in writing and include supporting material the stockholder considers appropriate in support of that recommendation. In all events, recommendations of candidates by stockholders must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, 8501 Williams Road, Estero, Florida 33928. Stockholders also must satisfy the notification, timeliness, consent, and information requirements set forth in our Bylaws, as described under “Information about the 2025 Annual Meeting — Proposals for the 2026 Annual Meeting of Stockholders.” All recommendations for nominations received by the Corporate Secretary that fully satisfy our Bylaws’ requirements relating to director nominations will be presented to the Governance Committee for its consideration.
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Risk Oversight
Our senior leadership team is responsible for identifying, assessing, and managing our exposure to risk. The Board and its committees play an active role in overseeing management’s activities and evaluating whether management’s operating and financial plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through a variety of mechanisms. For example, at the full Board level, the Board receives a strategic plan presentation from management each year, and this presentation generally covers management’s expectations for the upcoming three-year period. The Board also reviews management’s proposed annual operating plan each year. By engaging with management on both strategic and annual planning, the Board can evaluate risk across multiple time-horizons, including long-term (e.g., risks and opportunities related to the future of mobility generally), medium-term (e.g., risks and opportunities across the rolling three-year periods generally aligned with our strategic planning cycle), and shorter periods (e.g., risks and opportunities more relevant to our current-year plans).
Presentations from, and discussions with, management are the primary means by which the Board oversees risk. However, the Board also engages in discussions with outside advisors from time to time. The Board also relies on the work of its various committees, where more focused risk oversight can occur. Additional detail on the role of the Board’s committees in risk oversight follows.
Audit Committee Oversight
The Audit Committee reviews reports from management and discusses policies with respect to significant enterprise risks facing the Company, including, but not limited to financial risks (such as treasury risks, cybersecurity risks, and information technology risks) and how such risks are being identified, assessed, and managed by the Company and management. In addition, the Audit Committee is responsible for overseeing risks related to the Company’s financial condition (including matters such as liquidity, debt levels, credit ratings, and interest rate risk exposure), capital structure (including sources and uses of capital), and long-term financing strategy. The Audit Committee oversees our management of financial risks by, among other things, reviewing our significant accounting policies, maintaining oversight of our internal audit function, holding regular executive sessions with our CFO and CAE, and engaging in regular discussion with representatives of our independent auditors. The Audit Committee oversees our management of compliance risk by receiving regular legal, compliance, and regulatory updates from the Company’s Chief Compliance Officer (the “CCO”) and legal counsel, including, from time to time, outside counsel. Our management provides an enterprise risk management report to the Audit Committee on a regular basis, and this report catalogs the top risks that management believes to be facing the Company. The Chair of the Audit Committee reports to the Board on the Audit Committee’s activities.
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Risk Oversight
Compensation Committee Oversight
The Compensation Committee reviews the relationship between our compensation programs and risk and maintains a series of policies and practices to reduce risk in our compensation programs. These policies and practices include, without limitation, those described under “Compensation Discussion and Analysis — Stock Ownership Guidelines and Hedging and Pledging Policy” and “Compensation Discussion and Analysis — Clawback Policy.” In addition, consistent with our stockholders’ preference, as last indicated at the 2024 annual meeting of stockholders, our stockholders are given an opportunity to vote at each annual meeting to approve, on an advisory basis, our named executive officer (“NEO”) compensation.
The Compensation Committee also oversees aspects of talent risk. For example, the Compensation Committee receives an annual succession planning presentation from management during which potential successors to senior leadership roles are discussed. The Chair of the Compensation Committee reports to the Board on the Compensation Committee’s activities.
Governance Committee Oversight
The Governance Committee assists the Board in managing risks associated with Board organization, membership, and structure. The Governance Committee also assists management in the oversight of sustainability- and corporate responsibility-related risks, including on topics such as climate and human rights. The Governance Committee reviews the Company’s policies and programs related to material corporate responsibility issues. The Chair of the Governance Committee reports to the Board on the Governance Committee’s activities.
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Director Compensation
The Compensation Committee recommends the non-employee director compensation program to the Board for approval annually. In setting director compensation, the Compensation Committee receives input from Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, on factors to consider when recommending director compensation to the Board, including the time commitment and skill level required to serve on the Board, as well as broader market practices.
The Compensation Committee aims to set director compensation levels at or near the market median relative to director compensation paid at companies in the same peer group that is used for purposes of determining our executive compensation. This peer group includes our direct public competitors and companies that bear substantial similarities to our business model — companies with which we compete for talent and that are comparable to us in terms of revenue, market capitalization, size, industry, and/or scope of operations. Providing a competitive compensation package enables us to attract and retain highly qualified directors.
2024 Program Summary
For 2024, each eligible non-employee director received an annual retainer of $275,000 for serving as a member of our Board, payable $100,000 in cash and $175,000 in restricted stock units (“RSUs”), which remuneration remained unchanged from the prior year.
Additionally, eligible non-employee directors serving as committee chairs were entitled to the following annual fees for 2024, paid in cash:
Audit Committee Chair	$50,000
Compensation Committee Chair	$25,000
Governance Committee Chair	$15,000
There was no change to the committee chair fees in 2024 from those paid in 2023.
As was the case in 2023, directors associated with Knighthead or Certares received $1 during 2024 for serving as a member of our Board or as chair of a committee, in lieu of the cash and equity compensation described above.
During 2024, each of our non-employee directors (including directors associated with Knighthead or Certares) was also entitled to free worldwide car rentals through our Director Car Rental Program during each director’s service as a director. In addition, for any non-employee directors whose service began prior
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to April 1, 2023, this benefit continues for 15 years following the director’s retirement from the Board, and the benefit provides the former director with free rentals for up to 90 days in any calendar year.
Also during 2024, non-employee directors were entitled to participate in the Company’s vehicle purchase programs for limited edition vehicles, pursuant to which individuals are provided the opportunity to purchase a limited edition vehicle from the Company, approximately at cost, so long as the individual agrees not to sell such vehicle until the expiration of a mandatory holding period. The Company may also engage, from time to time, in ordinary course automobile sales transactions with non-employee directors through our car sales channel.
We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors.
Cash fees for Board and committee service are payable quarterly in arrears. Amounts are prorated for directors who do not serve for the entire quarter. A director may elect to receive, in lieu of such quarterly cash fees, fully vested shares of our common stock having an equivalent fair market value on the date the cash compensation is payable. In addition, directors may elect to defer receipt, on a tax-deferred basis, of such fully vested shares and receive phantom shares in lieu thereof. Any director electing to receive phantom shares will receive actual shares of our common stock in settlement promptly (and no later than 90 days) following the date such director ceases to serve on our Board (other than following a removal for cause, in which case the phantom shares are forfeited) or, if earlier, upon a change in control of the Company.
Eligible directors are granted the equity portion of the annual retainer following each year’s annual meeting of stockholders, and the award vests on the earlier of (i) the business day immediately preceding the Company’s next annual meeting and (ii) the date on which the director ceases to serve on our Board (other than following a removal for cause, in which case the shares are forfeited). Directors may also elect to defer receipt, on a tax-deferred basis, of the equity portion of the annual retainer and receive phantom RSUs, which are settled in actual shares of our common stock within 30 days following the date such director ceases to serve on our Board (other than following a removal for cause, in which case the phantom RSUs are forfeited) or, if earlier, upon a change in control of the Company. Consistent with the Board’s equity grant process established in 2023, directors appointed mid-year received an initial, prorated grant on the first trading day of the month following the date of appointment.
The Company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement.
Director Stock Ownership Guidelines
Each of our non-employee directors, other than non-employee directors affiliated with Knighthead or Certares, is required to own shares of our common stock equal in value to five times one year’s annual
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Director Compensation
cash retainer. Directors are permitted to count towards the target ownership levels shares owned outright or in trust for which they are the ultimate beneficiary and 50% of the value of phantom shares and time-based RSUs issued under our equity incentive plans.
The current non-employee and non-affiliated directors serving as such at the time the Director Stock Ownership Guidelines were first approved are required to achieve the target ownership level within five years of November 9, 2021. Other current non-employee directors are required to achieve the target ownership level within five years of the date of their election or initial appointment. Until the ownership requirements are met, non-employee directors are generally restricted from selling more than 50% of their equity holdings in the Company.
2024 Director Compensation Table
The table immediately below summarizes the compensation paid to our non-employee directors during fiscal year 2024.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Fran Bermanzohn(5)	21,703	—	—	21,703
Francis S. Blake(5)	17,255	128,237	—	145,492
Lucy Clark Dougherty(5)	34,511	128,237	1,193	163,941
Colin Farmer	1	—	11,019	11,020
Jennifer Feikin	100,000	175,004	1,355	276,359
Mark Fields	100,000	175,004	10,600	285,604
Vincent J. Intrieri	150,000	175,004	12,565	337,569
Jeffrey Nedelman(5)	1	—	—	1
Michael Gregory O’Hara	1	—	27,555	27,556
Andrew Shannahan	1	—	—	1
Evangeline Vougessis	50,000	175,004	5,432	230,436
Thomas Wagner	1	—	20,310	20,311

(1)
All compensation, including annual retainer fees and committee chair fees (whether payable in cash or in shares of common stock), is for services rendered as directors for service on our Board. Ms. Bermanzohn, Ms. Clark Dougherty, Ms. Feikin, Mr. Fields, and Mr. Intrieri received 100% of fees payable in cash. Mr. Blake and Ms. Vougessis elected to receive 50% of their fees in cash and 50% of their fees in the form of phantom shares. For the year ended December 31, 2024, Mr. Blake was issued 4,858 phantom shares, and Ms. Vougessis was issued 12,343 phantom shares.

(2)
For each of Ms. Feikin, Mr. Fields, Mr. Intrieri, and Ms. Vougessis, reflects the aggregate grant date fair value of 35,212 RSUs granted on May 22, 2024. For each of Mr. Blake and Ms. Clark Dougherty, reflects the aggregate grant date fair value of

32 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Director Compensation
42,889 RSUs granted on September 3, 2024. The number of RSUs granted was determined by dividing $175,000 by the closing price of our common stock on the relevant date of grant ($4.97 and $2.99, respectively), and for Mr. Blake and Ms. Clark Dougherty, such quotient was then prorated based on the number of days remaining from the grant date until the day immediately preceding the 2025 Annual Meeting. For each grant included in this column, the grant date fair value was computed pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, entitled “Compensation — Stock Compensation” (“FASB Topic 718”), as of the date of grant. Assumptions used in the calculation of these amounts are included in Note 9, entitled “Stock-Based Compensation” in the notes to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 18, 2025 (the “2024 Annual Report”). The RSUs granted to each director on May 22, 2024 (and on September 3, 2024, in the cases of Mr. Blake and Ms. Clark Dougherty) generally vest in full on the earlier of the business day immediately preceding our 2025 Annual Meeting and the date on which the director ceases to serve on our Board, subject to any deferral, as described above. Ms. Feikin, Mr. Fields, Mr. Intrieri, and Ms. Vougessis each elected to defer receipt of his or her 2024 RSUs.
(3)
The following table provides a summary, as of December 31, 2024, of the aggregate number of unvested RSUs outstanding and vested deferred awards for each of our non-employee directors:

Name	Unvested RSUs Outstanding (#)	Vested Deferred Awards (#)
Fran Bermanzohn	—	—
Francis S. Blake	42,889	4,858
Lucy Clark Dougherty	42,889	—
Colin Farmer	—	—
Jennifer Feikin	35,212	38,621
Mark Fields	35,212	20,734
Vincent J. Intrieri	35,212	29,387
Jeffrey Nedelman	—	—
Michael Gregory O’Hara	—	—
Andrew Shannahan	—	—
Evangeline Vougessis	35,212	54,096
Thomas Wagner	—	—

(4)
Each amount reflects the value of free car rentals under the Company’s Director Car Rental Program.

(5)
Mr. Blake and Ms. Clark Dougherty each joined the Board, effective August 27, 2024. Ms. Bermanzohn resigned from the Board, effective March 19, 2024, and Mr. Nedelman resigned from the Board, effective January 19, 2024. Neither Ms. Bermanzohn nor Mr. Nedelman received an RSU grant in 2024 (Ms. Bermanzohn due to her departure prior to the 2024 annual meeting of stockholders and Mr. Nedelman due to his ineligibility to receive equity compensation generally).

Hertz Global Holdings, Inc. | 2025 Proxy Statement 33

Proposal 2: Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for the Fiscal Year Ending December 31, 2025
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. EY has served as the independent registered public accounting firm for the Company since 2019. The Audit Committee believes that the retention of EY as our independent registered public accounting firm is in the best interests of the Company and our stockholders. The Audit Committee and the Board request that stockholders ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
While stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm, the Company is requesting stockholders to ratify such appointment because we value our stockholders’ views. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointment of EY is ratified by stockholders, the Audit Committee may, in its discretion, nonetheless select a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of EY are expected to be present at the 2025 Annual Meeting and available to answer appropriate questions; in addition, the EY representatives will have an opportunity to make statements during the meeting if they desire.
34 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 2: Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for the Fiscal Year Ending December 31, 2025
Audit and Other Fees
The fees for services performed by EY during 2024 and 2023 were as follows:
Audit and Other Fees (in millions)	2024 ($)	2023 ($)
Audit Fees(1)	13	12
Audit-Related Fees(2)	1	2
Tax Fees	—	—
All Other Fees	—	—
Total	14	14

(1)
“Audit Fees” were for services rendered in connection with the following: (i) the audit of the financial statements included in the annual reports on Form 10-K of the Company and its wholly owned subsidiary, The Hertz Corporation (“THC”); (ii) reviews of the financial statements included in the Company’s and THC’s quarterly reports on Form 10-Q; (iii) the attestation of the effectiveness of internal control over financial reporting for each of the Company and THC; (iv) the conduct of statutory audits; and (v) the issuance of comfort letters in connection with financing transactions.

(2)
“Audit-Related Fees” were for services rendered in connection with due diligence and assurance services, and employee benefit plan audits.

Pre-Approval Policy
Our Audit Committee’s charter requires it to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm, and the Audit Committee annually adopts a pre-approval policy setting forth the types of services and amounts subject to pre-approval for the fiscal year. The Audit Committee is also permitted to delegate pre-approval authority to the Chair of the Audit Committee, who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2024.
The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2025.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 35

Audit Committee Report
The Audit Committee’s purpose and responsibilities are set forth in its charter, which has been approved and adopted by the Board and is available on the Investor Relations’ portion of our website at ir.hertz.com/governance/governance-documents/. The Audit Committee’s Charter is reviewed at least annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, and evolving oversight practices.
Our Audit Committee reports to, and acts on behalf of, the Board. The Audit Committee is comprised solely of directors who satisfy applicable independence and other requirements of Nasdaq and applicable securities laws. During 2024, a member of the Audit Committee was an “audit committee financial expert,” as defined by Item 407(d)(5) of the SEC’s Regulation S-K.
Primary Responsibilities and 2024 Actions. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board in fulfilling its oversight responsibilities by overseeing and monitoring the following: (a) the accounting, financial, and external reporting policies and practices of the Company, and the audit of the Company’s financial statements; (b) the integrity of the Company’s financial statements; (c) the effectiveness of the Company’s internal controls, including operational policies and practices; (d) the independence, qualifications, and performance of the Company’s independent auditor; (e) the authority, scope, access, and performance of the Company’s internal audit function; (f) the Company’s compliance with legal and regulatory requirements; (g) treasury and finance matters; (h) enterprise risk management process, including cybersecurity and other technology risks; and (i) the preparation of the Audit Committee Report, which is required to be included in the Company’s annual proxy statement, pursuant to the rules of the SEC.
In 2024, the Audit Committee met 16 times. During 2024, the Audit Committee, among other things:
■
selected EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

■
met with the Company’s CEO, CFO, and other senior members of the Company’s financial management team at each regularly scheduled meeting;

■
held separate private sessions, during its regularly scheduled meetings, with each of the Company’s CFO, the CAE, and the independent auditors, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control issues occurred;

■
met with the CCO to discuss the effectiveness of the Company’s compliance program and regularly received status reports relating to compliance issues;

■
received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make that assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

36 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Audit Committee Report
■
discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect to that process, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting;

■
reviewed and discussed with management and the independent auditors the Company’s earnings releases and quarterly and annual reports on Form 10-Q and on Form 10-K, respectively, prior to filing such reports with the SEC;

■
reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function; and

■
discussed with management the Company’s major financial risk exposures and the steps taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Selection and Oversight of the Independent Registered Public Accounting Firm. The Audit Committee assists the Board with its oversight of the Company’s independent registered public accounting firm’s qualifications and independence. The Audit Committee is solely responsible for the appointment, retention, compensation, and oversight of the Company’s independent registered public accounting firm, including the review and evaluation of the performance of the lead audit partner. The Audit Committee annually reviews the independence and qualifications of the Company’s independent registered public accounting firm. In support of these reviews, the Audit Committee considers, among other things:
■
the firm’s performance in preparing or issuing an audit report or performing other audit, review, or attest services for the Company;

■
the firm’s independence and objectivity;

■
the firm’s proposed audit scope for adequacy of coverage; and

■
the firm’s internal quality-control procedures and other data on audit quality and performance.

Review and Recommendation Regarding Financial Statements. The Company’s management is responsible for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm, EY, is responsible for expressing an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on the firm’s audits. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.
In the performance of its oversight function, the Audit Committee met with management and with EY to review and discuss the Company’s audited financial statements and internal control over financial reporting as they related to the fiscal year ended December 31, 2024, asked management and EY questions relating to such matters, and discussed with EY the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. These
Hertz Global Holdings, Inc. | 2025 Proxy Statement 37

Audit Committee Report
meetings and discussions included a review of the critical accounting policies applied by the Company in the preparation of its financial statements and the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting estimates, and the judgments and the disclosures in the Company’s consolidated financial statements.
In addition, the Audit Committee has (a) considered whether non-audit services provided by EY are compatible with its independence, (b) received the written disclosures and the letter from EY required by the applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning EY’s independence, and (c) discussed with EY its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements of the Company contained in its 2024 Annual Report on Form 10-K for the fiscal year ended December 31, 2024 be filed with the SEC.
The Audit Committee,
Vincent J. Intrieri, Chair
Jennifer Feikin
Evangeline Vougessis
38 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Proposal 3: Approval, on an Advisory Basis, of Named Executive Officer Compensation
As required by Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis (the “CD&A”) that follows and the related narrative and tabular disclosures. This is also known as a “Say-on-Pay” vote.
Our executive compensation program is designed to reward performance that supports our business strategies, to encourage appropriate levels of risk-taking, to make us competitive in the broader talent marketplace, and to align the interests of our executive officers with those of our stockholders.
As detailed in the CD&A, we designed our compensation programs in 2024 in a manner that we believe is reasonable, competitive, and appropriately balanced with respect to the goals of motivating, rewarding, and retaining our executives. In addition, as further detailed in the CD&A, we continually revise our pay practices to be competitive with market practices and compensation norms.
Stockholders may cast an advisory vote to approve, disapprove, or abstain from voting on the following resolution at the 2025 Annual Meeting:
“RESOLVED, that the compensation of the named executive officers of Hertz Global Holdings, Inc., as such compensation is disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission — including the ‘Compensation Discussion and Analysis,’ the compensation tables, and any related narrative discussion — is hereby APPROVED.”
Hertz Global Holdings, Inc. | 2025 Proxy Statement 39

Proposal 3: Approval, on an Advisory Basis, of Named Executive Officer Compensation
Effect of Vote
The Say-on-Pay vote is advisory only and non-binding. The Board and the Compensation Committee, however, do expect to consider the results of the vote in determining the compensation of our NEOs and our compensation programs generally.
If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Corporate Governance — Stockholder Communications with the Board” set forth in this Proxy Statement. The next “Say-on-Pay” vote, which is conducted annually, will be held at the 2026 annual meeting of stockholders.
The Board of Directors recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.
40 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Compensation Discussion and Analysis
Our executive compensation programs are designed to create long-term stockholder value by aligning the interests of our executive officers with those of our stockholders. We provide competitive programs that enable us to attract and retain highly talented individuals, and we link pay directly to the achievement of performance goals that our Board believes foster the creation of sustainable long-term stockholder value.
This CD&A, or Compensation Discussion and Analysis, describes our objectives, policies, and decisions related to the Company’s named executive officer, or NEO, compensation program. Specifically, we describe and analyze the program’s application in 2024 to the NEOs, listed in the Summary Compensation Table. The following were our NEOs for 2024:
Name	Title
Wayne (“Gil”) West	Chief Executive Officer(1)
Scott Haralson	Executive Vice President and Chief Financial Officer(2)
Sandeep Dube	Executive Vice President and Chief Commercial Officer(3)
Katherine Lee Martin	Executive Vice President, General Counsel, and Corporate Secretary(4)
Eric Leef	Executive Vice President and Chief Human Resources Officer
Stephen Scherr	Former Chair of the Board and Chief Executive Officer(1)(6)
Alexandra Brooks	Former Executive Vice President and Chief Financial Officer(2)(6)
Justin Keppy	Former Executive Vice President and Chief Operating Officer(5)(6)

(1)
Mr. West commenced this role, effective April 1, 2024. Mr. Scherr served in this role until March 31, 2024, when he voluntarily resigned from his position with the Company.

(2)
Mr. Haralson commenced this role, effective June 17, 2024. Ms. Brooks served in this role until June 17, 2024, and her employment with the Company terminated without cause on June 30, 2024.

(3)
Mr. Dube commenced this role, effective July 22, 2024.

(4)
Ms. Martin commenced this role, effective July 1, 2024. She previously served as Interim General Counsel and Assistant Corporate Secretary (beginning April 10, 2024), and before that, she served as Vice President, Chief Counsel, and Chief Compliance Officer.

(5)
Mr. Keppy served in his role until June 3, 2024, at which time his employment with the Company terminated following entry into a separation agreement.

(6)
Mr. Scherr and Ms. Brooks must be included in our Summary Compensation Table and this analysis because they served as our principal executive officer and principal financial officer, respectively, for a portion of 2024. Mr. Keppy must be included because he otherwise would have been an NEO for 2024 but for the fact that he was not serving as an executive officer at December 31, 2024.

Hertz Global Holdings, Inc. | 2025 Proxy Statement 41

Compensation Discussion and Analysis
2024 Program Summary
Our executive compensation program in 2024 consisted of the key fixed and variable components described below.
Element		Description	Objective	Factors Influencing Amount
Base Salary		Fixed compensation delivered in cash; reviewed at least annually and adjusted, if appropriate	Provides base amount of market competitive pay	Experience, market data, individual role and responsibilities, retention considerations, and individual performance
Annual Incentive Award		Variable cash compensation based on Company, business unit, and/or individual performance	Motivates and rewards achievement of key strategic initiatives and financial results, and encourages individual performance	Intended target value set based on market data, individual role, and responsibilities; payout based on Company and individual performance
Long-Term Incentive Awards	Performance Stock Units (PSUs)	Variable compensation with payout in shares of common stock based on Company performance and continued employment	Aligns NEO interests with those of stockholders by linking payouts to performance against financial metrics that are of importance to investors; promotes retention	Intended target value set based on market data, individual role, and responsibilities; payout based on Company performance and time worked
	Restricted Stock Units (RSUs)	Variable compensation with payout in shares of common stock based on continued employment	Aligns interests of executives with long-term stockholder value creation; promotes retention
42 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Compensation Discussion and Analysis
The components of our core NEO compensation program are described in more detail below in this CD&A under “— Components of 2024 Executive Compensation Program.” Other elements of our 2024 executive compensation program included retirement benefits, modest perquisites, health and welfare benefits, and post-employment compensation arrangements, as described in more detail below under “— Other Compensation Elements.”
What We Do	What We Don’t Do

We evaluate risk in connection with our overall compensation program.

We use metrics in our incentive compensation plans that are aligned to the metrics management uses in assessing the business day-to-day.

We cap payouts in our incentive programs.

We use double-trigger vesting provisions in change-of-control scenarios.

We believe a substantial portion of our NEOs’ compensation should be subject to satisfaction of performance objectives.

We use a variety of equity award structures to incentivize both performance and retention.

We have a robust stock ownership policy for executives and the Board.

We maintain a stringent compensation recovery policy beyond that which is required by law.

We use an independent compensation consultant.

We utilize a representative and relevant peer group.

We don’t use financial or operational metrics that promote undue risk.

We don’t provide preferential payments or above-market returns in deferred compensation plans.

We don’t provide excessive perquisites to our senior management.

We don’t allow our NEOs or directors to hedge or pledge our stock.

We don’t re-price underwater options without stockholder approval.

We don’t provide for automatic salary increases or ordinarily guarantee annual incentives to our NEOs.

We don’t use excise tax gross ups.

We don’t award dividends or dividend equivalents on unvested equity awards.

2024 Performance
2024 was a transitional year for the Company, intensely focused on taking the necessary action to set Hertz up for on-going success. We implemented our “Back-to-Basics” roadmap, designed to transform the
Hertz Global Holdings, Inc. | 2025 Proxy Statement 43

Compensation Discussion and Analysis
Company by running industry-leading operations and world-class fleet management, reducing costs, and delivering an unmatched customer experience. This roadmap is anchored by three core financial pillars: fleet, revenue, and cost management, enabled by our people, technology, and processes.
We began the year with the appointment of Gil West as CEO and enhancing our leadership team with expertise in transformation and operational excellence. We implemented a new organizational structure for faster execution of our strategy, and we deployed robust management operating systems to drive disciplined business management and achieve results. We worked to reestablish credibility with our customers by rebuilding trust and confidence in our service. By addressing key pain points, we delivered strong gains in our Net Promoter Score (“NPS”) during the year.
Revenue for 2024 was approximately $9.0 billion, a slight decrease of 3% compared to the previous year, driven by a decline in rate. Our key commercial revenue objective is maximizing Revenue Per Unit (“RPU”) through pricing driven by demand and utilization. Our strategy to deliver higher utilization inside the demand curve trended positively during the year. We delivered year-over-year RPU improvements each quarter, from the first quarter of 2024 (down 7%) to the fourth quarter of 2024 (down 1%).
Depreciation per unit (“DPU”) per month was elevated in 2024 due primarily to (i) deterioration in the residual values of our fleet vehicles at the expected time of disposal, (ii) decreased holding periods resulting from the acceleration of our fleet rotation as explained below, and (iii) per unit losses recognized on vehicle dispositions during 2024 compared to per unit gains recognized in 2023. The increase in DPU was partially offset by the impact of a non-cash asset fleet impairment charge of $923 million recognized in the third quarter of 2024, which reduced the vehicle book values and lowered gross DPU for the last four months of the year. We are undergoing a complete rotation of our fleet to replace older, more costly vehicles acquired during the pandemic with fresh new vehicles at lower prices. By year-end 2024, over 60% of our fleet was comprised of vehicles one year old or less, and we remain on-track to substantially complete our fleet rotation by year-end 2025. We also completed our previously announced 30,000 EV fleet reduction. We believe that the fleet rotation strategy remains the right one for the long-term health of the business. This strategy is designed to benefit our customers, our cost structure, and our balance sheet, and it is expected to unlock our ability to achieve DPU of under $300.
Our selling, general, and administrative costs decreased by $143 million in 2024 due primarily to a decrease in non-cash stock-based compensation, and we also decreased third-party spend. Operational execution in our core cost components of the business, such as labor, maintenance, collision, and supply chain, were impactful; however, two outsized headwinds — insurance and lease expense accounting — obscured our progress. This, combined with lower revenue and an increase in vehicle depreciation, resulted in a net loss of approximately $2.9 billion and an Adjusted Corporate EBITDA loss of approximately $1.5 billion for the year.
The foundation we built in 2024 positions us to execute on our transformation in 2025, as we drive towards achievement of our key financial goals.
44 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Compensation Discussion and Analysis
Adjusted Corporate EBITDA is a non-GAAP measure. See Annex A: Non-GAAP Measures to this Proxy Statement for its definition and reconciliation to the most comparable GAAP measure.
Impact on 2024 Compensation Decisions
As more fully described in this CD&A, the Compensation Committee and our Board considered our organization’s progress against critical business initiatives during 2024, as well as financial outcomes, in determining final payouts under our incentive programs with performance periods ending in 2024.
■
Messrs. Haralson, Dube, and Leef and Ms. Martin earned payouts equal to 30% of their targeted incentive amount under our short-term incentive program in 2024, with proration for service during the year for Messrs. Haralson and Dube, and with proration for the service in her applicable roles for Ms. Martin. Mr. West received a bonus payment equal to his target annual incentive, prorated for service with the Company in 2024 (equal to 112.5% of his base salary for 2024), as provided under his employment agreement. Ms. Brooks received a payment equal to 30% of her target short-term incentive for 2024, prorated for service during the year; however, this payment was provided as part of her severance, rather than under the 2024 short-term incentive program. Neither Mr. Scherr nor Mr. Keppy received any payment in relation to the 2024 short-term incentive program.

■
Our Adjusted Corporate EBITDA performance resulted in no earned amounts for our NEOs for performance stock units (“PSUs”) associated with fiscal year 2024 and granted under the long-term incentive plan for the 2022 – 2024 performance period, the long-term incentive plan for the 2023 – 2025 performance period, or the long-term incentive plan for the 2024 – 2026 performance period.

■
Messrs. West and Dube received sign-on equity awards in 2024 in lieu of participation in our long-term incentive plan for both the 2024 – 2026 performance period and the 2025 – 2027 performance period, and Mr. Haralson received similar sign-on equity awards in lieu of participation in our long-term incentive plan for the 2024 – 2026 performance period. A significant portion of these awards is contingent on achieving certain stock price hurdles, which were not met as of the end of 2024.

■
Our NEOs other than Messrs. West, Haralson, and Dube and Ms. Brooks experienced vesting, in the ordinary course, of RSUs with 2024 vesting dates, to the extent that they were employed with the Company on such vesting dates.

A more detailed analysis of the 2024 compensation program for our NEOs, as well as actual 2024 payouts under the programs, follows.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 45

Compensation Discussion and Analysis
2024 Executive Compensation Program
Compensation Philosophy in 2024
We structure our compensation programs to provide our NEOs and other senior executives with levels of compensation that we believe are necessary to motivate, incentivize, and retain their services, while also rewarding leadership for our success in a dynamic and competitive market. Our Compensation Committee and our Board strive to implement an executive compensation program that:
■
aligns our compensation practices with a “pay-for-performance” philosophy;

■
is adaptable, to flex with the dynamic economic and strategic environment in which we operate;

■
is competitive, to help ensure that we attract, retain, and motivate top talent; and

■
rewards positive operational and financial performance that we believe enhances stockholder value over time.

NEO Total Target Direct Compensation Opportunity
The total target direct compensation opportunity for each of our NEOs in 2024 is set forth below.
Name	Annualized Base Salary ($)	Target Annual Incentive ($)	Target Long-Term Incentive ($)	Target Pay ($)
Wayne (“Gil”) West(1)	1,500,000	2,250,000	See Discussion of Sign-On Compensation.(2)
Scott Haralson(1)	750,000	750,000	See Discussion of Sign-On Compensation.(2)
Sandeep Dube(1)	875,000	875,000	See Discussion of Sign-On Compensation.(2)
Katherine Lee Martin(3)	600,000	480,000	1,000,000	2,080,000
Eric Leef	500,000	400,000	850,000	1,750,000
Other NEOs Required to Be Discussed
Stephen Scherr(4)	1,500,000	2,400,000	See Discussion of Sign-On Compensation.(5)
Alexandra Brooks(4)	600,000	480,000	1,000,000	2,080,000
Justin Keppy(4)	1,250,000	1,250,000	2,500,000	5,000,000

(1)
Messrs. West, Haralson, and Dube commenced their roles, effective April 1, June 17, and July 22, 2024, respectively. Amounts shown reflect these NEOs’ total target compensation opportunity for 2024, assuming commencement of employment on January 1, 2024.

46 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Compensation Discussion and Analysis
(2)
Messrs. West, Haralson, and Dube received sign-on equity grants when they assumed their roles. These equity grants were designed to incentivize their performance over the 2024 and 2025 fiscal years, in the cases of Messrs. West and Dube, and over the 2024 fiscal year, in the case of Mr. Haralson. As such, these NEOs did not participate in the Company’s long-term equity program in 2024.

(3)
Ms. Martin commenced her role, effective July 1, 2024, in connection with an internal promotion. At such time, her compensation was adjusted to reflect her new role, and it was also retroactively adjusted to April 10, 2024 (the date on which she began serving as Interim General Counsel and Assistant Corporate Secretary). Amounts shown reflect her total target direct compensation for 2024, assuming these adjustments were effective January 1, 2024. Prior to these adjustments, her annualized base salary was $360,000 (and $350,000 from January 1, 2024 to January 7, 2024, prior to an ordinary course salary adjustment, effective January 8, 2024), her target annual incentive was $126,000, and her target long-term incentive was $180,000.

(4)
Messrs. Scherr and Keppy and Ms. Brooks each departed the Company in 2024. Amounts shown reflect these NEOs’ total target direct compensation opportunity for 2024, assuming employment for the entire calendar year. Mr. Keppy did not earn a bonus for 2024, and he forfeited his 2024 equity awards as a result of his separation during the year. Ms. Brooks earned a prorated bonus for her time with the Company in 2024, and she forfeited her 2024 equity awards as a result of her termination during the year.

(5)
Mr. Scherr received sign-on equity grants in 2022, when he joined the Company. These equity grants were designed to incentivize his performance over the period that would otherwise be covered by our long-term incentive programs. As such, he was not a participant in the Company’s long-term equity program in 2022 or 2023, nor was he made a participant in the 2024 program. Mr. Scherr resigned from the Company, effective March 31, 2024, and he forfeited these grants upon his resignation to the extent they were unvested at such time.

Component Weighting: Pay for Performance
The Compensation Committee designed the 2024 executive compensation program to help ensure that, within the core program components, our NEOs received the majority of their total target direct compensation opportunity in the form of variable pay (in other words, incentives). For 2024, total target direct compensation for the year, or “Target Pay,” is calculated by combining the value of base salary, target annual incentive award, and, if the NEO participated in the 2024 long-term incentive program, target annual long-term incentive equity award. For the NEOs that did not participate in the 2024 long-term incentive program, target pay does not include the value of the sign-on equity grants on the date of grant.
The Compensation Committee determined, in 2022, with respect to Mr. Scherr, and in 2024, with respect to Mr. West, that given the enterprise-wide scope of the CEO’s role, the CEO’s individual compensation opportunities should be the greatest among the NEOs and should be the most heavily weighted toward variable compensation.
In lieu of participating in the annual long-term incentive program, in February 2022, Mr. Scherr received significant sign-on equity grants, which he forfeited upon his departure from the Company to the extent unvested at such time.
Mr. West received sign-on equity grants in April 2024. These grants vest over a longer timeline than our core long-term incentive program and are, in large part, conditioned on our achievement of stock price milestones. In setting the compensation for Messrs. Haralson and Dube, upon their hire, the Compensation Committee determined that they should also receive equity awards with a similar design. These long-term
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Compensation Discussion and Analysis
incentives are described later in this CD&A. See “— Agreements with NEOs — Agreement with Mr. West,” “— Agreements with NEOs — Agreement with Mr. Haralson,” “— Agreements with NEOs — Agreement with Mr. Dube.”
Market Competitive Compensation
Each NEO’s 2024 Target Pay was set at a level that the Compensation Committee and the Board believe to be appropriate based on a variety of factors, including compensation levels for executives in similar positions at a group of peer companies (our “peer group”) that our Compensation Committee believes reflects a relevant market for sourcing executive talent. See “— Summary of the Compensation Decision-Making Process” below for more information on our peer group. In making pay determinations for each NEO, our Compensation Committee also generally considered the following factors:
■
scope of responsibility;

■
tenure in the role at the Company;

■
internal pay comparisons;

■
requirements of any employment arrangements;

■
the NEO’s individual performance in 2023 (as applicable); and

■
the NEO’s expected future impact on the organization.

Components of 2024 Executive Compensation Program
Additional details on each element of the 2024 executive compensation program follow.
2024 Annual Base Salary
The Compensation Committee determined the annual base salaries for the NEOs after reviewing individual performance, conducting internal compensation comparisons, and reviewing the NEOs’ compensation relative to our peer group. (See “— Summary of the Compensation Decision-Making Process.”) The Compensation Committee also took other factors into account, such as an individual’s prior experience, total mix of job responsibilities, internal equity, and the requirements of any employment agreements. In addition, the Compensation Committee consulted with our CEO (except as to the CEO’s own compensation) regarding salary decisions for senior executives.
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Compensation Discussion and Analysis
The following are the base salary rates of our NEOs for 2024 and 2023 (in each case as of the end of the fiscal year or, in the case of departed NEOs, as of the date of their termination of employment):
Name	2024 Base Salary Rate ($)	2023 Base Salary Rate ($)
Wayne (“Gil”) West	1,500,000	N/A
Scott Haralson	750,000	N/A
Sandeep Dube	875,000	N/A
Katherine Lee Martin	600,000	350,000
Eric Leef	500,000	500,000
Other NEOs Required to Be Discussed
Stephen Scherr	1,500,000	1,500,000
Alexandra Brooks	600,000	600,000
Justin Keppy	1,250,000	1,250,000
Ms. Martin’s annual base salary increased from $350,000 to $360,000 on January 8, 2024, in connection with an ordinary course annual salary adjustment, and from $360,000 to $600,000, in connection with her promotion to Executive Vice President, General Counsel, and Corporate Secretary on July 1, 2024, with retroactive effect to April 10, 2024, the date on which she began serving as Interim General Counsel and Assistant Corporate Secretary. The Compensation Committee determined that the increased level of base salary was appropriate, given her increased level of responsibilities and duties at the Company.
2024 Annual Incentive Awards
In February 2024, our Compensation Committee and Board adopted the 2024 Executive Incentive Compensation Plan (the “EICP”) to deliver annual incentive opportunities to employees around the globe, including our NEOs. The EICP was designed to reward results that the Compensation Committee and the Board believe to be aligned with stockholder value creation. The Compensation Committee and the Board approved the metrics and weightings set forth below for use in the plan applicable to our NEOs.
■
Adjusted Corporate EBITDA (weighted at 30%) — a measure of profitability

■
Daily Operating Expense & Sales, General & Administrative Expense per Transaction Day (“DOE & SGA per Transaction Day”) (weighted at 30%) — measures the combined operational and administrative costs incurred for each transaction day

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Compensation Discussion and Analysis
■
NPS for the Hertz Brand (weighted at 20%) — a measure of customer satisfaction, whereby the percentage of survey-responding customers who view their experience favorably (“promoters”) is compared to the percentage of survey-responding customers who view their experience negatively (“detractors”). (NPS = % of promoters less % of detractors)

■
Board Discretion (weighted at 20%) — to enable consideration of the qualitative and strategic aspects of our business results

Plan funding was not dependent on achievement of the goals associated with any specific metric; achievement of goals under any of the four metrics could fund awards.
See Annex A: Non-GAAP Measures to this Proxy Statement for a definition of Adjusted Corporate EBITDA. Adjusted Corporate EBITDA and NPS were core elements of our program in 2024, 2023, and 2022, given these metrics’ importance in measuring our financial performance, our asset efficiency, and our ability to serve our customers. In 2024, we replaced RPU, a measure of fleet productivity, with DOE & SGA per Transaction Day, a daily measure of operational and administrative costs, as a measure in our program. We made this change to help incentivize our management to focus on operational and administrative efficiency, as well as cost reduction in 2024.
After the conclusion of 2024, our Compensation Committee and Board determined that we performed at a level that resulted in plan funding of 30% of target award amounts. The 2024 EICP goals and actual results that led to this funding are described below.
2024 EICP for Continuing NEOs(1)
	Adjusted Corporate EBITDA(2) ($ in millions)	Adjusted Corporate EBITDA(2) Payout (% of Target)	DOE & SGA per Transaction Day	DOE & SGA per Transaction Day Payout (% of Target)	NPS	NPS Payout (% of Target)	Board Discretion (% of Target)
Threshold	350	25	40.78	25	27	25	0
Below Target	560	80	40.27	80	29	80	50
Target	700	100	39.93	100	30	100	100
Maximum	875	200	39.51	200	35	200	200
EICP Results	(512)(3)	0	41.79	0	28	50	100

(1)
Once the threshold is met for each metric, payout levels are determined by interpolating between the performance scale points using a piece-wise linear method for all applicable ranges.

(2)
Adjusted Corporate EBITDA is defined in Annex A: Non-GAAP Measures to this Proxy Statement.

(3)
Includes an adjustment for 2024 EICP and 2024 LTIP PSU reporting purposes for market-driven influences impacting vehicle depreciation expense that was not considered for the calculation of Adjusted Corporate EBITDA. See Annex A: Non-GAAP Measures to this Proxy Statement for an additional explanation of this further adjustment.

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Compensation Discussion and Analysis
In determining the payout under the Board Discretion metric, the Compensation Committee and the Board considered, on a subjective, qualitative basis, management’s performance against key strategic initiatives in a complex operating environment, as well as the importance of retention. Specifically, the material factors considered were the significant work being undertaken to return the Company to profitable growth, management’s work during the year to mitigate the headwinds created by the Company’s strategic investment in electric vehicles and significant vehicle depreciation expenses, as well as the desire to drive employee engagement and retention at a critical time for the business.
The earned payout percentage for each metric was weighted as set forth in the EICP and then added together to determine the final funding level.
Adjusted Corporate EBITDA	DOE & SGA per Transaction Day	NPS	Board Discretion
0% of Target x Weighting of 30% = No Funding	0% of Target x Weighting of 30% = No Funding	50% of Target x Weighting of 20% = 10	100% of Target x Weighting of 20% = 20
30% of Target Payout
Except as described below, each NEO’s individual annual incentive award for 2024 was generally calculated by multiplying (A) his or her base salary rate by (B) his or her target EICP opportunity and then multiplying by the funded level of 30% of target to arrive at (C) the actual award payout for 2024 (which reflects proration for service during the year). Awards were paid in cash. Because they were not employed with the Company at the time awards were paid in 2025, none of Messrs. Scherr or Keppy or Ms. Brooks were entitled to an award opportunity under the EICP for 2024.
The Compensation Committee and the Board determined each NEO’s target EICP opportunity based on the same factors described above in relation to base salaries. The Compensation Committee and the Board chose not to further differentiate performance among the NEOs and instead chose to compensate the cohort as a team. No portion of any EICP award was guaranteed for any NEO, except that, for 2024, Mr. West was guaranteed his target annual incentive, prorated for service during the year (equal to 112.5% of his base salary), per his employment agreement. There were no increases from 2023 in the target EICP opportunity for NEOs previously employed by the Company, as a percentage of base salary, other than for Ms. Martin in connection with her promotion. The table below provides each continuing NEO’s 2024 base salary received, his/her 2024 EICP opportunity, and the 2024 payout (including any applicable adjustments).
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Compensation Discussion and Analysis
	Column (A)	Column (B)	Column (C)
Name	2024 Base Salary Rate ($)	2024 EICP Opportunity (% of Base Salary)	2024 Payout (A) x (B) x 30% ($)(1)
Wayne (“Gil”) West	1,500,000	150	1,687,500
Scott Haralson	750,000	100	121,721
Sandeep Dube	875,000	100	116,906
Katherine Lee Martin	600,000	80	113,246
Eric Leef	500,000	80	120,000

(1)
The 2024 payout amounts in this column reflect proration for service during the year, and certain other adjustments. Mr. West commenced his role, effective April 1, 2024, and, per his employment agreement, Mr. West is eligible for a target annual incentive of 150% of his base salary, prorated for service during 2024 and provided that his 2024 annual bonus would be not less than his target annual bonus (equal to 112.5% of his base salary, which is the amount reflected in this table as his 2024 payout). Ms. Martin commenced her role, effective July 1, 2024, with compensation adjustments retroactive to April 10, 2024, the date on which she began serving as our Interim General Counsel and Assistant Corporate Secretary. Her 2024 payout reflects proration based on her length of service before and after April 10, 2024.

2024 Long-Term Incentive Awards
The Compensation Committee and the Board believe in aligning the interests of our senior leaders with those of our stockholders. The significant extent to which equity is included in our NEOs’ compensation opportunity reflects this belief.
As discussed above, Mr. Scherr and Mr. West received sign-on equity grants when they joined the Company. These grants were in lieu of participation in our 2022 and 2023 long-term incentive programs (in the case of Mr. Scherr) and our 2024 and 2025 long-term incentive program (in the case of Mr. West). Neither Mr. Scherr nor Mr. West were provided participation in the Company’s 2024 long-term incentive program. See “— Agreements with NEOs — Agreement with Mr. Scherr” and “— Agreements with NEOs — Agreement with Mr. West” below for further discussion of these equity grants. As described below, Messrs. Dube and Haralson also received sign-on equity grants in lieu of participation in the Company’s 2024 long-term incentive program. See “— Agreements with NEOs — Agreement with Mr. Dube” and “— Agreements with NEOs — Agreement with Mr. Haralson” below for further discussion of these equity grants.
For our other NEOs, the Compensation Committee chose to use a mix of service-based RSUs and performance-based PSUs for the 2024 – 2026 cycle of the long-term incentive program (the “2024 LTIP”). RSUs are settled in shares of our common stock and designed to attract and retain the NEOs, reward performance, and align our executives’ interests with our stockholders by encouraging stock ownership. PSUs, if earned, are settled in shares of our common stock, and the PSUs are designed to reward the NEOs based on the Company’s performance through the achievement of financial metrics, thereby providing both retention and incentive tools for our executives.
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Compensation Discussion and Analysis
To determine the amount of the target award to grant to each NEO participating in the 2024 LTIP, the Compensation Committee considered the factors discussed above for base salaries and set target award opportunities for each eligible NEO. The Compensation Committee uses a value-based approach to setting target opportunities and expresses the target opportunity in dollar terms. The target opportunities for our NEOs under the 2024 LTIP were as follows:
Name	2024 Total Target Award Values ($)
Wayne (“Gil”) West	See Discussion of Sign-On Compensation.(1)
Scott Haralson	See Discussion of Sign-On Compensation.(1)
Sandeep Dube	See Discussion of Sign-On Compensation.(1)
Katherine Lee Martin(2)	1,000,000
Eric Leef(3)	850,000
Other NEOs Required to Be Discussed(4)
Stephen Scherr	—
Alexandra Brooks	1,000,000
Justin Keppy	2,500,000

(1)
As further described below, Messrs. West, Haralson, and Dube received sign-on equity grants when they assumed their roles, with target values of $33,000,000, $7,750,000, and $8,900,000, respectively. These equity grants were designed to incentivize performance over the 2024 and 2025 fiscal years, in the cases of Messrs. West and Dube, and over the 2024 fiscal year, in the case of Mr. Haralson. As such, these NEOs did not participate in the Company’s long-term equity program in 2024.

(2)
The amount presented in this table for Ms. Martin reflects her target 2024 LTIP award value, assuming she served as Executive Vice President, General Counsel, and Corporate Secretary for the full fiscal year. Ms. Martin actually commenced her role, effective July 1, 2024, with compensation adjustments retroactive to April 10, 2024 (the date on which she began serving as Interim General Counsel and Assistant Corporate Secretary). She received an RSU grant with a total target value equal to $180,000 when grants under the 2024 LTIP were originally made. She received an incremental RSU grant and a PSU grant under the 2024 LTIP, with an aggregate target value of $728,767, after her promotion to Executive Vice President, General Counsel, and Corporate Secretary, with each grant reflecting proration based on the actual time she served in her new role in 2024. She also received the following one-time, non-2024 LTIP awards: an RSU grant with a value of $500,000 on May 1, 2024, in connection with her service as Interim General Counsel and Assistant Corporate Secretary; a non-2024 LTIP RSU grant with a value of $250,000 on July 1, 2024, in connection with her service as Vice President, Chief Counsel, and Chief Compliance Officer; and an RSU grant with a value of $1,000,000 on July 8, 2024, in connection with her promotion to Executive Vice President, General Counsel, and Corporate Secretary. These additional one-time, non-2024 LTIP grants are not included in this table.

(3)
Mr. Leef received an additional one-time, non-LTIP RSU grant on May 1, 2024, with a value of $1,000,000. This additional one-time, non-2024 LTIP RSU grant is not included in this table.

(4)
Ms. Brooks and Mr. Keppy forfeited their 2024 LTIP awards upon their separation from the Company. Mr. Scherr was not offered participation in the 2024 LTIP.

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Compensation Discussion and Analysis
Considering its pay for performance philosophy, and to promote retention and consistency with the award mix provided to other Company employees, the Compensation Committee set the award mix for NEOs in the 2024 LTIP at 50% PSUs and 50% RSUs (as compared to 60% and 40%, respectively, in 2023). Target PSU and RSU values are translated to grant numbers by dividing the dollar value of the target award by the closing price of our common stock on the Nasdaq on the date of grant.
The following table summarizes the mix of equity awards granted to our NEOs under the 2024 LTIP:
Name	2024 LTIP PSUs Granted (#)	2024 LTIP RSUs Granted (#)
Wayne (“Gil”) West(1)	N/A	N/A
Scott Haralson(1)	N/A	N/A
Sandeep Dube(1)	N/A	N/A
Katherine Lee Martin(2)	83,067	564,973
Eric Leef(3)	54,348	278,062
Other NEOs Required to Be Discussed(4)
Stephen Scherr	N/A	N/A
Alexandra Brooks	63,939	287,653
Justin Keppy(5)	266,056	230,653

(1)
Messrs. West, Haralson, and Dube received sign-on RSU and PSU grants but were not offered participation in the 2024 LTIP, and therefore, no awards for them are listed in this table.

(2)
Ms. Martin commenced her role, effective July 1, 2024, with compensation adjustments retroactive to April 10, 2024. Her 2024 LTIP award reflects proration based on her service in different roles during the year. The amounts in this table do not reflect the additional one-time, non-2024 LTIP RSU grants made to Ms. Martin in May 2024 and July 2024.

(3)
The amounts in this table do not reflect the additional one-time, non-2024 LTIP RSU grant made to Mr. Leef in May 2024.

(4)
Ms. Brooks and Mr. Keppy each forfeited their 2024 LTIP awards upon their respective separations from the Company. Mr. Scherr was not offered participation in the 2024 LTIP.

(5)
These amounts include both Mr. Keppy’s 2024 LTIP award and certain awards under the 2023 long-term incentive program (the “2023 LTIP”). In accordance with the Company’s equity grant practices, due to the timing of his hiring, grants of RSUs and PSUs to Mr. Keppy under the 2023 LTIP were not made until January 2, 2024. However, his RSU grants are not reported in the Summary Compensation Table of this Proxy Statement because they were reported in the 2024 proxy statement.

Messrs. West, Haralson, and Dube received sign-on equity grants in 2024 in connection with their hiring, and Ms. Martin received one-time RSU grants in connection with the following: her service as Vice President, Chief Counsel, and Chief Compliance Officer; her service as Interim General Counsel and Assistant Corporate Secretary; and her promotion to Executive Vice President, General Counsel, and Corporate Secretary. See “— Agreements with NEOs” for further discussion of these equity grants. The Compensation Committee also granted a one-time non-2024 LTIP RSU award to Mr. Leef in May 2024 for retention purposes.
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Compensation Discussion and Analysis
2024 RSUs
RSUs represent the right to receive a defined number of shares of our common stock after completing a period of service established at the grant date. RSUs encourage retention and long-term commitment to the Company. Additionally, because RSUs are paid in shares of our common stock, we believe that these awards align the interests of our executives with those of our stockholders, as the RSUs encourage stock ownership and increase in value as the trading price of our common stock increases. RSUs granted under the 2024 LTIP generally vest ratably over three years, subject to the NEO’s continued employment with the Company.
2022, 2023, and 2024 PSUs
PSUs represent an opportunity to earn a defined number of shares of our common stock if the Company achieves preset performance goals over time. In general, the PSUs fully vest following the third anniversary of the date of grant. Payouts, in shares of common stock, can range from 0% to 200% of the target award. The three-year nature of the LTIP grant means that an NEO may have up to three outstanding PSU grants in one year.
Goal Setting in the PSU Program. Considering the amount of change underway at the Company following Emergence, the Compensation Committee has, to date, used a staged approach to goal setting in the PSU program. This approach means that PSUs granted under the 2022 long-term incentive plan (the “2022 LTIP”), the 2023 LTIP, and the 2024 LTIP are conditionally earned, if at all, based on our performance against a series of three one-year goals. Any PSUs earned with respect to achievement of a one-year performance goal are “banked” and generally require continued employment through the third anniversary of the date of grant to fully vest. In addition, the program caps payouts at 100% of the targeted amount if our absolute total shareholder return (“TSR”) is negative over the three-year grant cycle. The TSR cap applies even if the performance goals are otherwise exceeded and would have resulted in more than 100% of the target grant amount of shares being earned. The Compensation Committee determined that this cap was an appropriate mechanism to ensure that our executives do not receive an above-target payout if our stockholders have not experienced positive TSR over the corresponding performance period. The Compensation Committee intends to continue to review the appropriate time to move the PSU program to cumulative, multi-year goals.
At the start of 2024, the Compensation Committee approved Adjusted Corporate EBITDA as the performance metric for the final third of the total PSUs granted under the 2022 LTIP, the second third of the PSUs granted under the 2023 LTIP, and the first third of the PSUs granted under the 2024 LTIP. The Compensation Committee also set the threshold, target and maximum goals for each of these tranches of PSUs. The calculation of Adjusted Corporate EBITDA for both awards is the same as that for the 2024 EICP applicable to our NEOs. Each PSU grant provides that 25% of the PSUs will be earned for performance from the minimum level to 80% of Target Adjusted Corporate EBITDA and uses straight line interpolation to calculate payouts for performance at or above 80% of Target (up to the Maximum amount). (See the
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Compensation Discussion and Analysis
tables below.) The Compensation Committee chose to use Adjusted Corporate EBITDA in the PSU program, acknowledging its use in the EICP as well, because of the metric’s importance to the Company and its stockholders.
Based on the Company’s performance in 2024, no PSUs were earned for the one-third of the 2022 LTIP PSUs, 2023 LTIP PSUs, and 2024 LTIP PSUs attributable to 2024 performance, respectively.
2024 Tranche of 2022 - 2024 PSUs
Performance	Adjusted Corporate EBITDA(1) (millions) ($)	Percentage Earned (%)
Minimum	1	25
Target	700	100
Maximum	875	200
2024 Results	(512)	0
2024 Tranche of 2023 - 2025 PSUs
Performance	Adjusted Corporate EBITDA(1) (millions) ($)	Percentage Earned (%)
Minimum	1	25
Target	700	100
Maximum	875	200
2024 Results	(512)	0
2024 Tranche of 2024 - 2026 PSUs
Performance	Adjusted Corporate EBITDA(1) (millions) ($)	Percentage Earned (%)
Minimum	1	25
Target	700	100
Maximum	875	200
2024 Results	(512)	0

(1)
Adjusted Corporate EBITDA is defined in Annex A: Non-GAAP Measures to this Proxy Statement.

The full performance period for the 2022 LTIP PSUs was completed as of the end of 2024. Mr. Leef was the only NEO who participated in the 2022 LTIP PSU award cycle. Based on Company performance, his
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Compensation Discussion and Analysis
PSUs were earned at 21.4% of the target, reflecting the averaged earned results across 2022, 2023, and 2024, of 64.4%, 0%, and 0%, respectively. The earned 2022 LTIP PSUs vested on March 30, 2025.
Messrs. Scherr, West, Dube, and Haralson did not participate in the 2022, 2023, or 2024 LTIP, as applicable. Instead, they received certain sign-on performance-based equity awards when they were hired, in the amounts, and subject to, the terms described below under “— Agreements with NEOs.” In the cases of Messrs. West, Haralson, and Dube, these awards remained unvested and fully outstanding as of December 31, 2024. In the case of Mr. Scherr, no new portion of his performance-based equity awards vested in 2024, and the unvested portions were forfeited in their entirety as of his separation from the Company.
Other Compensation Elements
Benefit Programs
We maintain a qualified defined contribution plan in which substantially all our U.S.-based employees can participate (the “401(k) Plan”). The 401(k) Plan provides that participants are eligible to receive a matching Company contribution equal to (i) 100% of their contributions for up to 3% of compensation (up to IRS limits) and (ii) 50% of their contributions for up to the next 2% of compensation (up to IRS limits).
Perquisites
We provide perquisites and other personal benefits to our NEOs that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program. These benefits better enable us to attract and retain superior employees for key positions. Our perquisites generally consist of access to benefits that are available to individuals in leadership roles across the Company, including personal use of a Company-owned vehicle, relocation assistance, and group excess liability umbrella insurance. The NEOs were also entitled to participate in an executive physical program during 2024. Furthermore, during 2024, the Compensation Committee also approved the provision of a financial counseling and tax-preparation benefit to the Company’s most senior leaders, including the NEOs. The Compensation Committee approved the program to help ensure that senior management fully understands and maximizes the opportunity presented by their compensation and benefits package.
In limited circumstances, in 2024, certain NEOs had access to travel on the Company’s private aircraft. Historically, we used private aircraft primarily for the purpose of facilitating business travel by our senior executives and directors, generally for travel within the United States and, less frequently, internationally. Pursuant to his employment agreement, prior to his separation from the Company, Mr. Scherr had access to private aircraft for travel between our headquarters in Florida and his home in New York. The Compensation Committee also approved Mr. Scherr’s limited use of private aircraft for trips to locations
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Compensation Discussion and Analysis
outside of New York prior to his separation from the Company. The Company’s aircraft was sold on July 18, 2024, and consequently, this perquisite has been discontinued.
The Compensation Committee periodically reviews our perquisite policies to help ensure that they are reasonable and competitive.
Severance Plan for Senior Executives
The Board maintains the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives, as amended or amended and restated from time to time (the “Severance Plan”). The Severance Plan provides for senior executives to be eligible to receive severance benefits if the participant’s employment is terminated for a reason other than “cause,” death, or disability.
The Severance Plan provides that in the event of a qualifying termination, the participant will be eligible for severance equal to (i) 1.5 times their base salary and target annual cash incentive, (ii) payment of a pro-rata annual cash incentive for the year of termination based on actual achievement of performance metrics, (iii) continued medical and continued health benefits for 18 months following termination, and (iv) executive outplacement services of up to $25,000. The Participants must execute (and not revoke) a release of claims within 60 days following termination to be eligible for these benefits. The plan requires compliance with customary covenants regarding confidential information, non-competition, non-solicitation, and non-disparagement. Ms. Brooks received these benefits in connection with her departure from the Company.
For each of Mr. Scherr and Mr. West, in addition to eligibility for benefits under the Severance Plan, their respective employment agreements provide (or for Mr. Scherr before his resignation, provided) for certain severance opportunities in the event of a termination for “good reason,” as defined in the applicable agreement. See “— Agreements with NEOs — Agreement with Mr. Scherr” and “— Agreements with NEOs — Agreement with Mr. West” below. Their respective employment agreements also contain post-employment restrictive covenant provisions that are more extensive and generally longer in duration than those applicable under the Severance Plan. Mr. Scherr received no severance benefits in connection with his voluntary resignation.
Messrs. Haralson’s, Dube’s, and Keppy’s offer letters provide (or for Mr. Keppy before his separation, provided) for similar severance benefits in the event of a termination for “good reason,” as defined in their respective offer letters. Mr. Keppy received certain severance benefits in connection with his separation from the Company. See “— Agreements with NEOs” below for additional details.
Agreements with NEOs
Agreement with Mr. West
Mr. West’s employment agreement, entered into on March 15, 2024 (the “West Employment Agreement”), provided for his appointment as CEO, effective April 1, 2024, and continued employment until the West
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Compensation Discussion and Analysis
Employment Agreement is terminated by either the Company (with or without “Cause,” as defined in the West Employment Agreement, or “Disability,” as defined in the West Employment Agreement) or Mr. West (with or without “Good Reason,” as defined in the West Employment Agreement, or upon his death).
While employed with the Company, the West Employment Agreement provides Mr. West with an annual base salary of $1.5 million (to be reviewed annually for possible increase) and the right to participate in the Company’s annual incentive program as in effect from time to time, with a target annual incentive amount equal to 150% of his base salary (provided that his actual bonus for 2024 would be no less than 112.5% of his base salary).
In lieu of participation in the Company’s long-term incentive program in 2024 and 2025, Mr. West received a sign-on equity grant upon his hiring that provides the opportunity to earn a total number of shares of our common stock in an amount equal to $33,000,000, divided by the weighted-average closing price of our common stock for the 30-day period ending on the date of our public announcement of Mr. West’s employment by the Company. 45.45% of the sign-on equity grant was delivered in the form of RSUs that vest ratably over three years, and 54.55% of the sign-on equity grant was delivered in the form of PSUs that vest based on Mr. West’s continued employment over a three-year period and Company stock performance over a maximum of five years. Beginning in 2026, Mr. West will be eligible to receive equity awards under the Company’s long-term incentive program at the same time, and on the same terms and conditions as, awards granted to other NEOs, with an anticipated grant date fair market value of no less than $8,000,000 per year.
These awards were designed by the Compensation Committee, with the support of its independent compensation consultant, FW Cook, to closely align Mr. West’s compensation with the value that management creates for stockholders, particularly for the performance-based awards that directly linked earning of the awards with stock price improvement. In making these awards, our Compensation Committee was focused on successfully recruiting a leader who the Board believed had the requisite experience and leadership qualities to successfully grow our business and position the Company to succeed in the context of the future of mobility. Specifically, our Board sought leadership to undertake a transformation of the Company. In that pursuit, our Compensation Committee created what it believed to be an appropriate compensation structure to incentivize Mr. West in a manner aligned with the interests of our stockholders, while inducing Mr. West to join the Company relative to other opportunities available to him at the time.
Mr. West’s sign-on equity awards are summarized below.
Time-Based RSUs: In order to provide for retention of Mr. West and to allow him to earn compensation based on our stock price over a three-year period, our Compensation Committee awarded Mr. West 1,910,369 time-based RSUs that will vest ratably over three years from his start date, subject to his continued employment with the Company on each such date.
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Compensation Discussion and Analysis
Performance-Based RSUs: At the heart of Mr. West’s sign-on package and representing 54.55% of Mr. West’s total sign-on equity awards are 2,292,864 performance-based RSUs (the “West Stock Price RSUs”). The West Stock Price RSUs are designed to be earned based on (i) a three-year time-vesting period and (ii) the Company’s achievement of the following share price targets (provided that any West Stock Price RSUs that do not vest within five years shall be forfeited):
Performance-Based RSUs – Tranche	Required 90-Day VWAP
458,572	$10.00
458,573	$12.50
458,573	$15.00
458,573	$17.50
458,573	$20.00
Our Compensation Committee determined that these awards should comprise the largest portion of Mr. West’s sign-on equity grants to align his compensation with sustained levels of share price performance. Importantly, the share price performance metrics referenced in the table above would be achieved only when the 90-day weighted-average closing price (“VWAP”) of our common stock exceeds the applicable price. Sustained share price performance is thus required, further aligning Mr. West’s compensation to stockholder interests. Once earned based on the stock price, the award would be paid out subject to the three-year time-based vesting schedule.
If Mr. West’s employment terminates without “cause,” or if he resigns for “good reason” (in each case as defined in the West Employment Agreement), his sign-on equity awards will be treated as follows (subject to his execution and non-revocation of a release of claims against the Company):
Time-Based RSUs	12 additional months of service crediting and full vesting if the termination occurs on or following a change in control (as defined in the 2021 Omnibus Incentive Plan).
Performance-Based RSUs – Stock Price
12 additional months of service crediting and 12 additional months of performance vesting eligibility for outstanding PSUs. If the termination occurs following a change in control, accelerated time-vesting and performance vesting based solely on the value of Company stock upon the change in control.

Mr. West is also entitled to participate in all employee and senior executive benefits in accordance with the programs then available to the Company’s senior executives, as well as in any retirement, deferred compensation, or similar plan available to senior executives and in effect from time to time. In addition, he
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is entitled to a life insurance policy with a death benefit of at least $5,000,000, but he was not provided with this benefit in 2024.
Furthermore, under the West Employment Agreement, Mr. West may receive certain perquisites generally available from time to time to senior executives of the Company on the terms and conditions then prevailing under such programs; an annual physical at the Company’s expense; and subject to his continued employment through December 31, 2024, free car rental privileges for his life and for the life of his surviving spouse (if applicable). He was also eligible for up to $30,000 in reimbursement for legal expenses incurred in negotiating his employment agreement and is entitled to reimbursement for the use of private aircraft for business purposes.
Mr. West is entitled to severance and change in control benefits, which are summarized under “Potential Payments upon Termination or Change in Control” below. Following the termination of his employment, the West Employment Agreement prohibits Mr. West from soliciting our employees for six months, soliciting our clients for twelve months, and competing with the Company for two years.
Agreement with Mr. Haralson
Mr. Haralson and the Company entered into a standard offer letter on May 29, 2024, in connection with his being hired as the Company’s Executive Vice President and CFO, effective June 17, 2024. He also entered into a standard Employee Confidentiality and Non-Competition Agreement as of May 29, 2024.
The offer letter provides for Mr. Haralson to receive the following:
■
an annual base salary of $750,000; and

■
a target opportunity under the Company’s annual incentive plan at 100% of his annual base salary (prorated for 2024).

Also under the offer letter, Mr. Haralson received a cash sign-on bonus in the gross amount of $500,000, which was payable on the first payroll period following his first 30 days of employment. Mr. Haralson is required to repay a pro-rata portion of his sign-on bonus to the Company if his employment is terminated for “cause” (as defined in his offer letter) or if he voluntarily terminates his employment without “good reason” (as defined in his offer letter) within 12 months of his start date.
Furthermore, the offer letter provided Mr. Haralson with the following two sign-on equity awards as of his start date:
■
a grant of 1,143,293 RSUs, with a grant date value of $3.75 million, that vests ratably on the first three anniversaries of the date of grant, assuming his continued employment through each vesting date. In the event Mr. Haralson terminates his employment for “good reason” or is terminated without “cause” by the Company, one-third of the RSUs next scheduled to vest will immediately

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Compensation Discussion and Analysis
vest (in the absence of a change in control) or the whole award will vest (upon or within two years following a change in control); and
■
a grant of 1,143,293 PSUs, with a grant date value of $3.75 million, that will vest in equal installments over a period of three years, and subject to the following performance conditions (provided that any PSUs that do not vest within five years shall be forfeited):

Performance-Based RSUs – Tranche	Required 90-Day VWAP
228,659	$10.00
228,659	$12.50
228,659	$15.00
228,658	$17.50
228,658	$20.00
Mr. Haralson is ineligible for additional equity awards in 2024, but he will become eligible to participate in the Company’s long-term incentive program beginning in 2025, with an annual target award value of $2,500,000.
Under the offer letter, Mr. Haralson is eligible to receive a Company-provided vehicle for personal and professional use, with income imputed for the value of any personal use. He was also entitled to receive benefits generally available to other relocating executives, including relocation assistance in the form of a net cash payment of $100,000 plus expenses related to the movement of his household goods, subject to repayment to the Company of (i) 100% of such amounts if Mr. Haralson’s employment is terminated for “cause” (as defined in his offer letter) or he voluntarily terminates his employment without “good reason” (as defined in his offer letter) within 12 months of his start date or (ii) 50% of such amounts if his employment is terminated for “cause” or he voluntarily terminates his employment without “good reason” between 12 and 24 months of his start date. He was also eligible for up to $20,000 in reimbursement for legal expenses incurred in negotiating his offer letter.
The offer letter also provides that Mr. Haralson is eligible to participate in other benefit programs available to executive officers of the Company. Furthermore, pursuant to the offer letter, Mr. Haralson became a participant in the Severance Plan from the first day of his employment. Upon a termination without “cause” by the Company or by Mr. Haralson for “good reason,” Mr. Haralson is entitled to the greater of the benefits set forth under the Severance Plan (as in effect on the date of such termination) and the benefits outlined in Mr. Haralson’s offer letter. See “Potential Payments upon Termination or Change in Control — Summaries: Plans and Agreements” below for more information about his severance entitlements.
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Agreement with Mr. Dube
Mr. Dube and the Company entered into a standard offer letter on June 28, 2024, in connection with his being hired as the Company’s Executive Vice President and Chief Commercial Officer, effective July 22, 2024. His offer letter also includes confidentiality and non-competition provisions that apply during his employment with the Company.
The offer letter provides for Mr. Dube to receive the following:
■
an annual base salary of $875,000; and

■
a target opportunity under the Company’s annual incentive plan at 100% of his annual base salary (prorated for 2024).

Also under the offer letter, Mr. Dube received a cash sign-on bonus in the gross amount of $1,000,000, which was payable on the first payroll period following the first 30 days of his employment. Mr. Dube is required to repay a pro-rata portion of his sign-on bonus to the Company if his employment is terminated for any reason other than a termination by the Company without “cause” (as defined in his offer letter) or a termination by Mr. Dube for “good reason” (as defined in his offer letter) within 12 months of his start date.
The offer letter also provided Mr. Dube with two sign-on equity awards as of his start date:
■
a grant of 1,126,583 RSUs, with a grant date value of $4.45 million, that vests ratably on the first three anniversaries of the date of grant, assuming his continued employment through each vesting date. In the event Mr. Dube leaves his employment for “good reason” or is terminated without “cause” by the Company, one-third of the RSUs next scheduled to vest will immediately vest (in the absence of a change in control) or the whole award will vest (upon or within two years following a change in control); and

■
a grant of 1,126,583 PSUs, with a grant date value of $4.45 million, that will vest in equal installments over a period of three years, and subject to the following performance conditions (provided that any PSUs that do not vest within five years shall be forfeited):

Performance-Based RSUs – Tranche	Required 90-Day VWAP
225,317	$10.00
225,317	$12.50
225,317	$15.00
225,316	$17.50
225,316	$20.00
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Compensation Discussion and Analysis
Mr. Dube is ineligible for additional equity awards in 2024 and 2025, but he will become eligible to participate in the Company’s long-term incentive program beginning in 2026, with an annual target award value of $2,500,000.
Under the offer letter, Mr. Dube was also entitled to receive benefits generally available to other relocating executives, including relocation assistance in the form of a net cash payment of $125,000 plus expenses related to the movement of his household goods, subject to repayment to the Company of (i) 100% of such amounts if Mr. Dube’s employment is terminated for any reason other than a termination by the Company without “cause” or by Mr. Dube for “good reason” within 12 months of his start date or (ii) 50% of such amounts if such termination occurs between 12 and 24 months of his start date.
In addition, Mr. Dube is eligible to participate in other benefit programs available to executive officers of the Company and receive a Company-provided vehicle for personal and professional use, with income imputed for the value of any personal use. Furthermore, pursuant to the offer letter, Mr. Dube became a participant in the Severance Plan from the first day of his employment. Upon a termination without “cause” by the Company or by Mr. Dube for “good reason,” Mr. Dube is entitled to the greater of the benefits set forth under the Severance Plan (as in effect on the date of such termination) and the benefits outlined in Mr. Dube’s offer letter. See “Potential Payments upon Termination or Change in Control — Summaries: Plans and Agreements” below for more information about his severance entitlements.
Agreement with Ms. Martin
Ms. Martin, who served as our Interim General Counsel and Assistant Corporate Secretary beginning April 10, 2024, and who previously served as Vice President, Chief Counsel, and Chief Compliance Officer, was promoted to the role of Executive Vice President, General Counsel, and Corporate Secretary, effective July 1, 2024. Her annual base salary was increased from $350,000 to $360,000 on January 8, 2024, in connection with an ordinary course salary adjustment, and from $360,000 to $600,000, in connection with her promotion to the role of Executive Vice President, General Counsel, and Corporate Secretary. Her target opportunity under the Company’s annual incentive plan was increased from 35% to 80% of her annual base salary, in connection with her promotion. Ms. Martin’s long-term incentive plan participation amount was also increased, in connection with her promotion, resulting in her total target equity award amount being increased from $180,000 to $1,000,000. She also received a one-time grant of RSUs equal in value to $1,000,000 upon her promotion to the role of Executive Vice President, General Counsel, and Corporate Secretary. Ms. Martin’s promotion and these new compensation opportunities were memorialized in a standard offer letter, dated June 25, 2024, with the increased compensation opportunities, effective retroactive to April 10, 2024. Per the offer letter she received upon her hire in 2023, Ms. Martin is also entitled to participate in the Company’s benefit programs available to other executive officers of the Company and receive a Company-provided vehicle for personal and professional use.
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Compensation Discussion and Analysis
Agreement with Mr. Scherr
Mr. Scherr’s employment agreement, entered into on February 3, 2022 (the “Scherr Employment Agreement”), provided for an initial term ending on December 31, 2026, unless earlier terminated by Mr. Scherr or the Company. On March 12, 2024, Mr. Scherr provided the Company with notice of his intent to voluntarily resign from the Company, and his resignation became effective on March 31, 2024.
During his tenure with the Company, the Scherr Employment Agreement provided Mr. Scherr with an annual base salary of $1.5 million and the right to participate in the Company’s annual incentive program in effect from time to time, with a target annual incentive amount equal to 160% of his base salary.
In lieu of participation in the Company’s long-term incentive program, Mr. Scherr received three equity grants upon his hiring. The awards are summarized below.
Time-Based RSUs: Our Compensation Committee awarded 2,802,590 time-based RSUs (representing 0.45% of fully diluted shares of Company common stock as of Emergence) that vested with respect to 40% of the time-based RSUs on December 31, 2022 and 20% on December 31, 2023. Mr. Scherr forfeited the remainder of his time-based RSUs upon his voluntary resignation from the Company.
Performance-Based RSUs — Stock Price: Mr. Scherr’s sign-on package included 6,539,378 performance-based RSUs (representing 1.05% of fully diluted shares of the Company’s common stock as of Emergence) (the “Scherr Stock Price RSUs”). The Scherr Stock Price RSUs were designed to be earned solely based on the Company’s achievement of the following share price targets, which, if earned based on stock price, would have vested annually in 20% increments from December 31, 2022 through December 31, 2026:
Performance-Based RSUs – Stock Price (#)	Required 90-Day VWAP ($)
1,401,295	$15.00
1,401,295	$20.00
1,401,295	$25.00
1,401,296	$30.00
934,197	$35.00
Based on our stock price performance during 2022, Mr. Scherr earned the shares associated with the $15.00 and $20.00 VWAPs during 2022. 20% of those shares vested on each of December 31, 2022 and December 31, 2023. The balance of those earned shares did not vest, as Mr. Scherr voluntarily resigned prior to the December 31, 2024, 2025, and 2026 vesting dates.
No additional Scherr Stock Price RSUs were earned in 2023 or 2024. Upon Mr. Scherr’s departure from the Company on March 31, 2024, he ceased to be eligible to earn any further performance-based RSUs.
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Compensation Discussion and Analysis
Performance-Based RSUs — Stock Price and Transaction: As the final part of Mr. Scherr’s sign-on equity award, he was granted 3,113,989 performance-based RSUs (representing 0.50% of fully diluted shares of the Company’s common stock as of Emergence) (the “Transaction RSUs”) that would have been earned if specified share price targets were satisfied, and there was (i) a change in control of the Company or (ii) a transaction following which the shareholdings of Certares, Knighthead, and their affiliates were together reduced below one-third of their levels as of February 3, 2022. The Transaction RSUs were not earned, and they were forfeited upon Mr. Scherr’s voluntary resignation from the Company.
If Mr. Scherr’s employment had terminated without “cause” or if he had resigned for “good reason” (in each case as defined in the Scherr Employment Agreement) outside of the context of a change in control, his sign-on equity awards would have received certain accelerated and continued vesting treatment (subject to his execution and non-revocation of a release). However, because Mr. Scherr terminated his employment with the Company without “good reason,” as defined in the Scherr Employment Agreement, all of Mr. Scherr’s unvested sign-on equity awards were forfeited in full as of March 31, 2024.
During his employment, Mr. Scherr was also entitled to participate in all employee and senior executive benefits in accordance with the programs then available to the Company’s senior executives. Similarly, during his employment, Mr. Scherr was entitled to participate in any retirement, deferred compensation, or similar plan available to senior executives and in effect from time to time.
He was entitled to receive perquisites under the Scherr Employment Agreement, including any such perquisites available from time to time to senior executives of the Company. Mr. Scherr was entitled to an annual physical at the Company’s expense and access to private aircraft for limited personal use, including between our headquarters in Florida and his home in New York.
Mr. Scherr also received Company-paid housing for six months when he began his employment with the Company, and up to $30,000 in reimbursement for legal expenses incurred in negotiating the Scherr Employment Agreement.
Mr. Scherr was entitled to severance and change in control benefits, but these terminated upon his separation from the Company on March 31, 2024 without having had effect. The Scherr Employment Agreement prohibits Mr. Scherr from competing with the Company or soliciting our employees or clients for two years following the termination of his employment for any reason.
Agreements with Mr. Keppy
Mr. Keppy and the Company entered into an offer letter in connection with his hiring in November 2023 (the “Keppy Offer Letter”). He also entered into a standard Employee Confidentiality and Non-Competition Agreement as of the same date. The Keppy Offer Letter provided that he was to be employed on an at-will basis. On June 6, 2024, Mr. Keppy and the Company entered into a separation agreement to memorialize the terms of his separation from the Company, effective June 3, 2024 (the “Keppy Separation Agreement”).
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Compensation Discussion and Analysis
The Keppy Offer Letter provided for Mr. Keppy to receive the following:
■
an annual base salary of $1.25 million;

■
a target opportunity under the Company’s annual incentive plan at 100% of his annual base salary (prorated for 2023); and

■
participation in the Company’s annual long-term incentive plan with a target equity award of $2.5 million (prorated for 2023).

Also, under the Keppy Offer Letter, Mr. Keppy was eligible to receive a cash sign-on bonus in the amount of $750,000. Although Mr. Keppy was required to repay a pro-rata portion of his sign-on bonus to the Company if his employment were terminated for “cause” or if he voluntarily terminated his employment within 24-months of his hiring date without “good reason,” under the Keppy Separation Agreement, the Company forgave this obligation to repay the cash sign-on bonus.
The Keppy Offer Letter also provided Mr. Keppy with two sign-on equity awards as of his start date in order to compensate him for the value of foregone equity grants with his prior employer and otherwise incentivize him to join the Company:
■
an RSU grant, with a grant date value of $10.0 million, that would vest ratably on the first three anniversaries of the date of grant, assuming his continued employment through each vesting date, and that would vest immediately in the event Mr. Keppy voluntarily left his employment for “good reason” or was terminated without “cause” by the Company (the “Good Leaver Sign-On RSUs”); and

■
an RSU grant with a grant date value of $5.0 million that would cliff vest on the fourth anniversary of the grant date, assuming his continued employment with the Company, and that was subject to the terms and conditions of the Company’s standard RSU agreement, including its early vesting terms (i.e., this grant did not provide Mr. Keppy with any accelerated vesting if he voluntarily left his employment for any reason, including a situation that would result in “good reason”).

Under the Keppy Offer Letter, Mr. Keppy was also entitled to receive benefits generally available to other relocating executives, including relocation assistance in the form of a net cash payment of $100,000 plus expenses related to the movement of his household goods, subject to repayment to the Company of (i) 100% of such amounts if Mr. Keppy terminated his employment without “good reason” within 12 months of his start date or (ii) 50% of such amounts if Mr. Keppy terminated his employment without “good reason” between 12 and 24 months of his start date. Upon Mr. Keppy’s separation from the Company on June 3, 2024, the Company forgave his obligation to repay his relocation assistance.
The Keppy Offer Letter also provided that Mr. Keppy was eligible to use a Hertz service vehicle for personal and professional use, and to participate in other benefit programs available to executive officers of the Company, as well as reimbursement of legal fees up to $10,000 for the completion of his offer letter. Under the Keppy Separation Agreement, Mr. Keppy was entitled to purchase the Hertz-provided car for $1.00.
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Compensation Discussion and Analysis
Furthermore, pursuant to the Keppy Offer Letter, Mr. Keppy was a participant in the Severance Plan from the first day of his employment. Upon a termination without “cause” within his first three years of employment, he was to be entitled to no less than the benefits set forth under the Severance Plan as in effect on the date of his offer letter or, if the Severance Plan was subsequently amended or replaced to provide for more favorable benefits, in the aggregate, than those provided in the offer letter, those enhanced benefits. In addition, during this three-year period, Mr. Keppy was to be entitled to benefits no less favorable than those set forth in the Severance Plan, in the event he voluntarily left his employment for “good reason.” Pursuant to the Keppy Separation Agreement, however, Mr. Keppy became ineligible for any benefits under the Severance Plan and instead received, in addition to the repayment forgiveness and opportunity to purchase a Hertz car, as described above, a cash severance benefit of $2,250,000, payable in installments over 18 months following his separation date; accelerated vesting of 974,771 Good Leaver Sign-On RSUs (valued at $4,025,804, based on a June 3, 2024 closing price); reimbursement of up to $25,000 in outplacement services during the 18-month period following his separation date; and assuming enrollment in COBRA and conversion of accident insurance coverage, continued medical, health, and other similar health care benefits (including for eligible dependents), and accident insurance coverage at the same premium cost paid prior to his termination until the earlier of the 18-month anniversary of his separation date and coverage under another employer’s medical plan.
Agreements with Other NEOs
In 2024, our other NEOs (Mr. Leef and Ms. Brooks) had offer letters with the Company (from 2020 and 2023, respectively) that contained customary employment terms (such as base salary, incentive compensation, and benefits opportunities) as in effect at the time the offer letters were executed. These offer letters were not amended or modified in 2024 and did not provide any enhanced severance benefits beyond those that would otherwise be provided under the Severance Plan. Upon her separation from the Company, Ms. Brooks entered into a severance agreement with the Company. Under this agreement, in addition to her Severance Plan benefits, Ms. Brooks was entitled to purchase a Hertz-provided vehicle for $1.00 and to Hertz Platinum Loyalty Status for five years.
Clawback Policy
We maintain and operate the Hertz Global Holdings, Inc. Clawback Policy (the “Nasdaq Clawback Policy”). The Nasdaq Clawback Policy provides for the reasonably prompt recovery (or “clawback”) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers (including the NEOs) in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws.
Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount
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of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid.
Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Nasdaq Clawback Policy is generally limited to any compensation granted, earned, or vested based wholly or in part on the attainment of one or more financial reporting measures. The Nasdaq Clawback Policy includes limited exceptions to the requirement to clawback amounts in the event of an accounting restatement in accordance with Nasdaq listing rules and SEC requirements.
Prior to the promulgation of rules by Nasdaq, the Company had voluntarily adopted a clawback policy to promote responsible risk management. This policy applied to a broader group of employees than is required by the Nasdaq listing rules. The Compensation Committee chose to maintain this policy (the “Supplemental Clawback Policy”) to serve as a primary source of compensation recovery opportunity related to senior employees other than executive officers (generally employees at or above the Vice President level) and as a supplement to the Nasdaq Clawback Policy for executive officers.
For executive officers, the Supplemental Clawback Policy will only operate with respect to amounts subject to the Nasdaq Clawback Policy after recovery occurs under the Nasdaq Clawback Policy, and there will be no duplication of recovery under the Supplemental Clawback Policy.
The Company’s 2021 Omnibus Incentive Plan also includes clawback and forfeiture provisions that apply to both time-based and performance-based vesting awards granted pursuant to the plan in the event of certain misconduct by the participant, including a breach of a restrictive covenant. All of the outstanding RSU and PSU awards are subject to those clawback provisions.
Stock Ownership Guidelines and Hedging and Pledging Policy
Stock Ownership Guidelines
We maintain Stock Ownership Guidelines under which our NEOs and other individuals at the Senior Vice President level and above are required to own shares of our common stock equal in value to a specified multiple of their annual base salary. As of the date of this Proxy Statement, the Stock Ownership Guidelines applicable to our NEOs are described below.
Position	Multiple of Annual Base Salary
CEO	5x
Other NEOs	3x
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Compensation Discussion and Analysis
Executives generally have five years to reach the target ownership levels. Executives subject to the Stock Ownership Guidelines are permitted to count towards the target ownership levels those shares owned outright or in trust for which they are the ultimate beneficiary and 50% of the value of awards issued under our equity incentive plans, including (i) unvested RSUs and other non-performance-based share awards and (ii) earned PSUs, performance shares, or similar performance-based share awards, even if the service requirement has not yet been met.
Until the target ownership levels are met, executives generally are restricted from selling more than 50% of the net shares received upon vesting or exercise of equity awards after the payment of exercise prices and withholding taxes, as applicable.
As of the date this Proxy Statement, all continuing NEOs have either met their retention guideline or are currently in the transition period for compliance with the Stock Ownership Guidelines.
Hedging and Pledging Policy
Our Insider Trading Policy prohibits employees, officers, and directors from entering into any type of arrangement, contract, or transaction that has the effect of pledging shares or hedging against the decrease in the market value of our common stock.
Summary of the Compensation Decision-Making Process
The Compensation Committee is responsible for reviewing and establishing the compensation program for our NEOs, subject to approval by the Board. To help design the program, the Compensation Committee uses a variety of inputs, including those that are discussed below.
Annual Say-on-Pay Vote
We provide stockholders with an annual “say-on-pay” advisory vote on our executive compensation program. At our 2024 annual meeting of stockholders, approximately 97% of the votes cast for the say-on-pay proposal were in favor of our NEO compensation program and policies. Our Compensation Committee evaluated the results of the 2024 say-on-pay vote, and, given the majority support for our executive compensation program, decided to maintain the core design of our compensation program. The Compensation Committee expects to continue to consider the outcome of future say-on-pay votes, in addition to various other factors, when making future compensation decisions.
Compensation Consultant and Market Data
The Compensation Committee has the authority to retain outside advisors, as it deems appropriate. For 2024, the Compensation Committee retained FW Cook as its independent compensation consultant with
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respect to the 2024 executive compensation program. FW Cook does not perform any services for the Company other than in its role as independent advisor to the Compensation Committee. The Compensation Committee has assessed FW Cook’s independence. In 2024, the Compensation Committee also considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to FW Cook. Based on this review, the Compensation Committee did not identify any conflict of interest.
The responsibilities of our compensation consultant include:
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reviewing and advising on total executive compensation, including salaries, short-term and long-term incentive programs, and relevant performance goals;

■
advising on industry trends and best practices in executive compensation;

■
advising on effectively aligning pay with performance and with our business needs; and

■
assisting the Compensation Committee with any other matters related to executive compensation arrangements, including executive employment and award arrangements.

The independent compensation consultant also provides internal and external pay comparison data to the Compensation Committee. The Compensation Committee uses this data as one element in its compensation decisions and does not mandate target ranges for our NEO salaries, annual incentive opportunities, or long-term incentives, as compared to the market data.
To determine the appropriate market data for use in its compensation decisions, the Compensation Committee selected a peer group based on the recommendations of FW Cook. FW Cook prepared a list of potential peer companies (with a particular focus on travel companies). Because the number of our direct industry competitors is limited, we do not limit the peer group to our direct competitors. FW Cook proposed companies that have substantial similarities to our business model, are comparable to us based on revenues and market capitalization, and with which we compete for talent.
We prefer to have a consistent peer group year to year, and based on the recommendation of the independent compensation consultant, the Compensation Committee chose to keep the peer group used for 2023 as the peer group for 2024. At the time the Compensation Committee selected the peer group for 2024, the Company was at the 36th percentile in revenue and the 60th percentile in market capitalization within the group. In the fourth quarter of 2024, the Compensation Committee again reviewed the Company’s peer group, in consultation with the independent compensation consultant, for use in setting 2025 compensation and determined that no changes were necessary for 2025.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 71

Compensation Discussion and Analysis
The following companies comprised our peer group for purposes of evaluating our executive compensation for 2024:
Alaska Air Group, Inc.	Lithia Motors, Inc.
AutoNation, Inc.	Norwegian Cruise Line Holdings Ltd.
Avis Budget Group, Inc.	Penske Automotive Group, Inc.
CarMax, Inc.	Royal Caribbean Cruises Ltd.
Carvana Co.	Ryder Systems, Inc.
Element Fleet Management Corp.	Sonic Automotive, Inc.
Group 1 Automotive, Inc.	Southwest Airlines Co.
Hilton Worldwide Holdings Inc.	Travel + Leisure Co.
JetBlue Airways Corporation	United Rentals, Inc.
Role of the CEO
In determining the appropriate levels of compensation for our NEOs, our CEO provides input to the Compensation Committee on topics that influence business performance; our CEO also reviews and makes observations regarding the performance of our business and regarding the executives that report to him. Although the Compensation Committee may consider CEO input, in all cases, the final determinations regarding compensation of our NEOs rests with the Compensation Committee and our Board.
Compensation Risk
Our compensation policies and practices, including the NEO compensation programs, have been designed to include features intended to reduce the likelihood of excessive risk-taking. The Compensation Committee annually reviews our compensation policies and programs to identify and address any potential risks that could be created by the programs. In September 2024, with the assistance of key personnel from our Human Resources Department and our Legal Department, the Compensation Committee undertook a risk review of our 2024 compensation programs for all employees. Based on this review, the Compensation Committee concluded that the risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company.
72 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Compensation Committee Report
The Compensation Committee has reviewed and discussed with members of management the Compensation Discussion and Analysis included in this Proxy Statement for the year ended December 31, 2024. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
The Compensation Committee,
Colin Farmer, Chair
Andrew Shannahan
Hertz Global Holdings, Inc. | 2025 Proxy Statement 73

2024 Summary Compensation Table
The table set forth below presents compensation information for the individuals who served as our CEO and CFO during 2024, for each of the other three most highly compensated individuals who were serving as executive officers at the end of 2024, and for one individual who would have been an NEO had such individual been in his role at fiscal year-end. See “Compensation Discussion and Analysis — Agreements with NEOs” for additional information.
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Wayne (“Gil”) West Chief Executive Officer	2024	1,125,001	1,181,250	32,322,862	506,250	45,519	35,180,881
Scott Haralson EVP and Chief Financial Officer	2024	403,846	500,000	7,500,002	121,721	203,659	8,729,228
Sandeep Dube EVP and Chief Commercial Officer	2024	387,019	1,000,000	8,900,006	116,906	258,572	10,662,503
Katherine Lee Martin EVP, General Counsel, and Corporate Secretary	2024	533,348	—	2,334,401	113,246	38,206	3,019,201
Eric Leef EVP and Chief Human Resources Officer	2024	500,000	—	1,696,359	120,000	59,445	2,375,803
	2023	500,000	—	635,764	200,000	44,482	1,380,246
	2022	492,500	—	510,013	315,000	26,394	1,343,907
Other NEOs Required to Be Discussed
Stephen M. Scherr Former Chair and Chief Executive Officer	2024	403,846	—	—	—	143,460	547,306
	2023	1,500,000	—	—	1,200,000	200,417	2,900,417
	2022	1,269,231	—	178,319,484	2,119,562	427,860	182,136,137
Alexandra Brooks Former EVP and Chief Financial Officer	2024	300,000	—	1,771,948	—	1,838,279	3,910,227
	2023	515,769	—	505,485	206,301	43,662	1,271,218
Justin Keppy Former EVP and Chief Operating Officer	2024	576,923	—	3,023,669	—	2,428,293	6,028,885
	2023	158,654	750,000	15,000,003	80,479	172,512	16,161,648
74 Hertz Global Holdings, Inc. | 2025 Proxy Statement

2024 Summary Compensation Table
(1)
Messrs. West, Haralson, and Dube joined the Company, effective April 1, 2024; June 17, 2024; and July 22, 2024, respectively. Messrs. Scherr and Keppy, and Ms. Brooks departed the Company on March 31, 2024; June 3, 2024; and June 30, 2024, respectively. Ms. Martin was promoted to her current position, effective July 1, 2024, with compensation adjustments retroactive to April 10, 2024. Mr. Leef served in his role for the entire fiscal year.

(2)
Includes, for 2024, with respect to Messrs. Haralson and Dube, and for 2023, with respect to Mr. Keppy, cash sign-on bonuses paid in connection with each NEO’s hiring. For Mr. West, includes the difference between the amount actually earned under the 2024 EICP (as reported in the “Non-Equity Incentive Plan Compensation” column) and his prorated target annual incentive for 2024, which was guaranteed under the terms of the West Employment Agreement.

(3)
The amounts reported represent the aggregate grant date fair value of applicable equity awards and were computed in accordance with FASB Topic 718. Assumptions used in the calculations of these amounts are included in “Note 9 — Stock-Based Compensation” in the notes to our consolidated financial statements in our 2024 Annual Report. For fiscal 2024, the “Stock Awards” column reflects the grant date fair values of the following:

(a)
for Messrs. West, Haralson, and Dube, the time-based and stock price performance-based sign-on RSUs granted in connection with their hirings, as described under “Compensation Discussion and Analysis — Agreements with NEOs.”

(b)
for Mr. Leef and Ms. Brooks, one-third of the 2022 PSUs granted under the 2022 LTIP, which are as described under “Compensation Discussion and Analysis — Long-Term Incentives.” For the 2022 PSUs, because we have used a staged approach to goal setting, with one-third of the total 2022 PSU grant conditionally earned based on performance against a series of three one-year goals, and the goals for each tranche set at the beginning of each performance year, only the third tranche of the 2022 PSUs is considered granted in 2024 under FASB Topic 718 and included in this table. The following is the aggregate grant date fair value of the 2022 PSUs if we had assumed that the maximum amount (200%) of the third tranche would have been earned: Ms. Brooks, $70,209; and Mr. Leef, $119,356. No PSU awards were actually earned. Ms. Brooks’ 2022 PSUs granted under the 2022 LTIP were forfeited in connection with her separation from the Company. Our other NEOs did not participate in the 2022 LTIP.

(c)
for Mses. Martin and Brooks and Mr. Leef, one-third of the 2023 PSUs granted under the 2023 LTIP, and for Mr. Keppy, two-thirds of the 2023 PSUs (as his 2023 PSUs were not granted until January 2024), which are as described under “Compensation Discussion and Analysis — Long-Term Incentives.” For the 2023 PSUs, because we have used a staged approach to goal setting, with one-third of the total 2023 PSU grant conditionally earned based on performance against a series of three one-year goals, and the goals for each tranche set at the beginning of each performance year, only the second tranche of the 2023 PSUs (or, in the case of Mr. Keppy, the first and second tranches) is considered granted in 2024 under FASB Topic 718 and included in this table. The following is the aggregate grant date fair value of the 2023 PSUs if we had assumed that the maximum amount (200%) of the second tranche (or, in the case of Mr. Keppy, the first and second tranches) would have been earned: Ms. Martin, $11,347; Mr. Leef, $140,021; Ms. Brooks, $140,341; and Mr. Keppy, $1,269,552. No PSU awards were actually earned. Ms. Brooks’ and Mr. Keppy’s 2023 PSUs granted under the 2023 LTIP were forfeited in connection with their separations from the Company. Our other NEOs did not participate in the 2023 LTIP.

(d)
for Mses. Martin and Brooks and Messrs. Leef and Keppy, one-third of the 2024 PSUs and all of the 2024 RSUs granted under the 2024 LTIP (including, with respect to Ms. Martin, additional RSUs granted in connection with her promotion), as described under “Compensation Discussion and Analysis — Long-Term Incentives.” For the 2024 PSUs, because we have used a staged approach to goal setting, with one-third of the total 2024 PSU grant conditionally earned based on performance against a series of three one-year goals, and the goals for each tranche set at the beginning of each performance year, only the first tranche of the 2024 PSUs is considered granted in 2024 under FASB Topic 718 and included in this table. The following is the aggregate grant date fair value of the 2024 PSUs if we had assumed that the maximum amount (200%) of the first tranche would have been earned: Ms. Martin, $199,361; Mr. Leef, $283,334; Ms. Brooks, $333,335; and Mr. Keppy, $833,336. No PSU awards were actually earned. Ms. Brooks’ and Mr. Keppy’s 2024 PSUs granted under the 2024 LTIP were forfeited in connection with their separations from the Company. Our other NEOs did not participate in the 2024 LTIP.

(4)
Reflects amounts paid under the 2024 EICP, as described in the “Compensation Discussion and Analysis — Annual Incentive Awards.”

Hertz Global Holdings, Inc. | 2025 Proxy Statement 75

2024 Summary Compensation Table
(5)
Includes the following for 2024:

Name	Perquisites and Personal Benefits(a)							Tax Gross Ups ($)	Company Contributions to Qualified 401(k) Plan(b) ($)	Severance ($)
	Personal Use of Aircraft ($)	Personal Use of Vehicle ($)	Financial Planning Assistance ($)	Reimbursement of Legal Fees ($)	Relocation Related Benefits ($)	Executive Physical ($)	Life Insurance Premiums ($)
Wayne (“Gil”) West	—	—	—	29,486	—	900	1,333	—	13,800	—
Scott Haralson	—	7,392	—	19,456	100,000	—	407	64,880	11,523	—
Sandeep Dube	—	6,149	—	—	141,082	6,670	389	91,535	12,748	—
Katherine Lee Martin	—	9,503	—	—	8,672	—	604	5,626	13,800	—
Eric Leef	—	27,003	18,000	—	—	—	642	—	13,800	—
Other NEOs Required to Be Discussed
Stephen Scherr	121,736	12,317	8,926	—	—	—	482	—	—	—
Alexandra Brooks	—	9,737	18,000	—	—	4,637	385	—	13,800	1,791,720
Justin Keppy	—	2,876	5,907	—	29,851	3,738	741	19,368	13,800	2,352,012

(a)
Amounts shown are valued at the incremental cost to us of providing the benefit or, for Personal Use of Vehicle, the annual lease value of Company-provided vehicles. For Personal Use of Aircraft, incremental cost includes our cost of the actual fuel burned per flight (at the per-gallon cost of the immediately preceding fuel purchase(s)), together with costs such as landing fees, parking/hangar fees, catering expense, lavatory cleaning, garbage removal, and similar variable expenses associated with a flight, as well as crew travel expenses incurred because of the personal use. Incremental cost of personal flights also includes the incremental cost of any repositioning flights necessary to accommodate the personal use. We exclude fixed costs such as hangar rent, insurance, maintenance, and crew salaries.

(b)
Reflects Company matching contributions to the 401(k) Plan.

76 Hertz Global Holdings, Inc. | 2025 Proxy Statement

2024 Grants of Plan-Based Awards
The table set forth below provides, for each NEO, information about grants, during 2024, of plan-based awards (equity and non-equity). All equity grants were made under the 2021 Omnibus Incentive Plan.
Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Wayne (“Gil”) West
Annual Cash Incentive		—	—	84,375	1,687,500	3,375,000	—	—	—	—	—
Sign-On Stock-Price- Based PSUs		4/1/2024	3/15/2024	—	—	—	—	2,292,864	2,292,864	—	17,632,124
Sign-On Time-Based RSUs		4/1/2024	3/15/2024	—	—	—	—	—	—	1,910,369	14,690,738
Scott Haralson
Annual Cash Incentive		—	—	20,287	405,738	811,476	—	—	—	—	—
Sign-On Stock-Price- Based PSUs		6/17/2024	5/23/2024	—	—	—	—	1,143,293	1,143,293	—	3,750,001
Sign-On Time-Based RSUs		6/17/2024	5/23/2024	—	—	—	—	—	—	1,143,293	3,750,001
Sandeep Dube
Annual Cash Incentive		—	—	19,484	389,686	779,372	—	—	—	—	—
Sign-On Stock-Price-Based PSUs		7/22/2024	6/25/2024	—	—	—	—	1,126,583	1,126,583	—	4,450,003
Sign-On Time-Based RSUs		7/22/2024	6/25/2024	—	—	—	—	—	—	1,126,583	4,450,003
Katherine Lee Martin
Annual Cash Incentive		—	—	19,161	383,213	766,426	—	—	—	—	—
2024 Tranche of 2023 PSUs		2/14/2024	2/14/2024	—	—	—	587	734	1,468	—	5,674
2024 Tranche of 2024 PSUs		7/8/2024	6/25/2024	—	—	—	6,922	27,689	55,378	—	99,680
2024 RSUs		3/1/2024	2/14/2024	—	—	—	—	—	—	23,018	180,001
Hertz Global Holdings, Inc. | 2025 Proxy Statement 77

2024 Grants of Plan-Based Awards
Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
2024 RSUs		5/1/2024	4/3/2024	—	—	—	—	—	—	111,857	500,001
2024 RSUs		7/1/2024	6/28/2024	—	—	—	—	—	—	69,253	250,003
2024 RSUs		7/8/2024	6/25/2024	—	—	—	—	—	—	83,067	299,041
2024 RSUs		7/8/2024	6/25/2024	—	—	—	—	—	—	277,778	1,000,001
Eric Leef
Annual Cash Incentive		—	—	20,000	400,000	800,000	—	—	—	—	—
2024 Tranche of 2022 PSUs		3/1/2024	2/14/2024	—	—	—	6,176	7,720	15,441	—	59,678
2024 Tranche of 2023 PSUs		3/1/2024	2/14/2024	—	—	—	7,246	9,057	18,114	—	70,011
2024 Tranche of 2024 PSUs		3/1/2024	2/14/2024	—	—	—	4,529	18,116	36,232	—	141,667
2024 RSUs		3/1/2024	2/14/2024	—	—	—	—	—	—	54,348	425,001
2024 RSUs		5/1/2024	4/3/2024	—	—	—	—	—	—	223,714	1,000,002
Others NEOs Required to Be Discussed
Stephen Scherr
Annual Cash Incentive		—	—	29,836	596,721	1,193,443	—	—	—	—	—
Alexandra Brooks
Annual Cash Incentive		—	—	11,803	236,066	472,131	—	—	—	—	—
2024 Tranche of 2022 PSUs		2/14/2024	2/14/2024	—	—	—	3,633	4,541	9,083	—	35,105
2024 Tranche of 2023 PSUs		2/14/2024	2/14/2024	—	—	—	7,262	9,078	18,155	—	70,170
2024 Tranche of 2024 PSUs		3/1/2024	2/14/2024	—	—	—	5,328	21,313	42,626	—	166,668
2024 RSUs		3/1/2024	2/14/2024	—	—	—	—	—	—	63,939	500,003
2024 RSUs		5/1/2024	4/3/2024	—	—	—	—	—	—	223,714	1,000,002
78 Hertz Global Holdings, Inc. | 2025 Proxy Statement

2024 Grants of Plan-Based Awards
Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Justin Keppy
Annual Cash Incentive		—	—	26,469	529,372	1,058,743	—	—	—	—	—
2023 Tranche of 2023 PSUs		1/2/2024	10/18/2024	—	—	—	28,322	35,403	70,806	—	361,111
2024 Tranche of 2023 PSUs		2/14/2024	2/14/2024	—	—	—	28,322	35,403	70,806	—	273,665
2024 Tranche of 2024 PSUs		3/1/2024	2/14/2024	—	—	—	13,321	53,282	106,565	—	416,668
2023 RSUs		1/2/2024	10/18/2024	—	—	—	—	—	—	70,806	722,221
2024 RSUs		3/1/2024	2/14/2024	—	—	—	—	—	—	159,847	1,250,004

(1)
The amounts in these columns include the “Target” amount for each NEO eligible to receive an award under the EICP at 100% of the target award, the “Threshold” amount for each eligible NEO at 25% of the “Target” amount (which assumes only the NPS metric was funded and did so at the threshold level of performance) and the “Maximum” amount for the maximum amount payable to each NEO at 200% of the “Target,” in each case prorated for the NEO’s service in 2024. The EICP is discussed under “Compensation Discussion and Analysis — Components of 2024 Executive Compensation Program — Annual Incentive Awards.” Actual payouts earned under the program for 2024 for Messrs. Haralson, Dube, and Leef and Ms. Martin were 30% of “Target,” prorated for time worked, and can be found under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. West was guaranteed a payout equal to $1,687,500 (his prorated target annual bonus for 2024, equal to 112.5% of his base salary) under the terms of his employment agreement. Messrs. Scherr and Keppy and Ms. Brooks forfeited their EICP awards in connection with their respective terminations of employment.

(2)
For Messrs. West, Haralson, and Dube, represents the stock price performance-based sign-on RSUs granted in connection with their respective hirings, as described under “Compensation Discussion and Analysis — Agreements with NEOs.” For Mr. Leef and Ms. Brooks, represents the third tranche of PSUs granted under the 2022 LTIP, the second tranche of PSUs granted under the 2023 LTIP, and the first tranche of PSUs granted under the 2024 LTIP, in each case with respect to 2024 performance. For Ms. Martin, represents the second tranche of PSUs granted under the 2023 LTIP, the first tranche of PSUs granted under the 2024 LTIP on July 8, 2024, in connection with her promotion to Executive Vice President, General Counsel, and Corporate Secretary, in each case with respect to 2024 performance. We discuss Ms. Martin’s promotion under the heading “Compensation Discussion and Analysis — Agreements with NEOs — Agreement with Ms. Martin.” For Mr. Keppy, represents the first and second tranches of PSUs granted under the 2023 LTIP, and the first tranche of PSUs granted under the 2024 LTIP, in each case with respect to 2024 performance. All PSUs are earned based on our financial performance. We discuss these awards under the heading “Compensation Discussion and Analysis — Components of 2024 Executive Compensation Program — Long-Term Incentives.” The amounts disclosed in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the number of shares issuable assuming achievement of the specific Threshold, Target, or Maximum levels of performance established by the Compensation Committee for these PSUs over the 2024 performance period. As disclosed in the CD&A, no PSUs were earned for 2024. Ms. Brooks’ 2024 PSUs and RSUs granted under the 2024 LTIP were forfeited in connection with her termination of employment with the Company. Mr. Keppy received accelerated vesting of 974,771 RSUs granted upon his hiring in 2023, in connection with his departure from the Company, as further described under “Compensation Discussion and Analysis — Agreements with NEOs — Agreements with Mr. Keppy,” but his outstanding PSUs and RSUs were otherwise forfeited upon his termination.

(3)
For Mses. Martin and Brooks and Messrs. Leef and Keppy, represents RSUs granted under the 2024 LTIP, which vest ratably over three years, subject to each NEO’s continued employment. For Mr. Keppy, this amount also includes RSUs under the 2023 LTIP that were not granted until January 2024 (which also would have vested ratably over three years had he remained employed with us). We discuss these awards under the heading “Compensation Discussion and Analysis — Components of 2024 Executive Compensation Program — Long-Term Incentives.” Ms. Brooks and Mr. Keppy forfeited these RSUs in

Hertz Global Holdings, Inc. | 2025 Proxy Statement 79

2024 Grants of Plan-Based Awards
connection with their respective terminations from the Company, and as a result, these RSUs do not appear in the “Outstanding Equity Awards at Fiscal Year-End 2024” table. For Ms. Martin, the RSU grant on July 1, 2024 was made for her service as Vice President, Chief Counsel, and Chief Compliance Officer; the RSU grant on May 1, 2024 was made for her service as Interim General Counsel and Assistant Corporate Secretary; and her July 8, 2024 RSU grant was made in connection with her promotion to Executive Vice President, General Counsel, and Corporate Secretary. We discuss Ms. Martin’s promotion to Executive Vice President, General Counsel, and Corporate Secretary under the heading “Compensation Discussion and Analysis — Agreements with NEOs — Ms. Martin.” For Messrs. West, Haralson, and Dube, represents time-based RSUs granted in connection with their hirings, which vest ratably over three years, subject to each NEO’s continued employment, and which are described above under “Compensation Discussion and Analysis — Agreements with NEOs.”
(4)
Represents the aggregate grant date fair value, computed pursuant to FASB Topic 718. The fair market value of RSUs and PSUs is the closing price of our common shares on the date of grant multiplied by the number of shares granted (or, for PSUs, the “target” number of shares granted, which represents the probable outcome of the applicable performance conditions as of the grant approval date). These amounts are included in the “Stock Awards” column of the Summary Compensation Table.

Grants made in 2024 are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for our NEOs is provided under the section of this Proxy Statement entitled “Compensation Discussion and Analysis — Components of 2024 Executive Compensation Program.”
80 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth, for each NEO, details of equity awards outstanding on December 31, 2024:
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)
Wayne (“Gil”) West	4/1/2024	—	—	—	—	1,910,369	6,991,951	—	—
	4/1/2024	—	—	—	—	—	—	2,292,864	8,391,882
Scott Haralson	6/17/2024	—	—	—	—	1,143,293	4,184,452	—	—
	6/17/2024	—	—	—	—	—	—	1,143,293	4,184,452
Sandeep Dube	7/22/2024	—	—	—	—	1,126,583	4,123,294	—	—
	7/22/2024	—	—	—	—	—	—	1,126,583	4,123,294
Katherine Lee Martin	7/6/2023	—	—	—	—	4,405	16,122	—	—
	7/6/2023	—	—	—	—	—	—	734	2,686
	7/6/2023	—	—	—	—	35,747	130,834	—	—
	2/14/2024	—	—	—	—	—	—	734	2,686
	3/1/2024	—	—	—	—	23,018	84,246	—	—
	5/1/2024	—	—	—	—	111,857	409,397	—	—
	7/1/2024	—	—	—	—	69,253	253,466	—	—
	7/8/2024	—	—	—	—	83,067	304,025	—	—
	7/8/2024	—	—	—	—	277,778	1,016,667	—	—
	7/8/2024	—	—	—	—	—	—	27,689	101,342
Eric Leef	11/9/2021	96,000	—	26.17	11/9/2031	—	—	—	—
	3/30/2022	—	—	—	—	5,148	18,842	—	—
	3/30/2022	—	—	—	—	—	—	7,720	28,256
	3/3/2023	—	—	—	—	12,077	44,202	—	—
	3/3/2023	—	—	—	—	—	—	9,057	33,149
	3/31/2023	—	—	—	—	—	—	7,720	28,256
	2/14/2024	—	—	—	—	—	—	7,720	28,256
	2/14/2024	—	—	—	—	—	—	9,057	33,149
	3/1/2024	—	—	—	—	54,347	198,910	—	—
	3/1/2024	—	—	—	—	—	—	18,116	66,305
	5/1/2024	—	—	—	—	223,714	818,793	—	—
Hertz Global Holdings, Inc. | 2025 Proxy Statement 81

Outstanding Equity Awards at 2024 Fiscal Year-End
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)
Other NEOs Required to Be Discussed(5)
Stephen Scherr	—	—	—	—	—	—	—	—	—
Alexandra Brooks	—	—	—	—	—	—	—	—	—
Justin Keppy	—	—	—	—	—	—	—	—	—

(1)
The stock options granted on November 9, 2021 to Mr. Leef fully vested as of November 9, 2024, but such options remain outstanding and unexercised.

(2)
For Messrs. West, Haralson, and Dube, time-based RSUs granted in connection with their hirings (April 1, June 17, and July 22, 2024, respectively) vest ratably over three years on the first, second, and third anniversaries of April 1, June 17, and July 22, 2024, respectively. Service-based RSUs under the 2022 LTIP granted to Mr. Leef (on March 30, 2022) vest ratably over three years on the first, second, and third anniversaries of March 30, 2022. Service-based RSUs under the 2023 LTIP granted to Ms. Martin (on July 6, 2023) and Mr. Leef (on March 3, 2023) vest ratably over three years on the first, second, and third anniversaries of the applicable date of grant. Service-based RSUs under the 2024 LTIP granted to Ms. Martin (on March 1, 2024 and July 8, 2024, in connection with her promotion) and to Mr. Leef (on March 1, 2024 and May 1, 2024) vest ratably over three years on the first, second, and third anniversaries of the applicable date of grant. Ms. Martin also received one-time RSU awards on July 1, 2024, in connection with her service as Vice President, Chief Counsel, and Chief Compliance Officer that vest on the first anniversary of the date of the grant and on May 1, 2024, in connection with her service as Interim General Counsel and Assistant Corporate Secretary that vest on the first anniversary of the date of grant, and on July 8, 2024, in connection with her promotion to Executive Vice President, General Counsel, and Corporate Secretary that vest ratably on the first, second, and third anniversaries of the date of grant.

(3)
The market value is calculated using a per-share price of $3.66, which was the closing price of our common stock on the Nasdaq on the last trading day of 2024 (i.e., December 31, 2024).

(4)
For each of Messrs. West, Haralson, and Dube, reflects performance-based RSUs that are earned upon the achievement of share price targets that had not been achieved as of December 31, 2024. For Mr. Leef’s March 30, 2022 grant, the amounts reflect the first tranche of the PSUs granted under the 2022 LTIP that vest once earned on March 30, 2025, which were subject to his continued employment and a cap if the Company’s TSR was negative over the three-year performance period. As discussed in the Company’s 2023 proxy statement, 64.4% of the first tranche of these awards were banked based on our 2022 Adjusted Corporate EBITDA. We have treated the first tranche as unearned for purposes of the table because the final number of shares was not determinable until March 30, 2025. For Ms. Martin and Mr. Leef, the amounts granted on July 6, 2023 and March 3, 2023, respectively, reflect the first tranche of the PSUs granted under the 2023 LTIP, and the amounts granted to Mr. Leef on March 31, 2023 reflect the second tranche of the PSUs granted under the 2022 LTIP. For Ms. Martin and Mr. Leef, the amounts granted on July 8, 2024 and March 1, 2024, respectively, reflect the first tranche of the PSUs granted under the 2024 LTIP, and the amounts granted on February 14, 2024 reflect the second tranche of PSUs granted under the 2023 LTIP, and, in the case of Mr. Leef only, the third tranche of the PSUs granted under the 2022 LTIP. In each case, Ms. Martin’s and Mr. Leef’s PSUs granted under the applicable LTIP vest once earned on the third anniversary of the grant date, subject to the NEO’s continued employment and a cap if the Company’s TSR is negative over the three-year performance period. As discussed under “Compensation Discussion and Analysis — Long-Term Incentive,” no shares were banked for 2023 or 2024 performance under any of the 2022 LTIP, the 2023 LTIP, or the 2024 LTIP.

(5)
For Mr. Scherr and Ms. Brooks, all outstanding awards were forfeited as of their respective separations from the Company. Mr. Keppy received accelerated vesting of 974,771 RSUs granted upon his hiring in 2023 in connection with his departure from the Company, as further described under “— Agreements with NEOs — Agreements with Mr. Keppy,” but his outstanding PSUs and RSUs were otherwise forfeited as of his separation from the Company.

82 Hertz Global Holdings, Inc. | 2025 Proxy Statement

2024 Option Exercises and Stock Vested
The table set forth below summarizes the stock awards that vested for the NEOs in 2024. No stock options were exercised by any NEO in 2024.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wayne (“Gil”) West	—	—
Scott Haralson	—	—
Sandeep Dube	—	—
Katherine Lee Martin	20,074	202,910
Eric Leef	21,851	117,271
Other NEOs Required to Be Discussed
Stephen Scherr	—	—
Alexandra Brooks	15,745	94,555
Justin Keppy	998,372(1)	4,210,364

(1)
For Mr. Keppy, represents the accelerated vesting 974,771 RSUs upon his departure, in addition to the awards that vested in the ordinary course prior to his departure.

Hertz Global Holdings, Inc. | 2025 Proxy Statement 83

Potential Payments upon Termination or Change in Control
Our NEOs’ employment may end under several possible scenarios. In some of these scenarios, our plans and agreements would provide severance benefits in varying amounts to the executive. Severance and other benefits that are payable upon a termination of employment whether or not in connection with a change of control are described below. In the event of an actual triggering event under any of the applicable plans or agreements, all benefits would be paid to the continuing executive officer in accordance with, and at times permitted by, Section 409A of the Internal Revenue Code. Mr. Scherr, Ms. Brooks, and Mr. Keppy each departed the Company in 2024, and therefore, they are not included in the “Potential Payments” section below.
Summaries: Plans and Agreements
Severance Plan
The Board adopted and maintains the Severance Plan, which provides for senior executives, including each of Mr. Haralson, Mr. Dube, Ms. Martin, and Mr. Leef, and previously, Ms. Brooks, to be eligible to receive severance if the participant’s employment is terminated by the Company or a subsidiary for a reason other than “cause,” death, or disability. The Severance Plan provides that in the event of a qualifying termination, the participant will be eligible for severance equal to (i) 1.5 times the sum of (a) their annualized rate of base salary, at the highest annual base salary rate in effect at any time within the 12-month period preceding the termination date and (b) target annual bonus, (ii) payment of a pro-rata bonus for the year of termination based on actual achievement of performance metrics and time worked during such year, (iii) continued medical and health benefits for 18 months following termination, and (iv) executive outplacement services of up to $25,000. The Participants must execute a release of claims within 60 days following termination to be eligible for benefits. The plan contains certain covenants regarding confidential information, non-competition, non-solicitation, and non-disparagement. Ms. Brooks received the above-described Severance Plan benefits in connection with her termination of employment with the Company.
Agreement with Mr. West
Subject to his signing and not revoking a release of claims against the Company, the West Employment Agreement provides Mr. West with enhanced cash severance equal to two (2) times his base salary and target annual bonus (in lieu of 1.5 times such amounts as provided under the Severance Plan) in the event his employment is terminated by the Company without “cause” or by Mr. West for “good reason,” payment of a pro-rata bonus for the year of termination based on actual achievement of performance metrics and
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Potential Payments upon Termination or Change in Control
time worked during such year, and payment of the balance of COBRA premiums that exceeds premium costs prior to termination for the period during which Mr. West continues COBRA coverage. For additional information regarding the West Employment Agreement, see “Compensation Discussion and Analysis —  Agreements with NEOs — Agreement with Mr. West” above.
Agreements with Messrs. Dube and Haralson
Mr. Haralson and Mr. Dube’s offer letters both provide that, subject to their executing and not revoking a release of claims against the Company, in the event of a termination without “cause” by the Company or by the executive with “good reason” (in each case as defined in the applicable offer letter, and subject to the execution and non-revocation of a standard release of claims), Messrs. Haralson and Dube are each entitled to the greater of the severance benefits provided under the Severance Plan (as in effect as of their termination) and the following: (i) the payment of 1.5 times base salary and target annual bonus, paid in 36 equal bi-weekly installments; (ii) a payment of their pro-rata annual bonus for the year of termination based on actual achievement for the entire year; (iii) up to $25,000 in outplacement services; and (iv) 18 months’ continued medical, dental, vision, and accident insurance coverage at the same level and cost in effect as of their termination date.
For additional information regarding these offer letters, see “Compensation Discussion and Analysis —  Agreements with NEOs” above.
Agreement with Mr. Scherr
The Scherr Employment Agreement provided for certain severance benefits if Mr. Scherr’s employment was terminated by the Company without cause or by Mr. Scherr for good reason. However, due to his voluntary resignation, Mr. Scherr forfeited these benefits.
Agreements with Mr. Keppy
The Keppy Offer Letter provided for certain severance benefits if Mr. Keppy’s employment was terminated by the Company without cause or by Mr. Keppy with good reason. However, in lieu of these benefits, Mr. Keppy received the benefits outlined in the Keppy Separation Agreement, as described above under “— Agreements with NEOs — Agreements with Mr. Keppy.”
Annual Incentive Plan — EICP
Our 2024 EICP provided that if a participant’s employment was terminated without cause, ended due to retirement, or was due to death or disability, the participant would be entitled to a prorated award based on actual achievement of performance metrics and the number of full weeks worked within the weeks available to work during the plan year. The participant must execute a release of claims in favor of the Company to receive such an award.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 85

Potential Payments upon Termination or Change in Control
Long-Term Incentive Plan — RSUs, PSUs, and Stock Options
Our RSUs, PSUs, and stock options outstanding in 2024 provide for accelerated vesting upon certain terminations of employment, as summarized below.
■
Emergence Awards: Upon a termination without cause or due to death or disability, a number of shares subject to the RSUs and stock options will vest immediately upon such termination that is equal to the number of shares that would have vested on the next vesting date following termination.

■
PSUs and RSUs Granted to NEOs (other than sign-on equity awards): In the event of death or disability, a prorated portion of the next tranche of the award will vest, with any performance conditions determined based upon actual performance. In the event of a termination without cause following a change in control, outstanding RSUs will fully vest, and a pro-rata portion of PSUs earned based on performance as of the change in control will vest. With respect to awards granted in 2024, such awards would also vest upon a good reason resignation following a change in control. For Ms. Martin’s promotional RSU grant made in connection with her promotion to Executive Vice President, General Counsel, and Corporate Secretary, her RSUs would also vest in the event of an involuntary termination without cause that occurs prior to a change in control.

■
Effect of a Change in Control: For stock options, RSUs, and PSUs outstanding in 2024 and granted to NEOs (other than the sign-on equity awards granted to Messrs. Scherr, West, Haralson, and Dube), no awards will be accelerated in connection with a change in control if the Compensation Committee or the Board, in its discretion, determines that all awards will be honored or assumed in the transaction. The Compensation Committee also has the discretion to determine whether the terms of the awards so assumed will provide that, in the event of a termination without cause or, with respect to PSUs granted in 2024, a termination for “good reason” within two years following the change in control, all conditions or restrictions with respect to such awards will be waived or otherwise lapse. If the awards are not assumed, vesting will accelerate upon a change in control so that all unvested options will become exercisable, all shares underlying RSUs will be issued, and a pro-rata portion of the PSUs will be issued based on the actual level of achievement of the relevant performance goals as of the date of the change in control and the number of full months that have elapsed as of the date of the change in control, unless the awards are instead cancelled in exchange for a cash payment.

■
Sign-On Equity Awards: The treatment of the sign-on equity awards granted to Messrs. West, Haralson, and Dube is described below, subject to the executive signing a release of claims, as applicable.

■
If, in the absence of a change in control, the executive experiences a termination of employment by the Company without cause or due to death or disability, or the executive terminates for good reason, subject to such executive signing a release of claims in all instances, then:

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Potential Payments upon Termination or Change in Control
■
the executive would receive an additional 12 months’ service crediting for purposes of the time-based RSU awards, meaning that a number of shares subject to each time-based RSU would vest immediately upon such termination in an amount equal to the number of shares that would have vested on the next annual vesting date following the termination; and

■
the executive would receive an additional 12 months’ service crediting for purposes of the PSU awards and any PSUs that have time vested (including the additional tranche that vests upon termination) but not performance vested would remain outstanding and eligible to performance vest for a period of 12 months following the termination.

■
In the event of a change in control:

■
any outstanding sign-on PSU awards would fully vest based on the Company’s per-share purchase price (provided it exceeds the first stock price threshold, with linear interpolation between target stock prices), regardless of whether the executive is terminated; and

■
if the executive experiences a termination of employment by the Company without cause or due to death or disability, or the executive terminates for good reason, within a two-year period following a such change in control, then any outstanding time-vesting RSUs would fully vest.

In the case of Mr. Scherr, certain additional vesting terms applied to his Transaction RSUs; however, those awards had not vested, and they were forfeited, as of his separation from the Company.
Potential Payments
The table set forth below assumes that each continuing NEO’s termination of employment occurred on December 31, 2024, that the per share price of our common stock was $3.66 (the closing price of our common stock on the Nasdaq on the last business day of fiscal 2024), that awards under the EICP for fiscal 2024 were earned at 30% of target (except for Mr. West, who received his guaranteed award for 2024), and that no PSUs were earned for awards with performance tied to 2023 or 2024 results. For Messrs. Haralson and Dube, the table assumes they are receiving benefits under the Severance Plan, as the Severance Plan benefits in effect as of December 31, 2024 were no greater than the benefits that would otherwise be provided under their offer letters. For the change in control scenarios, the table assumes that both a change in control and the NEO’s termination of employment occurred on December 31, 2024. Although the EICP provides for the payment of a prorated award upon an NEO’s “retirement,” no NEO would have been eligible for such treatment as of December 31, 2024, and therefore, a separate column for a retirement scenario is omitted.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 87

Potential Payments upon Termination or Change in Control
Name	Involuntary Termination Without “Cause”(1) ($)	Death or Disability(2) ($)	Voluntary Termination for “Good Reason”(3) ($)	Involuntary Termination Without “Cause” in Connection with a Change in Control(4) ($)	Voluntary Termination for “Good Reason” in Connection with a Change in Control(4)(5) ($)
Wayne (“Gil”) West
Cash Severance	7,500,000	—	7,500,000	7,500,000	7,500,000
Annual Incentive Award	1,687,500	1,687,500	1,687,500	1,687,500	1,687,500
Acceleration of Equity Awards	2,330,650	2,330,650	2,330,650	6,991,951	6,991,951
Value of Continuing Benefits	19,055	—	19,055	19,055	19,055
Outplacement Services	25,000	—	—	25,000	—
Scott Haralson
Cash Severance	2,250,000	—	2,250,000	2,250,000	2,250,000
Annual Incentive Award	121,721	121,721	121,721	121,721	121,721
Acceleration of Equity Awards	1,394,817	1,394,817	1,394,817	4,184,452	4,184,452
Value of Continuing Benefits	37,392	—	37,392	37,392	37,392
Outplacement Services	25,000	—	25,000	25,000	25,000
Sandeep Dube
Cash Severance	2,625,000	—	2,625,000	2,625,000	2,625,000
Annual Incentive Award	116,906	116,906	116,906	116,906	116,906
Acceleration of Equity Awards	1,374,431	1,374,431	1,374,431	4,123,294	4,123,294
Value of Continuing Benefits	9,745	—	9,745	9,745	9,745
Outplacement Services	25,000	—	25,000	25,000	25,000
Katherine Lee Martin
Cash Severance	1,620,005	—	—	1,620,005	—
Annual Incentive Award	113,246	113,246	—	113,246	—
Acceleration of Equity Awards	338,889	443,067	—	2,214,758	2,067,801
Value of Continuing Benefits	—	—	—	—	—
Outplacement Services	25,000	—	—	25,000	—
Eric Leef
Cash Severance	1,350,000	—	—	1,350,000	—
Annual Incentive Award	120,000	120,000	—	120,000	—
Acceleration of Equity Awards	—	271,494	—	1,098,048	1,017,707
88 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Potential Payments upon Termination or Change in Control
Name	Involuntary Termination Without “Cause”(1) ($)	Death or Disability(2) ($)	Voluntary Termination for “Good Reason”(3) ($)	Involuntary Termination Without “Cause” in Connection with a Change in Control(4) ($)	Voluntary Termination for “Good Reason” in Connection with a Change in Control(4)(5) ($)
Value of Continuing Benefits	32,697	—	—	32,697	—
Outplacement Services	25,000	—	—	25,000	—

(1)
For all NEOs, Cash Severance, Annual Incentive Award, Value of Continuing Benefits, and Outplacement Services amounts included in these columns represent amounts payable upon a termination by the Company without cause pursuant to the Severance Plan. For each of Messrs. West, Haralson, and Dube and Ms. Martin, Acceleration of Equity Awards represents the value of the sign-on time-based RSUs that would receive accelerated vesting as described above under “— Long-Term Incentive Plan — RSUs, PSUs, and Stock Options” at $3.66 per share.

(2)
No Severance Plan benefits are payable to any NEO in connection with a termination due to death or disability. The amounts shown in this column for Annual Incentive Award represent amounts payable upon a termination due to death or disability under the 2024 EICP. Acceleration of Equity Awards represents the value of the following equity awards, at $3.66 per share: (a) for each of Messrs. West, Haralson, and Dube, Acceleration of Equity Awards represents the value of the sign-on time-based RSUs that would receive accelerated vesting as described above under “— Long-Term Incentive Plan — RSUs, PSUs, and Stock Options”; (b) for Ms. Martin and Mr. Leef, a pro-rata portion of unvested RSUs granted under the 2022 LTIP, the 2023 LTIP, and the 2024 LTIP, as applicable, and for Ms. Martin, the additional one-time grants made for her service as Vice President, Chief Counsel, and Chief Compliance Officer, her service as Interim General Counsel and Assistant Corporate Secretary, and in connection with her promotion to Executive Vice President, General Counsel, and Corporate Secretary; and (c) for Mr. Leef, the earned but unvested PSUs banked for the 2022 tranche of the 2022 LTIP. No amounts are included for Mr. Leef’s vested stock options granted in connection with the Emergence, as the exercise price for all stock options exceeded the market price of the Company’s common stock on December 31, 2024.

(3)
Benefits payable to Messrs. West, Haralson, and Dube upon their termination for good reason are provided pursuant to their specific agreements with the Company, which entitle them to Severance Plan benefits and accelerated vesting of certain equity awards upon such a termination. For each of Messrs. West, Haralson, and Dube, Acceleration of Equity Awards represents the value of the sign-on time-based RSUs that would receive accelerated vesting as described above under “— Long-Term Incentive Plan — RSUs, PSUs, and Stock Options” at $3.66 per share.

(4)
NEO severance benefits generally do not change with the occurrence of a change in control. Cash Severance, Annual Incentive Award, Value of Continuing Benefits, and Outplacement Services amounts included in these columns represent amounts payable upon a termination by the Company without cause pursuant to the Severance Plan. Acceleration of Equity Awards represents the value of the following equity awards, at $3.66 per share: (a) for each of Messrs. West, Haralson, and Dube, Acceleration of Equity Awards represents the value of the sign-on time-based RSUs that would receive accelerated vesting as described above under “— Long-Term Incentive Plan — RSUs, PSUs, and Stock Options”; (b) for Ms. Martin and Mr. Leef, the unvested RSUs granted under the 2022 LTIP, the 2023 LTIP, and the 2024 LTIP, as applicable, and for Ms. Martin, the additional one-time grants made for her service as Vice President, Chief Counsel, and Chief Compliance Officer, her service as Interim General Counsel and Assistant Corporate Secretary and in connection with her promotion to Executive Vice President, General Counsel, and Corporate Secretary; and (c) for Mr. Leef, the earned but unvested PSUs banked for the 2022 tranche of the 2022 LTIP. No amounts are included for Mr. Leef’s vested stock options granted in connection with the Emergence, as the exercise price for all stock options exceeded the market price of the Company’s common stock on December 31, 2024.

(5)
Benefits to Messrs. West, Haralson, and Dube upon their termination for good reason are pursuant to their specific agreements with the Company, which entitle them to Severance Plan benefits and accelerated vesting of certain equity awards upon such a termination. For Ms. Martin and Mr. Leef, accelerated vesting is provided only for 2024 awards. For each of our NEOs, Acceleration of Equity Awards represents the value of the sign-on time-based and performance-based RSUs that would receive accelerated vesting as described above under “— Long-Term Incentive Plan — RSUs, PSUs, and Stock Options” at $3.66 per share.

Hertz Global Holdings, Inc. | 2025 Proxy Statement 89

CEO Pay Ratio
SEC rules require us to disclose the median of the annual total compensation of all our employees (except our CEO, who is our PEO, or principal executive officer), the annual total compensation of the PEO, and the ratio of these two amounts for our last completed fiscal year.
Consistent with applicable SEC rules, we may identify our median employee for purposes of providing this pay ratio disclosure once every three years, and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior year’s CEO pay ratio disclosure. As the Company last identified the median employee in 2021, a new median employee has been identified for purposes of the 2024 CEO pay ratio disclosure.
To identify the median employee, we first determined the median 2024 annual total compensation of all of our employees other than our CEO (the “Median 2024 Employee Compensation”), using our global employee population as of December 31, 2024, and using annual base salary as our consistently applied compensation measure. We identified employees at the same median compensation level, calculated the annual taxable income for those employees, and then identified the median employee from this group (the “2024 Median Employee”).
Consistent with applicable SEC rules, since Mr. Scherr resigned as our Chair and CEO, effective March 31, 2024, we are permitted to calculate the annual total compensation for our PEO by calculating the compensation provided to each person who served as PEO during the year for the time he served as PEO and combine those figures, or by annualizing the compensation of the person who served as PEO on the date selected for identifying the 2024 Median Employee. We have chosen to annualize the compensation of Mr. West, rather than combining his compensation with that of Mr. Scherr.
Mr. West was our PEO on December 31, 2024, the determination date of the 2024 Median Employee. Consistent with applicable SEC rules, we annualized Mr. West’s total 2024 compensation (which is comprised of his annual base salary, his annual target bonus, his sign-on equity grants, and perquisites and other benefits), as set forth in the “Summary Compensation Table” above, resulting in annualized compensation of $35,555,881 (the “2024 PEO Compensation”). We calculated the Median 2024 Employee Compensation on the same basis as the 2024 PEO Compensation. Based on these calculations, the Median 2024 Employee Compensation was $35,863, and the ratio of 2024 PEO Compensation to Median 2024 Employee Compensation was 969 to 1.
The pay ratio disclosure presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exclusions, estimates, and assumptions that reflect their employee populations and compensation practices, the pay ratio disclosure of other companies may not be comparable to the pay ratio reported by the Company.
90 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Pay Versus Performance Disclosure
The table set forth below provides information regarding our performance and the “compensation actually paid” to our CEO (referred in the table below as the PEO, or principal executive officer) and our other NEOs for each year, as calculated in accordance with SEC disclosure rules. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For discussion of how the Compensation Committee seeks to align pay and performance when making compensation decisions, please review our “Compensation Discussion and Analysis,” beginning on page 41.
Year	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(2)(3)		Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1) ($)	Average Compensation Actually Paid for Non-PEO Named Executive Officers(2)(3) ($)	Value of Initial $100 Investment Based on:(4)		Net Income (millions) ($)	Adjusted Corporate EBITDA(5) (millions) ($)
	PEO-1 ($)	PEO-2 ($)	PEO-1 ($)	PEO-2 ($)			Total Shareholder Return ($)	Peer Group Total Shareholder Return(4) ($)
2024	35,180,882	547,306	14,380,668	(45,583,327)	5,783,473	2,229,659	11	121	(2,862)	(1,541)
2023	2,900,417	—	(41,754,186)	—	4,118,654	3,728,824	32	103	616	561
2022	182,136,137	886,581	132,128,569	(809,312)	3,609,798	1,477,433	47	79	2,059	2,305
2021	14,216,577	12,653,169	13,614,741	11,923,378	5,327,918	4,998,545	77	91	365	2,130
2020	2,580,049	5,675,222	749,676	(6,831,215)	1,693,188	(155,528)	N/A	N/A	(1,723)	(995)

(1)
For 2024, PEO-1 is Mr. West, and PEO-2 is Mr. Scherr; non-PEO NEOs are Mr. Haralson, Mr. Dube, Ms. Martin, Mr. Leef, Ms. Brooks, and Mr. Keppy. For 2023, PEO-1 is Mr. Scherr, and there is no PEO-2; non-PEO NEOs are Ms. Brooks, Ms. Colleen Batcheler, Mr. Keppy, Mr. Leef, Mr. Kenny Cheung, and Mr. Paul Stone. For 2022, PEO-1 is Mr. Scherr and PEO-2 is Mr. Mark Fields; non-PEO NEOs are Mr. Cheung, Ms. Batcheler, Mr. Leef, Mr. Stone, Ms. Angela Brav, and Mr. M. David Galainena. For 2021, PEO-1 is Mr. Mark Fields, and PEO-2 is Mr. Stone; non-PEO NEOs are Mr. Cheung, Mr. Darren Arrington, Ms. Brav, and Mr. Galainena. For 2020, PEO-1 is Paul Stone, and PEO-2 is Ms. Kathryn Marinello; non-PEO NEOs are Mr. Cheung, Ms. Brav, Mr. Galainena, Ms. Opal Perry, Mr. Jamere Jackson, and Mr. Richard Eric Esper.

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments, as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs (including, for 2024, as set forth below). Amounts in the Deductions from Summary Compensation Table Total column are the total from the Stock Awards column set forth in the Summary Compensation Table. While similar adjustment information was provided in our 2023 proxy statement for years 2020, 2021, and 2022 and was provided in our 2024 proxy statement for 2023, under applicable SEC guidance, repeating such adjustment information is not required in this Proxy Statement because it is not material to our stockholders’ understanding of the information reported in the table above for 2024 or of the relationships disclosures provided below.

Hertz Global Holdings, Inc. | 2025 Proxy Statement 91

Pay Versus Performance Disclosure
Year	Summary Compensation Table Total ($)	Deductions from Summary Compensation Table Total(a) ($)	Additions to Summary Compensation Table Total(b) ($)	Compensation Actually Paid ($)
PEO-1
2024	35,180,882	(32,322,862)	11,522,648	14,380,668
PEO-2
2024	547,306	—	(46,130,633)	(45,583,327)
Average Non-PEO NEOs
2024	5,783,473	(4,204,396)	650,582	2,229,659

(a)
Represents the grant date fair value of equity awards reported in the “Stock Awards” columns in the Summary Compensation Table for 2024.

(b)
Reflects the value of equity calculated in accordance with the SEC methodology for determining compensation actually paid under Item 402(v) of Regulation S-K for each year shown. The amounts deducted or added in calculating the equity values included in Compensation Actually Paid are as follows:

Year	Covered Year End Fair Value of Outstanding Equity Awards Granted in the Covered Year ($)	Change in Fair Value (Prior Year End to Covered Year End) of Outstanding Unvested Equity Awards Granted Prior to Covered Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Change in Fair Value (Prior Year End to Covered Year End) of Equity Awards Granted in Prior Years That Vested in the Covered Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year ($)	Equity Value Included in Compensation Actually Paid ($)
	(a)	(b)	(c)	(d)	(e)	(f) = (a) + (b) + (c) + (d) + (e)
PEO-1
2024	11,522,648	—	—	—	—	11,522,648
PEO-2
2024	—	—	—	—	(46,130,633)	(46,130,633)
Average Non-PEO NEOs
2024	2,711,415	(27,929)	30,760	(1,057,683)	(1,005,981)	650,582

(4)
The Peer Group TSR set forth in this table utilizes the Morningstar Rental & Leasing Services Industry Group (the “Peer Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2024 Annual Report. The comparison assumes $100 was invested for the period starting November 9, 2021 (the first day of trading on the Nasdaq following our Emergence and re-listing on the Nasdaq), through the end of the listed year in the Company and Peer Index, respectively. Historical stock price performance is not necessarily indicative of future stock price performance.

92 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Pay Versus Performance Disclosure
(5)
We determined Adjusted Corporate EBITDA (a non-GAAP financial metric) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs for 2024 because this is a key primary financial performance metric in our annual incentive program and long-term incentive program. We may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted Corporate EBITDA is defined in Annex A: Non-GAAP Measures to this Proxy Statement.

Relationship Between Compensation Actually Paid and Our Performance
The relationships between the following: (a) Compensation Actually Paid to our PEO and other NEOs to (i) Net Income, (ii) Adjusted Corporate EBITDA, and (iii) Company TSR; and (b) the TSR of the Company to our Peer Index TSR, are as noted below.
■
Net Income: We did not use Net Income as a performance measure in our compensation program in the periods presented nor was it directly considered when making compensation decisions for our PEO or other NEOs. As a result, there has not been a direct relationship between Net Income and compensation actually paid to these individuals for the periods presented. However, to the extent our Net Income is correlated with our Adjusted Corporate EBITDA, which is a key measure in our compensation program, there has been a directional relationship.

■
Adjusted Corporate EBITDA: We have used Adjusted Corporate EBITDA in our annual and long-term incentive programs during the periods presented, and, as a result, it has had a direct impact on the compensation actually paid to NEOs.

■
Company and Peer Index TSR: The majority of our NEOs’ target compensation for the periods presented was delivered as equity compensation, and for our NEOs who participated in the 2024 LTIP, the PSUs in the program are capped at 100% of target if our TSR is negative during the performance period. As a result, compensation actually paid in connection with the PSUs will be directly related to our TSR. Peer Index TSR has not been a direct component of our compensation program, and therefore, Peer Index TSR has not had a direct relationship with compensation actually paid to our NEOs.

Tabular List
Below is a list of the financial performance measures that we believe are the most important financial performance measures used to link NEO Compensation Actually Paid for 2024 to Company performance. For more information, see “Compensation Discussion & Analysis.” Although we do not, in practice, use any performance measures to link Compensation “Actually Paid” (as calculated herein) to Company performance, we are providing this list in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used by the Compensation Committee to determine NEO compensation.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 93

Pay Versus Performance Disclosure
■
Adjusted Corporate EBITDA (Company-selected measure)

■
DOE & SGA Per Transaction Day

■
NPS

■
Total Shareholder Return

■
Volume Weighted-Average Closing Price of Our Common Stock

94 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Beneficial Ownership of Our Common Stock
The table below sets forth information as of March 24, 2025, unless another date is specified in footnote format, with respect to the ownership of our common stock by:
■
each person known to own beneficially more than 5% of our common stock;

■
each of the directors or director nominees of the Company;

■
each of the executive officers named in the Summary Compensation Table; and

■
all of the Company’s current directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported based on SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities that such person has a right to acquire beneficial ownership within 60 days of the date of this table. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of the Company, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 95

Beneficial Ownership of Our Common Stock
Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percentage
CK Amarillo LP(1)	181,455,469	58.9%
BlackRock, Inc.(2)	19,600,283	6.4%
Francis S. Blake(3)	51,920	*
Lucy Clark Dougherty(4)	42,889	*
Colin Farmer	—	*
Jennifer Feikin(5)	73,833	*
Mark Fields(6)	276,135	*
Vincent J. Intrieri(7)	106,965	*
Michael Gregory O’Hara	—	*
Andrew Shannahan	—	*
Evangeline Vougessis(8)	92,481	*
Thomas Wagner	—	*
Wayne “Gil” West(9)	886,789	*
Scott M. Haralson(10)	—	*
Sandeep Dube(11)	—	*
Katherine Lee Martin(12)	152,663	*
Eric Leef(13)	202,456	*
Stephen M. Scherr(14)	1,335,431	*
Alexandra Brooks(15)	24,283	*
Justin Keppy(16)	642,449	*
All current directors and executive officers as a group (16 persons)(17)	1,992,908	*

*
Less than 1%.

(1)
Represents shares held of record by CK Amarillo. CK Amarillo GP, LLC (“CK GP”) serves as the General Partner of CK Amarillo, and Certares Opportunities and Knighthead serve as investment managers (“Investment Managers”) of CK Amarillo, pursuant to an Investment Management Agreement, effective as of April 15, 2021, by and among each of the foregoing. Investment decisions with respect to the shares held by CK Amarillo are made by an investment committee of the Investment Managers, which committee includes Ara Cohen, as well as Colin Farmer, Michael Gregory O’Hara, Andrew Shannahan, and Thomas Wagner. Messrs. Farmer, O’Hara, Shannahan, and Wagner are members of our Board. The investment committee is empowered to vote, or dispose of, the shares on behalf of CK Amarillo. The address of the principal business and principal office of CK Amarillo, CK GP, and Knighthead is c/o Knighthead Capital Management, LLC, 280 Park Avenue, 22nd Floor, New York, New York 10017. The address of the principal business and principal office of Certares Opportunities is 350 Madison Avenue, 8th Floor, New York, New York 10017. Each of CK Amarillo, CK GP, Knighthead, and Certares Opportunities, by virtue of their relationships, may be deemed to share the power to vote or to direct the vote, and to share the power to dispose of, or direct the disposition of, the shares, held by CK Amarillo. The information in this footnote is based solely on the Schedule 13D/A, filed with the SEC on March 26, 2025, by CK Amarillo, CK GP, Knighthead, and Certares Opportunities, reporting beneficial ownership as of March 24, 2025.

96 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Beneficial Ownership of Our Common Stock
(2)
Includes sole voting power over 19,347,446 shares based on the Schedule 13G, filed with the SEC on November 8, 2024, by BlackRock, Inc., reporting beneficial ownership as of September 30, 2024. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(3)
Includes 8,031 phantom shares (including 3,173 phantom shares issued on March 31, 2025) that will settle promptly following the date Mr. Blake ceases to serve on our Board (other than for a removal for cause) and 42,889 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2025 Annual Meeting and Mr. Blake’s departure from the Board for any reason other than a removal for cause.

(4)
Includes 42,889 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2025 Annual Meeting and Ms. Dougherty’s departure from the Board for any reason other than a removal for cause.

(5)
Includes 9,234 phantom shares that will settle promptly following the date Ms. Feikin ceases to serve on our Board (other than for a removal for cause) and 35,212 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2025 Annual Meeting and Ms. Feikin’s departure from the Board for any reason other than a removal for cause.

(6)
Includes 35,212 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2025 Annual Meeting and Mr. Field’s departure from the Board for any reason other than a removal for cause.

(7)
Includes 35,212 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2025 Annual Meeting and Mr. Intrieri’s departure from the Board for any reason other than a removal for cause. Also includes 37,158 shares issuable pursuant to currently exercisable warrants to purchase our common stock.

(8)
Includes 29,729 phantom shares (including 3,173 phantom shares issued on March 31, 2025) that will settle promptly following the date Ms. Vougessis ceases to serve on our Board (other than for a removal for cause) and 35,212 shares of common stock underlying RSUs that vest in full on the earlier of the business day immediately preceding the 2025 Annual Meeting and Ms. Vougessis’ departure from the Board for any reason other than a removal for cause.

(9)
Includes 636,789 shares of common stock underlying RSUs that vest within 60 days.

(10)
Joined the Company on June 17, 2024.

(11)
Joined the Company on July 22, 2024.

(12)
Includes 111,857 shares of common stock underlying RSUs that vest within 60 days.

(13)
Includes 96,000 shares of common stock underlying currently exercisable stock options, 79,718 shares of common stock underlying RSUs that vest within 60 days and 4,971 shares of common stock underlying PSUs that vested on March 30, 2025.

(14)
The amount reported for Mr. Scherr is based on information available to the Company as of March 31, 2024, the effective date of his resignation from the Company.

(15)
The amount reported for Ms. Brooks is based on information available to the Company as of June 30, 2024, the effective date of her resignation from the Company.

(16)
The amount reported for Mr. Keppy is based on information available to the Company as of June 3, 2024, the effective date of his resignation from the Company.

(17)
Includes shares of common stock underlying stock options and warrants held directly by the beneficial owners that are currently exercisable or that will become exercisable within 60 days, shares of common stock underlying RSUs and PSUs that will vest within 60 days, and phantom shares issued as non-employee director compensation.

Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, the Company’s directors, certain of its officers, and any person holding more than 10% of the Company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Based solely on our review of the reports filed with the SEC, we believe that all of our directors, executive officers, and persons who own more than 10% of our common stock timely complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2024.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 97

Equity Compensation Plan Information
The table set forth below summarizes the securities authorized for issuance pursuant to our equity compensation plans as of December 31, 2024. When originally authorized by the Plan of Reorganization in our Emergence, the 2021 Omnibus Incentive Plan provided for the granting of an aggregate of 62,250,055 shares of our common stock. The Plan of Reorganization also authorized, beginning on June 30, 2022 and ending on June 30, 2031, that the total authorized shares under the 2021 Omnibus Incentive Plan will automatically be increased on June 30 of each year, unless determined otherwise by the Board. The rate of increase is calculated annually and equals 2% of the total number of our shares of common stock outstanding on the June 29th immediately preceding the applicable increase date (or a lesser number, as determined by the Compensation Committee). In 2024, the Compensation Committee permitted the increase feature to be applied. No awards may be granted under the 2021 Omnibus Incentive Plan after June 30, 2031.
The plan is categorized as “not approved by securityholders” because its adoption by our Board was authorized by the Plan of Reorganization, which occurred prior to our relisting on the Nasdaq in November 2021.
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3) (c)
Equity compensation plans approved by securityholders	—	—	—
Equity compensation plans not approved by stockholders	38,269,908	$26.17	43,816,240

(1)
The number of shares reported may overstate dilution due to the inclusion of performance-based awards.

(2)
The price in this column includes the weighted-average exercise price of outstanding stock options. The price does not include other awards that do not have exercise prices associated with them.

(3)
As of December 31, 2024, includes shares available for future issuance under the 2021 Omnibus Incentive Plan, including for awards other than options and rights.

98 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Information About the 2025 Annual Meeting
Stockholders Entitled to Vote at the 2025 Annual Meeting
Our Board has established the record date for the 2025 Annual Meeting as March 24, 2024. Only holders of record of the Company’s common stock at the close of business on the record date are entitled to receive the Notice of Internet Availability of Proxy Materials, or the Notice, and vote at the 2025 Annual Meeting. Each share of common stock is entitled to one vote on each proposal at the 2025 Annual Meeting. On March 24, 2025, the Company had 307,901,556 shares of common stock outstanding.
Voting Procedures
If you are a stockholder of record, you may vote as set forth in the Notice, or as follows:
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Voting by Internet: Follow the instructions on www.proxyvote.com or at www.virtualshareholdermeeting.com/HTZ2025.

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Voting by Telephone: Call 1-800-690-6903, and follow the instructions provided by the recorded message.

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Voting by Mail: If you receive a paper copy of the proxy materials, you may vote your shares by completing, signing, dating, and returning the proxy card included in the printed proxy materials.

Your vote will be cast in accordance with the instructions authorized by internet or telephone or included on a properly signed and dated proxy card, as applicable. If you decide to vote before the 2025 Annual Meeting, we must receive your vote, either by internet, telephone, or proxy card, by 11:59 p.m. Eastern Time on Tuesday, May 20, 2025, the day before the 2025 Annual Meeting, for your vote to be counted.
If you are a beneficial stockholder and received a voting instruction form, please follow the instructions provided by your bank, broker, or other nominee to vote your shares; your ability to vote by telephone or over the internet depends on your broker’s voting process.
If you wish to vote at the 2025 Annual Meeting, you may do so by attending the meeting via the internet as provided below.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 99

Information About the 2025 Annual Meeting
Attending and Participating in the 2025 Annual Meeting
The 2025 Annual Meeting will begin promptly at 10:00 a.m. Eastern Time, and online check-in will begin at 9:45 a.m. Eastern Time. Please allow ample time for the online check-in procedures. Interested persons who were not stockholders as of the close of business on March 24, 2025 may listen, but may not participate, in the 2025 Annual Meeting by visiting www.virtualshareholdermeeting.com/HTZ2025 and registering as a guest. If you encounter technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page.
To attend and participate in the 2025 Annual Meeting, stockholders of record will need to use their control number to log into www.virtualshareholdermeeting.com/HTZ2025, and follow the provided instructions.
Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website.
Stockholders of record may submit questions during the 2025 Annual Meeting through the virtual meeting website at www.virtualshareholdermeeting.com/HTZ2025. Questions pertinent to meeting matters will be answered during the designated portion of the 2025 Annual Meeting, subject to time limitations and in accordance with the meeting rules of conduct that will be available on the virtual meeting website.
Notice of Internet Availability of Proxy Materials
We are permitted to furnish proxy materials, including this Proxy Statement and our 2024 Annual Report, to our stockholders by providing access to such documents on the internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials, unless they are requested.
Instead, the Notice will instruct you as to how you may access and review all the proxy materials on the internet. The Notice will also instruct you how you may submit your proxy on the internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.
Quorum
The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares entitled to vote at the 2025 Annual Meeting constitutes a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a
100 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Information About the 2025 Annual Meeting
nominee, such as a broker holding shares in street name for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received voting instructions from the beneficial owner. Your broker is permitted to vote on Proposal 2 even if it does not receive instructions from you. Under applicable rules, however, your broker does not have discretion to vote on Proposal 1 and Proposal 3 if your broker does not receive voting instructions from you.
Voting Standards
The Board recommends a vote “FOR” each of the director nominees in Proposal 1 and a vote “FOR” each of Proposals 2 and 3.
■
With respect to the election of the four director nominees (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee.

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With respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2025 (Proposal No. 2) and the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3), you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Below is a summary of the vote required for each proposal and any effect of abstentions (or withhold votes) and broker non-votes. Although our Board does not anticipate that any of the nominees will be unable to stand for election as a director at our 2025 Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be designated by our Governance Committee and our Board. Directors are elected by a plurality of all votes cast.
Proposals		Vote Required for Adoption	Effect of Abstention (or Withhold)	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes
1	Election of Four Director Nominees	Plurality of votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote	No effect	No	No effect
2	Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for the Fiscal Year Ending December 31, 2025	Majority of votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote	No effect	Yes	N/A
Hertz Global Holdings, Inc. | 2025 Proxy Statement 101

Information About the 2025 Annual Meeting
Proposals		Vote Required for Adoption	Effect of Abstention (or Withhold)	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes
3	Approval, on an Advisory Basis, of Named Executive Officer Compensation	Majority of votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote	No effect	No	No effect
Revocation of Proxies
Even if you voted by telephone or on the internet, or if you requested paper proxy materials and signed the proxy card, you may revoke your proxy before it is voted at the 2025 Annual Meeting by delivering a signed revocation letter to the Company’s Executive Vice President, General Counsel, and Corporate Secretary at 8501 Williams Road, Estero, Florida 33928. A signed revocation must be received before the commencement of the 2025 Annual Meeting. You may also revoke your proxy by submitting a new proxy dated later than your first proxy, or by a later-dated vote by telephone or on the internet. If you have previously mailed your proxy card, or voted by telephone or on the internet, you may also revoke your proxy by voting at the 2025 Annual Meeting. Your participation at the 2025 Annual Meeting will not by itself revoke your proxy. If you are a holder of shares held in street name by your broker and you have previously directed your broker to vote your shares, you should instruct your broker to change or revoke your vote if you wish to do so. If you are a holder of shares held in street name by your broker and wish to cast your vote during the 2025 Annual Meeting, you should obtain a proxy to vote your shares from your broker.
Solicitation of Proxies
We will pay the cost of soliciting proxies. We will supply the Notice and Proxy Statement to brokers, dealers, banks, and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse those record holders for their reasonable expenses on behalf of the Company. In addition to solicitations by mail, members of our Board, our officers, and employees, without additional compensation, may solicit proxies on our behalf in person, by phone, or by electronic communication.
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting
We have sent, or are sending, the Notice, which indicates that our proxy materials and 2024 Annual Report will be made available on the internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.
102 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Information About the 2025 Annual Meeting
The 2024 Annual Report is filed with the SEC and posted on the “Investor Relations” portion of our website, ir.hertz.com. Copies of the 2024 Annual Report, or any exhibits thereto, will be sent within a reasonable time, without charge, upon written request, to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Corporate Secretary.
Other Business
Our Board is not aware of any other matters to be presented at the 2025 Annual Meeting. If any other matter proper for action at the meeting is properly presented, the holder of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with the holder’s best judgment. If any matter not proper for action at the meeting should be presented, the holder of the proxy will vote against consideration of the matter or the proposed action.
Proposals for the 2026 Annual Meeting of Stockholders
The Company will review for inclusion in next year’s proxy statement stockholder proposals received by December 9, 2025. Such stockholder proposals must satisfy all applicable requirements of Rule 14a-8 of the Exchange Act and should be sent to the Company’s Executive Vice President, General Counsel, and Corporate Secretary at Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928.
Stockholder proposals, including nominations for directors, not submitted for inclusion in next year’s proxy statement may be brought before the 2026 annual meeting of stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Company’s Executive Vice President, General Counsel, and Corporate Secretary containing the information specified in the Bylaws, and who was a stockholder of record at the time such notice was given. To be timely for our 2026 annual meeting of stockholders, such notice must be received by the Corporate Secretary at the address in the preceding paragraph no earlier than January 21, 2026 and no later than the close of business on February 20, 2026, except that if the 2026 annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary of the 2025 Annual Meeting, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.
Our Bylaws require that stockholder recommendations for nominees to the Board must include, among other things, the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement, and willingness to serve on the Board, if elected. Stockholders who intend to submit nominations to the Board must comply with all provisions of our Bylaws and provide timely written notice thereof.
Hertz Global Holdings, Inc. | 2025 Proxy Statement 103

Information About the 2025 Annual Meeting
Householding of Proxy Materials
SEC rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process is commonly referred to as “householding.” While we do not participate in householding, a number of brokerage firms with account holders who are Company stockholders may institute householding. Once a stockholder has consented or receives notice from his or her broker that the broker will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until one or more of the stockholders revokes his or her consent.
If you receive one copy of the Notice of Internet Availability of Proxy Materials or your annual report and proxy statement, as applicable, and you wish to receive separate copies of these documents, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You may also request, and the Company will promptly deliver, a separate copy of the Notice of Internet Availability of Proxy Materials or the proxy materials by writing or calling the Company’s Investor Relations Department at the address, telephone number or e-mail address set forth below.
Investor Relations Department
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, Florida 33928
Telephone Number: (239) 301-7000
InvestorRelations@hertz.com
104 Hertz Global Holdings, Inc. | 2025 Proxy Statement

Annex A: Non-GAAP Measures
The discussion of our financial results in this Proxy Statement includes references to certain measures that are not recognized measures under GAAP and may not be defined and calculated by other companies using the same or similar terminology. Definitions of non-GAAP measures used in this Proxy Statement are set forth below. Also set forth below are the following: (i) a summary of the reasons why management of the Company believes that the presentation of the non-GAAP financial measures included in this Proxy Statement provides useful information regarding the Company’s financial condition and results of operations; and (ii) additional purposes for which management of the Company utilizes the non-GAAP measures. Non-GAAP measures should not be considered in isolation; furthermore, non-GAAP measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP.
Adjusted Corporate EBITDA, as calculated below, represents income or loss, as applicable, attributable to the Company, as adjusted to eliminate the impact of GAAP income tax; non-vehicle depreciation and amortization; non-vehicle debt interest, net; vehicle debt-related charges; restructuring and restructuring related charges; unrealized (gains) losses on financial instruments; change in value of the Company’s Public Warrants; and certain other miscellaneous or non-recurring items. Management uses Adjusted Corporate EBITDA as an operating performance metric for internal monitoring and planning purposes, including in the preparation of the Company’s annual operating budget and monthly operating reviews, and in the analysis of investment decisions, and profitability and performance trends. This measure enables management and investors to isolate the effects on profitability of operating metrics most meaningful to the business of renting and leasing vehicles, and this measure allows management and investors to assess the performance of the entire business on the same basis as its reportable segments. Adjusted Corporate EBITDA is also utilized in the determination of certain executive compensation. Adjusted Corporate EBITDA’s most comparable GAAP measure is net income (loss) attributable to the Company.
(in millions)	Twelve Months Ended December 31, 2024
Adjusted Corporate EBITDA:
Net income (loss)	$(2,862)
Adjustments:
Income tax provision (benefit)	(375)
Non-vehicle depreciation and amortization	139
Non-vehicle debt interest, net of interest income	375
Vehicle debt-related charges(a)	45
Hertz Global Holdings, Inc. | 2025 Proxy Statement A-1

Annex A: Non-GAAP Measures
(in millions)	Twelve Months Ended December 31, 2024
Restructuring and restructuring related charges(b)	66
Unrealized (gains) losses on financial instruments(c)	7
Non-cash stock-based compensation forfeitures	(64)
Bankruptcy-related litigation reserve(d)	292
Long-Lived Assets Impairment(e)	1,048
Change in fair value of Public Warrants	(275)
Other items(f)	63
Adjusted Corporate EBITDA (as publicly reported)	(1,541)
Adjustment for Equity Awards(g)	1,029
Adjusted Corporate EBITDA (for 2024 EICP and 2024 LTIP PSUs)	$(512)

(a)
Represents debt-related charges relating to the amortization of deferred financing costs, and debt discounts and premiums, including interest associated with the 8.00% Exchangeable Senior Second-Lien Secured Paid-in-Kind Notes due 2029, issued in June 2024.

(b)
Represents charges incurred under restructuring actions as defined in U.S. GAAP. Also includes restructuring related charges such as incremental costs incurred related to personnel reductions, litigation, and closure of underperforming locations.

(c)
Represents unrealized gains (losses) on derivative financial instruments.

(d)
Represents an increase to an existing bankruptcy-related litigation reserve recorded in September 2024, including interest that continues to accrue during each subsequent reporting period.

(e)
Represents impairment charges recorded against the fleet’s revenue earning vehicles, right of use assets, and property and equipment (i.e., the fleet’s long-lived assets) in the third quarter of 2024.

(f)
Represents miscellaneous items and primarily includes certain IT-related charges, cloud computing costs, and certain storm-related vehicle damages, partially offset by certain litigation settlements and a loss recovery settlement.

(g)
Represents an adjustment for 2024 EICP and 2024 LTIP PSU reporting purposes related to certain market-driven influences impacting vehicle depreciation expense.

A-2 Hertz Global Holdings, Inc. | 2025 Proxy Statement

VOTE BY INTERNETBefore the Meeting: Go to www.proxyvote.com or scan the QR Barcode above.Use the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time the day before the meeting date. Haveyour proxy card in hand when you access the website, and follow the instructionsto obtain your records and to create an electronic voting instruction form.During the Meeting: Go to www.virtualshareholdermeeting.com/HTZ2025You may attend the meeting via the Internet and vote during the meeting. Havethe information that is printed in the box marked by the arrow available andfollow the instructions.VOTE BY PHONE: 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time the day before the meeting date. Have your proxy cardin hand when you call and then follow the instructions.VOTE BY MAILMark, sign, and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V67087-P28364 KEEP THIS PORTION FOR YOUR RECORDS. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY. HERTZ GLOBAL HOLDINGS, INC.The Board of Directors recommends a vote FOR all thenominees listed1. Election of the four director nominees identified in theCompany's Proxy Statement to serve as directors forthe three-year term expiring at the Company’s 2028annual meeting of stockholders.Nominees:1a. Francis S. Blake1b. Vincent J. Intrieri1c. Michael Gregory O’Hara1d. Thomas Wagner For Withhold The Board of Directors recommends a vote FOR Proposal 2. For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 . The Board of Directors recommends a vote FOR Proposal 3. For Against Abstain 3. Approval, on an advisory basis, of the compensation of our named executive officers. NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX.] Date Signature (Joint Owners) Date

Hertz Global Holdings, Inc. 2025 Annual Meeting of StockholdersWednesday, May 21, 202510:00 a.m. Eastern Timewww.virtualshareholdermeeting.com/HTZ2025PROXY P28364Important Notice Regarding the Availability of Proxy Materials for the Annual Meetingto be held on May 21, 2025:The 2024 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. V67088-P28364 HTZ2025PROXY CARD: HERTZ GLOBAL HOLDINGS, INC.Please vote and sign on the reverse side.This proxy card is solicited by the Board of Directors for theAnnual Meeting of Stockholders.May 21, 2025Colin Farmer and Katherine Lee Martin (each, a "Proxy"), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the 2025 Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 21, 2025 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted in accordance with the directions of the stockholder set forth on the reverse side. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of four director nominees, Francis S. Blake, Michael Gregory O’Hara, Vincent J. Intrieri, and Thomas Wagner;FOR Proposal 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and FOR Proposal 3, approval, on an advisory basis, of the compensation of our named executive officers.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.Please mark boxes accordingly, sign, date, and return this proxy card promptly.This proxy card is continued and to be signed on the reverse side.